Exhibit 10.1

CONTRIBUTION AND EXCHANGE AGREEMENT

dated as of August 3, 2014

among

ISI HOLDING, INC.

ISI HOLDING II, INC.

ISI MANAGEMENT HOLDINGS LLC

ISI HOLDING, LLC

EDWARD S. HYMAN

THE HOLDERS LISTED ON ANNEX A

EVERCORE LP

EVERCORE PARTNERS INC.

and

EDWARD S. HYMAN

(SOLELY IN HIS CAPACITY AS THE HOLDERS’ REPRESENTATIVE)

-i-

-ii-

-iii-

-iv-

ANNEXES

Annex A	List of Holders; Allocation of Securities
Annex B	Excluded Liabilities
Annex C	List of Key Employees
Annex D	Forms of Subordinated Loan Amendments and Guaranty
Annex E	Registration Rights
Annex F	Specified Liabilities
Annex G	Specified Indemnification
Annex H	Operating Principles

SCHEDULES

Transferor Parties Disclosure Schedule

Acquiror Disclosure Schedule

-v-

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”), dated as of August 3, 2014, is entered into by and among ISI Holding, LLC, a Delaware limited liability company (the “Transferor”), ISI Holding, Inc., a Delaware corporation (“Holding”), ISI Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), ISI Holding II, Inc., a Delaware corporation (“Holding II” and together with Holding, the Transferor and Management Holdings, the “Transferor Parties” and each individually a “Transferor Party”), the holders of the Management Holdings Management Units set forth on Annex A hereto (each, a “Holder” and collectively, the “Holders”), Edward S. Hyman (the “Founder”), Evercore LP, a Delaware limited partnership (the “Acquiror”), Evercore Partners Inc., a Delaware corporation (“Parent”), and the Founder, solely in his capacity as the Holders’ Representative (as defined in Section 2.7).

W I T N E S S E T H:

WHEREAS, the Transferor owns (i) 100% of the membership interest units of ISI Group (the “ISI Group Units”) and (ii) all of the issued and outstanding shares of the capital of ISI UK (the “ISI UK Shares” and together with the ISI Group Units, the “ISI Interests”);

WHEREAS, simultaneously with the execution of this Agreement, Evercore Partners Services East L.L.C. is entering into new employment agreements (each, a “New Employment Agreement”) with those individuals listed on Annex C (each, a “Key Employee”), that will, in each case, become effective at the Closing;

WHEREAS, simultaneously with the execution of this Agreement, each of the Holders and the Founder is executing an Employee Covenants Agreement or a Key Employee Covenants Agreement, as applicable, each effective upon the Closing, and a Holder Waiver and Consent;

WHEREAS, simultaneously with the execution of this Agreement, the Holders, Holding, Holding II, Parent and the Acquiror are entering into the Acquiror LP Agreement, effective upon the Closing;

WHEREAS, each of the Transferor Parties, the Holders and the Founder desires that the Transferor contribute to the Acquiror, the ISI Interests in exchange for the issuance by the Acquiror of the Securities to the Transferor, upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties desire that immediately following receipt of the Securities, the Transferor will distribute to Holding II and Holding the Founder Securities and to Management Holdings the Management Securities in liquidation, and immediately thereafter Management Holdings will distribute to its members in liquidation the Management Securities it receives from the Transferor;

WHEREAS, the parties intend that the contribution of the ISI Interests to the Acquiror in exchange for the Securities and the distribution by the Transferor of Securities in liquidation of the Transferor pursuant to Section 2.2 be treated for U.S. federal income tax purposes as an “assets over” merger, as such term is given meaning in Treasury Regulations Section 1.708-1(c)(3)(i);

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below.

“Accounting Expert” has the meaning set forth in Section 2.8(e).

“Accounting Principles” means the accounting methods, policies, practices and procedures used by each of the Transferred Companies in the preparation of the ISI Group Audited Financial Statements and the ISI UK Audited Financial Statements.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Disclosure Schedule” has the meaning set forth in the first paragraph of Article V.

“Acquiror Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Corporate Organization of the Acquiror), Section 5.2 (Due Authorization by the Acquiror), Section 5.9 (Issuance of Securities), Section 6.1 (Corporate Organization of Parent), Section 6.2 (Due Authorization of Parent), and Section 6.5 (Issuance of Shares).

“Acquiror Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Acquiror LP Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of the Acquiror, dated as of the date hereof, but effective upon the Closing.

“Acquiror Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall, individually or in the aggregate, constitute an Acquiror Material Adverse Effect, or shall otherwise be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect, circumstance, event, change, occurrence or state of facts to the extent arising out of, resulting from, or attributable to (i) (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally worldwide or in the United States or any political subdivision thereof, or (C) changes that are the result of factors generally affecting the industries or markets in which Parent and its Subsidiaries operate, (ii) any changes in applicable Law, GAAP or the enforcement or interpretation thereof, (iii) actions or omissions required to be taken or required not to be taken pursuant to the Transaction Documents or taken or not taken at the request of the Transferor Parties, the Founder or the Holders, (iv) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism, military actions or other national or international calamity, crisis or emergency (including any flood, fire, earthquake, hurricane or any other natural disaster), or any escalation or worsening of the foregoing matters described in this clause (iv), (v) a decline in the market price of the Parent Common Stock (provided, that the facts underlying such decline may be taken into account), (vi) any loss of, or adverse change in, the relationships between the Acquiror or Parent and its respective customers, employees or suppliers that was proximately caused by the pendency or the announcement of the Transactions, or (vii) any breach of the Transaction Documents by the Transferor Parties, the Founder or the Holders, except in the case of the foregoing clauses (a)(i), (a)(ii) and (a)(iv) to the extent such effect, circumstances, event, change, occurrence or state of facts is disproportionately adverse with respect to Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons engaged in the industries in which Parent and its Subsidiaries, taken as a whole, conduct business or (b) a material impairment of or material delay in the ability of the Acquiror or Parent to perform its obligations under this Agreement or to consummate the Transactions.

“Acquiror Required Governmental Approvals” has the meaning set forth in Section 5.4.

“Action” means any civil, criminal or administrative action, suit, claim, case, litigation, arbitration, inquiry, hearing, dispute, demand, investigation or other proceeding.

“Affiliate” means, with respect to any specified Person, any other Person, at the time of such determination, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Aggregate Exchange Restricted Removal Units” has the meaning set forth in Section 10.7(b).

“Agreed Working Capital” means $5,300,000.

“Agreement” has the meaning set forth in the Preamble.

“Associated Person” has the meaning set forth in Section 3(a)(18) of the Exchange Act.

“Assumed Tax Rate” means (x) with respect to the Acquiror and Holding II, the highest effective marginal combined U.S. federal, state and local income tax rate for a corporation doing business in New York, New York; (y) with respect to Holding, the highest effective marginal combined U.S. federal, state and local income tax rate for an individual residing in New York, New York, and earning income through a Subchapter S corporation that is fully taxable in New York, New York (and thus such rate shall include the New York City corporate-level tax rate on the income of such Subchapter S corporation), as applicable; and (z) with respect to Management Holdings or any Holder, as applicable, the highest effective marginal combined U.S. federal, state and local income tax rate for an individual residing in New York, New York.

“Audit Restricted Units” has the meaning set forth in Section 10.7(f).

“Available Class E Units” has the meaning set forth in Section 2.7(e).

“BIPRU Remuneration Code” means the BIPRU remuneration code set out in SYSC 19C of the FCA Handbook.

“Business” means the equity sales, trading and research business of Parent, the Acquiror and their respective Subsidiaries, excluding (i) such business as conducted by Parent, the Acquiror or their respective Subsidiaries in Mexico and (ii) sales of equity, equity-linked and debt securities in connection with public or private offerings by issuers and/or selling security holders, including the business being contributed pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to close.

“Claim Notice” has the meaning set forth in Section 10.4(a).

“Claim Notice Period” has the meaning set forth in Section 10.4(d).

“Class E Pro Rata Percentage” means, as of the relevant date,

(i) for Holding, the percentage obtained by dividing (A) the number of Founder Class E Units (including any Reallocated Class E Units) owned by Holding, that are due to become exchangeable for Parent Common Stock at such time (other than Class E Units that were converted from Class G Interests or Class H Interests) by (B) the number of (i) non-Founder Class E Units (including any Reallocated Class E Units held by the Holders) that are due to be vested at such time, plus (ii) the Founder Class E Units (including any Reallocated Class E Units held by Holding) that are due to become exchangeable for Parent Common Stock at such time, plus (iii) any Class E Units that have been forfeited pursuant to the Acquiror LP Agreement or any employment agreement entered into by any Holder in connection with the Transactions that would have been due to become vested at such time but for the forfeiture and that are not Reallocated Class E Units (other than, in each of (i), (ii) and (iii), Class E Units that were converted from Class G Interests or Class H Interests), and

(ii) for each Holder, the percentage obtained by dividing (A) the number of non-Founder Class E Units (including any Reallocated Class E Units) owned by such Holder, that are due to be vested at such time (other than Class E Units that were converted from Class G Interests or Class H Interests) by (B) the number of (i) non-Founder Class E Units (including any Reallocated Class E Units held by the Holders) that are due to be vested at such time, plus (ii) the Founder Class E Units (including any Reallocated Class E Units held by Holding) that are due to become exchangeable for Parent Common Stock at such time, plus (iii) any Class E Units that have been forfeited pursuant to the Acquiror LP Agreement or any employment agreement entered into by any Holder in connection with the Transactions that would have been due to become vested at such time but for the forfeiture and that are not Reallocated Class E Units (other than, in each of (i), (ii) and (iii), Class E Units that were converted from Class G Interests or Class H Interests).

“Class E Units” means the Class E Units issued or issuable pursuant to the Acquiror LP Agreement.

“Class E Units Cap” means (i) with respect to the Closing, the first anniversary and the second anniversary of the Closing, 33 1/3% of the Class E Units that vest at such time for non-Founder Class E Units and 33 1/3% of the Class E Units that become exchangeable for Parent Common Stock for Founder Class E Units (other than, in each case, Class E Units that were converted from Class G Interests or Class H Interests), and (ii) with respect to the third anniversary of the Closing, 100% of the Class E Units that vest at such time for non-Founder Class E Units and 100% of the Class E Units that become exchangeable for Parent Common Stock for Founder Class E Units (other than, in each case, Class E Units that were converted from Class G Interests or Class H Interests).

“Class G Interests” means the Class G Interests issued or issuable pursuant to the Acquiror LP Agreement.

“Class H Interests” means the Class H Interests issued or issuable pursuant to the Acquiror LP Agreement.

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” means the unaudited combined and combining statement of financial condition for the Transferred Companies as of the Closing Date, prepared in good faith in accordance with GAAP, applying the Accounting Principles (which, for the avoidance of doubt, are modified to reflect GAAP to the extent required). Each of the unaudited statement of financial condition for ISI Group and the unaudited statement of financial condition for ISI UK used in the preparation of such unaudited combined and combining statement of financial condition for the Transferred Companies shall be reviewed separately on a standalone basis (and not combined and combining basis) by the post-Closing Transferred Companies’ auditors in accordance with the review procedures specified by (i) with respect to ISI Group, the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 116 and SAS No. 122, and (ii) with respect to ISI UK, the International Standard on Review Engagements (U.K. and Ireland) 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity, in the case of each of clauses (i) and (ii), accompanied by such auditor’s review report.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Income Statement” means an unaudited statement of income of the Transferred Companies for the period beginning on the date hereof and ending on the Closing Date, which statement shall be prepared in accordance with GAAP, applying the Accounting Principles (which, for the avoidance of doubt, are modified to reflect GAAP to the extent required). Each of the unaudited statement of income of ISI Group and the unaudited statement of income of ISI UK used in the preparation of such unaudited combined and combining statement of income of the Transferred Companies shall be reviewed separately on a standalone basis (and not combined and combining basis) by the post-Closing Transferred Companies’ auditors in accordance with the review procedures specified by (i) with respect to ISI Group, the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 116 and SAS No. 122, and (ii) with respect to ISI UK, the International Standard on Review Engagements (U.K. and Ireland) 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity, in the case of each of clauses (i) and (ii), accompanied by such auditor’s review report.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.8(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Staff” has the meaning set forth in Section 3.28.

“Compensation Ratio” has the meaning set forth in Section 7.1.

“Confidentiality Agreement” means the letter agreement, dated March 12, 2014, between ISI Group and Parent.

“Continuing Employees” has the meaning set forth in Section 7.5(b).

“Contract” means any contract, agreement, undertaking, indenture, commitment, loan, consent, note or other legally binding obligation, whether written or oral.

“Control”, and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means any and all published and unpublished works of authorship (including Software), U.S. and non-U.S. copyrights therein and thereto and rights to mask works and all registrations thereof and applications therefor.

“Current Assets” means the current assets of the Transferred Companies on a combined and combining basis determined in accordance with GAAP, applying to the extent consistent therewith the Accounting Principles (which, for the avoidance of doubt, are modified to reflect GAAP to the extent required).

“Current Liabilities” means the current liabilities of the Transferred Companies on a combined and combining basis determined in accordance with GAAP, applying to the extent consistent therewith the Accounting Principles (which, for the avoidance of doubt, are modified to reflect GAAP to the extent required).

“D&O Insurance” has the meaning set forth in Section 7.22(c).

“Deficit Amount” has the meaning set forth in Section 2.8(b).

“Deficit Reserve” has the meaning set forth in Section 10.7(b).

“Direct Claim” has the meaning set forth in Section 10.5.

“Distribution Agreement” has the meaning set forth in Section 7.25.

“DOJ” means the United States Department of Justice.

“Domain Names” is included within the definition of “Intellectual Property” below.

“Eligible Class E Units” means the Class E Units, other than Class E Units that were converted from Class G Interests or Class H Interests, and includes, subject to the Class E Units Cap, those Class E Units that are or become Exchange Restricted Units.

“Eligible Third-Party Proceeds” has the meaning set forth in Section 10.9(a).

“Employee Covenants Agreement” means each of the Confidentiality, Non-Solicitation and Proprietary Information Agreements entered into between Evercore Partners Services East L.L.C. and each of the Holders set forth on Annex A, in each case on the date hereof.

“Encumbrance” means any lien, deed of trust, deed to secure debt, security interest, charge, mortgage, option, pledge, restriction on transfer, voting or use or similar restriction, third party interest or encumbrance of any kind, and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.

“End Date” has the meaning set forth in Section 9.1(b).

“Environmental Law” means any Law, including common law, relating to the protection of health, safety or the environment or the use, storage, recycling, treatment, handling, transport, release or disposal of, or exposure to, any chemical substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Income Statement” has the meaning set forth in Section 2.8(c)(i).

“Estimated Net Income” means the Transferor’s good faith estimate as of three (3) Business Days prior to the Closing Date of the net income of the Transferred Companies for the period beginning on the date hereof and ending on the Closing Date, derived from the Estimated Income Statement, minus (i) any taxes payable in respect thereof at the Assumed Tax Rate, plus (ii) any Transferor Expenses included in the calculation of net income of the Transferred Companies for the period beginning on the date hereof and ending on the Closing Date, as set forth on the Estimated Income Statement, net of any Net Tax Benefit reasonably estimated to be realized by the Transferred Companies resulting from the inclusion of any such Transferor Expenses in such net income (“Estimated Transferor Expenses”).

“Estimated Transferor Expenses” has the meaning set forth in the definition of “Estimated Net Income” above.

“Excess Working Capital” means the amount of Net Working Capital reflected on the Signing Balance Sheet in excess of Agreed Working Capital.

“Excess Working Capital Distribution” has the meaning set forth in Section 2.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Restricted Units” has the meaning set forth in Section 10.7(a).

“Excluded Liabilities” means the Liabilities set forth on Annex B.

“FCA” means the Financial Conduct Authority of the UK or any successor authority or authorities.

“FCA Handbook” means the handbook published and maintained by the FCA containing provisions made by the FCA.

“Final Deficit Amount” has the meaning set forth in Section 2.8(f).

“Final Net Income” means the net income of the Transferred Companies for the period beginning on the date hereof and ending on the Closing Date, as set forth on the Closing Date Income Statement delivered by the Acquiror pursuant to Section 2.8(d)(iii), and determined pursuant to Section 2.8, minus (i) any taxes payable in respect thereof at the Assumed Tax Rate, plus (ii) any Transferor Expenses included in the calculation of net income of the Transferred Companies for the period beginning on the date hereof and ending on the Closing Date, as set forth on the Closing Date Income Statement, net of any Net Tax Benefit reasonably estimated to be realized by the Transferred Companies resulting from the inclusion of any such Transferors Expenses in such net income (“Final Transferor Expenses”).

“Final Transferor Expenses” is included within the definition of “Final Net Income” above.

“finally determined” has the meaning set forth in Section 10.6(b).

“Financial Statements” has the meaning set forth in Section 3.7(b).

“FINRA” means the Financial Industry Regulatory Authority (including any predecessor entity, including the National Association of Securities Dealers, Inc.).

“Forfeiting Holder” has the meaning set forth in Section 10.7(f)(iii).

“Forfeiture Notice” has the meaning set forth in Section 10.7(d).

“Form BD” has the meaning set forth in Section 3.22(b).

“Founder” has the meaning set forth in the Preamble.

“Founder Class E Units” means the Founder Class E Units issued or issuable pursuant to the Acquiror LP Agreement.

“Founder Class G Interests” means the Founder Class G Interests issued or issuable pursuant to the Acquiror LP Agreement.

“Founder Class H Interests” means the Founder Class H Interests issued or issuable pursuant to the Acquiror LP Agreement.

“Founder Fundamental Representations” means the representations and warranties set forth in Section 4.12 (Due Authorization by the Founder) and Section 4.15 (Capitalization of Holding).

“Founder Securities” means the Founder Class E Units, Founder Class G Interests and Founder Class H Interests distributed to Holding and Holding II pursuant to Section 2.2, as set forth in Annex A.

“FSMA” has the meaning set forth in Section 3.22(a).

“FTC” means the United States Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or Self-Regulatory Organization with competent jurisdiction.

“Guaranty” means the Guaranty, to be dated as of the Closing Date, between the Founder and the Acquiror, substantially in the form attached hereto as Annex D-3.

“Hazardous Material” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, lead paint, mold, polychlorinated biphenyls or hazardous substance, extremely hazardous substance, pollutant or hazardous waste as listed or defined pursuant to any Environmental Law.

“Holder” or “Holders” has the meaning set forth in the Preamble.

“Holder Fundamental Representations” means the representations and warranties set forth in Section 4.7 (Due Authorization by Such Holder) and Section 4.10 (Capitalization of Management Holdings).

“Holder Waiver and Consent” means each of the Consent, Waiver and Release Agreements entered into between Management Holdings and each of the Holders set forth on Annex A, in each case on the date hereof.

“Holders’ Representative” has the meaning set forth in Section 2.7(a).

“Holders’ Representative Expenses” has the meaning set forth in Section 2.7(a)(vi).

“Holding” has the meaning set forth in the Preamble.

“Holding II” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family Member” means, with respect to any natural Person, (a) such Person’s spouse, domestic partner, parents, parents-in-law, grandparents, grandparents-in-law, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other entities which directly or indirectly through one or more intermediaries are controlled by the foregoing.

“Indebtedness” means, without duplication, (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, and all obligations evidenced by bonds, debentures, notes or similar instruments, (ii) all liabilities for the deferred purchase price of property, (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured and (v) the guaranty or other assumption of liability for, or grant of an Encumbrance or provision of collateral to secure, the obligations of any other Person of a type described in clauses (i) through (iv) above; provided, however, that “Indebtedness” shall not be deemed to include any of the following: (A) any intercompany Indebtedness owing by any Transferor Party to any of the Transferred Companies, by a Transferred Company to any Transferor Party or by one Transferred Company to another Transferred Company, or (B) any leases (other than capital leases).

“Indemnification Cap” has the meaning set forth in Section 10.2(f).

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Individual Exchange Restricted Units” has the meaning set forth in Section 10.7(a).

“Individual Reserve Amount” has the meaning set forth in Section 10.7(a).

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” means any and all intellectual property, industrial property and proprietary rights (anywhere in the world, whether statutory, common law or otherwise), including: (i) Patents; (ii) Copyrights; (iii) trademarks, service marks, logos and design marks, trade dress, trade names, and brand names, together with all goodwill associated with any of the foregoing and all registrations thereof and applications therefor (“Trademarks”); (iv) domain names and uniform resource locators associated with the Internet, including registrations thereof (“Domain Names”); and (v) proprietary information and materials not generally known to the public, including trade secrets and other confidential or proprietary information, and any other information or materials meeting the definition of a trade secret under the Uniform Trade Secrets Act (“Trade Secrets”), including rights to limit the use or disclosure thereof by any Person.

“Intellectual Property Contract” has the meaning set forth in Section 3.13(a)(x).

“Interest Contribution Instruments” has the meaning set forth in Section 2.5(a).

“Interim Financial Statements” has the meaning set forth in Section 3.7(b).

“IRS” means the Internal Revenue Service.

“ISI Group” means International Strategy & Investment Group, LLC, a Delaware limited liability company.

“ISI Group Audited Balance Sheet” has the meaning set forth in Section 3.7(a).

“ISI Group Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“ISI Group Financial Statements” has the meaning set forth in Section 3.7(a).

“ISI Group Interim Financial Statements” has the meaning set forth in Section 3.7(a).

“ISI Group Latest Balance Sheet” has the meaning set forth in Section 3.7(a).

“ISI Group Units” has the meaning set forth in the Recitals.

“ISI Inc.” means International Strategy & Investment Inc., a Delaware corporation.

“ISI Interests” has the meaning set forth in the Recitals.

“ISI UK” means International Strategy & Investment (UK) Limited, a private limited company organized and existing under the laws of England and Wales and registered with company number 7610874.

“ISI UK Audited Balance Sheet” has the meaning set forth in Section 3.7(b).

“ISI UK Audited Financial Statements” has the meaning set forth in Section 3.7(b).

“ISI UK Financial Statements” has the meaning set forth in Section 3.7(b).

“ISI UK Interim Financial Statements” has the meaning set forth in Section 3.7(b).

“ISI UK Latest Balance Sheet” has the meaning set forth in Section 3.7(b).

“ISI UK Shares” has the meaning set forth in the Recitals.

“IT Assets” means computers, hard drives, Software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data communications lines, and all other information technology equipment and systems and all associated documentation, used by the Transferred Companies in connection with their business.

“Key Employee” has the meaning set forth in the Recitals.

“Key Employee Covenants Agreements” means (i) the Confidentiality, Non-Solicitation and Proprietary Information Agreement, by and between Evercore Partners Services East L.L.C. and the Founder and (ii) the Confidentiality, Non-Solicitation and Proprietary Information Agreement, by and between Evercore Partners Services East L.L.C. and Vinayak Singh, each as entered into by the respective parties thereto on the date hereof.

“Knowledge” means (i) with respect to the Transferor, the actual knowledge after reasonable due inquiry, as of the date of this Agreement, of any of the officers of such Transferor Party or any of the Transferred Companies whose names are listed on Schedule 1.1(a) of the Transferor Parties Disclosure Schedule, (ii) with respect to the Founder, the actual knowledge after reasonable due inquiry, as of the date of this Agreement, of the Founder and (iii) with respect to the Acquiror, the actual knowledge after reasonable due inquiry, as of the date of this Agreement, of any of the officers of the Acquiror listed on Schedule 1.1(a) of the Acquiror Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, regulation, rule, executive order, ordinance, judgment, ruling, injunction, Order, license, approval or permit enacted, issued, promulgated, adjudged, entered or enforced by a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.6(c).

“Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense, in each case, whether direct or indirect, known or unknown, or accrued or contingent.

“License and Permit” means any permit, license, registration, consent, approval or other authorization provided or granted by or from a Governmental Authority in any jurisdiction that is required for (i) the operation of the business of the Transferred Companies, collectively or (ii) the ownership, possession, occupation or use of any assets of the Transferred Companies.

“Licensed Intellectual Property” has the meaning set forth in Section 3.14(a).

“Losses” means any and all losses, damages, costs, expenses, Liabilities, settlement payments, awards, judgments, and fines, including, to the extent direct damages, lost profits and diminution in value.

“Management Holdings” has the meaning set forth in the Preamble.

“Management Holdings LLC Agreement” means the Limited Liability Company Agreement of Management Holdings, dated as of November 16, 2011.

“Management Holdings Management Units” means the units issued by Management Holdings to each member of Management Holdings pursuant to the Limited Liability Company Agreement of Management Holdings.

“Management Projections” has the meaning set forth in Section 7.1.

“Management Securities” means the Class E Units, Class G Interests and Class H Interests distributed to the Holders pursuant to Section 2.2, as set forth in Annex A.

“Market Price” means, on a given date, (i) if there is a public market for Parent Common Stock on such date, the volume-weighted average price per share of Parent Common Stock for the twenty (20) trading days ending on and including the third Business Day prior to such date, as reported by the principal national securities exchange on which such shares are listed or admitted to trading, or, if Parent Common Stock is not listed or admitted on any national securities exchange, the volume-weighted average price per share of Parent Common Stock for the twenty (20) Business Days ending on and including the third Business Day prior to such date as quoted on the primary market in which such prices are regularly quoted, or, if no sale of shares of Parent Common Stock shall have been reported by any national securities exchange or quoted on such other primary market on such date, then the twenty (20) trading days immediately preceding and including the immediately preceding date on which sales of the shares of Parent Common Stock have been so reported or quoted, and (ii) if there is not a public market for Parent Common Stock on such date, the market price shall be the value of a share of Parent Common Stock established by the Management Committee of Parent reasonably and in good faith, based on the price at which all of the business and assets, subject to all of the liabilities, of Parent would likely be sold in an arm’s-length transaction between a willing and able buyer under no compulsion to buy and a willing and able seller under no compulsion to sell, and such buyer and seller being apprised of and considering all relevant facts, circumstances and factors.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Net Tax Benefit” has the meaning set forth in Section 10.9(a).

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“New Employment Agreement” has the meeting set forth in the Recitals.

“NFA” has the meaning set forth in Section 3.23(c).

“Notice” has the meaning set forth in Section 7.2(d).

“Notice of Objection” has the meaning set forth in Section 2.8(d).

“Notice Period” has the meaning set forth in Section 10.4(a).

“Order” means any order, decision, directive, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, association or formation, deed of incorporation, bylaws, limited liability company agreement, partnership agreement or other constitutive documents.

“Owned Company Intellectual Property” means any and all Intellectual Property owned (whether solely or jointly) by any of the Transferred Companies.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the Class A Common Stock of Parent, par value $.01 per share.

“Parent SEC Reports” has the meaning set forth in Section 6.7(a).

“Passporting Notification” means a passporting notification of intention to provide cross-border services in another European Economic Area state from ISI UK in the form set out in Annex 2 to SUP 13 of the FCA Handbook.

“Patents” means any and all U.S. and non-U.S. patent rights, including all (i) patents and inventions, and (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, extensions, reissues, reexaminations and all patents granted thereon.

“Permitted Encumbrance” means any (i) Encumbrance specifically reflected or specifically reserved against or otherwise disclosed in the Interim Financial Statements; (ii) Encumbrance for Taxes, assessments or other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case, in an amount that would not be material; (iii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice that are not material to the Business and that do not impair the use of such Intellectual Property by the Transferred Companies for the purposes for which it is currently used; (iv) mechanics’ liens, materialmen’s liens or other like Encumbrances that have arisen in the ordinary course of business and (v) with respect to real property, (A) zoning, building, subdivision, environmental regulations, entitlement or other land use regulations or other similar government restrictions; (B) any condition that is shown by a survey or title document provided to the Acquiror prior to the date hereof; (C) any lease, sublease, license, or occupancy agreement disclosed to the Acquiror prior to the date hereof or any terms or conditions thereof; (D) any right, title or interest of a landlord, sublandlord or licensor under any lease, sublease or license to which a Transferred Company is a party disclosed to the Acquiror prior to the date hereof and (E) any other non-monetary Encumbrance that does not materially adversely affect the Transferred Companies or the use or occupancy of the property for the purposes for which it is currently used or the value of the property to any third party buyer.

“Person” means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated association, Governmental Authority or other entity.

“Personal Information” means information from or about an individual person, the collection, use, aggregation, holding or management of which is subject to applicable Laws. For the avoidance of doubt, if an applicable Law requires a Person to comply with its statements regarding collection, use, aggregation, holding, disclosure or management of personal information, then any type of personal information that is a subject of such statements is “Personal Information” for the purposes of this Agreement.

“Pre-Signing Tax Period” means any taxable year or other taxable period ending before the Signing Date.

“Privacy Policy” has the meaning set forth in Section 3.14(c).

“Reallocated Class E Unit” means, with respect to Holding or any Holder, any Class E Unit that has been allocated to such Person pursuant to Section 8.02(b) of the Acquiror LP Agreement.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered Owned Company Intellectual Property” means all Owned Company Intellectual Property that is Registered.

“Registration Rights” means the Registration Rights to be provided by Parent to the Holders, Holding, Holding II and the Founder following the Closing, as set forth on Annex E.

“Representative” means, with respect to any Person, any officer, director, employee, advisor, agent or representative of such Person, or anyone acting on behalf of them or such Person.

“Required Governmental Approvals” means the Acquiror Required Governmental Approvals and the Transferor Required Governmental Approvals.

“Reserve Amount” has the meaning set forth in Section 10.7(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Founder Securities and the Management Securities.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means any self-regulatory organization in the securities and commodities field, including the NFA, the Securities and Futures Authority.

“Signing Balance Sheet” means the unaudited combined and combining statement of financial condition for the Transferred Companies as of the Signing Date, prepared in good faith by the Transferor in accordance with GAAP, applying the Accounting Principles (which, for the avoidance of doubt, are modified to reflect GAAP to the extent required). Each of the unaudited statement of financial condition for ISI Group and the unaudited statement of financial condition for ISI UK used in the preparation of such unaudited combined and combining statement of financial condition for the Transferred Companies shall be reviewed separately on a standalone basis (and not combined and combining basis) by the Transferred Companies’ auditors in accordance with the review procedures specified by (i) with respect to ISI Group, the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 116 and SAS No. 122, and (ii) with respect to ISI UK, the International Standard on Review Engagements (U.K. and Ireland) 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity, in the case of each of clauses (i) and (ii), accompanied by such auditor’s review report.

“Signing Date” means the date on which this Agreement is executed.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) user interfaces, templates, menus, buttons and icons; (iv) software flow-charts and architectures, software development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Specified Amounts” has the meaning set forth on Annex G.

“Specified Liabilities” means the Liabilities set forth on Annex F.

“Specified Restricted Units” has the meaning set forth in Section 10.7(f)(ii).

“Straddle Period” means any taxable period that begins before and ends on or after the Signing Date.

“Subordinated Loan Amendments” means (i) the Amendment to Previously Approved Subordinated Loan Agreement Maturity Extension, to be dated as of the Closing Date, between the Founder and ISI Group, substantially in the form attached hereto as Annex D-1 and (ii) the Amendment to Previously Approved Subordinated Loan Agreement Maturity Extension, to be dated as of the Closing Date, between the Founder and ISI Group, substantially in the form attached hereto as Annex D-2.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other entity that is Controlled by such Person, whether directly or indirectly through one or more intermediaries, or in which such Person (or another

Subsidiary of such Person) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (iii) a general or managing partnership interest or similar position in such entity.

“Tax” means any and all United States federal, state and local, non-United States and other taxes, levies, fees, imposts, duties, tariffs and other charges in the nature of tax, together with any interest, penalties or additions imposed in connection therewith or with respect thereto, imposed by any Tax Authority, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also alternative minimum, add-on minimum, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, registration, documentary, environmental, disability, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Claim” has the meaning set forth in Section 7.14(c).

“Tax Indemnifying Party” has the meaning set forth in Section 7.14(c).

“Tax Audit” has the meaning set forth in Section 10.7(f).

“Tax Returns” means all returns, reports, information statements, elections, agreements, declarations and other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed, or required to be filed, with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto) and returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Third-Party Consents” has the meaning set forth in Section 3.4.

“Trade Secrets” is included within the definition of “Intellectual Property” above.

“Trademarks” is included within the definition of “Intellectual Property” above.

“Transaction Documents” means, collectively, this Agreement, the Acquiror LP Agreement, each of the Key Employee Covenants Agreements, the Employee Covenants Agreements, the Holder Waiver and Consents, the Subordinated Loan Amendments, the Guaranty, to the extent entered into pursuant to Section 7.24, the Transition Services Agreement and when entered into pursuant to Section 7.25, the Distribution Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, value added taxes, turnover taxes, good and services taxes, registration and other such taxes and fees, incurred in connection with this Agreement and the transactions contemplated hereby.

“Transferor” has the meaning set forth in the Preamble.

“Transferor Entity 401(k) Plan” has the meaning set forth in Section 7.5(d).

“Transferor Expenses” means (i) any severance obligations in connection with the termination of employment with a Transferred Company of any holders of Management Holdings Management Units prior to the Closing to the extent not paid prior to the Signing Date, (ii) the fees and expenses incurred by or on behalf of any Transferor Party or a Transferred Company in connection with the Transactions, including any fees of legal counsel, accountants or financial advisors, to the extent not paid prior to the Signing Date, and (iii) any costs or expenses incurred in connection with the purchase of D&O Insurance pursuant to Section 7.22(c).

“Transferor Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Transferor Party” or “Transferor Parties” has the meaning set forth in the Preamble.

“Transferor Parties Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.2 (Due Authorization), Section 3.3(a) (No Conflict), Section 3.5 (Capitalization), Section 3.27(a) (Assets), Section 4.1 (Corporate Organization of Such Transferor), and Section 4.2 (Due Authorization by Such Transferor).

“Transferor Parties Disclosure Schedule” has the meaning set forth in the first paragraph of Article III.

“Transferor Plans” has the meaning set forth in Section 3.18(a).

“Transferor Required Governmental Approvals” has the meaning set forth in Section 3.4.

“Transferor Taxes” means any and all Taxes (in each case, without duplication) (a) imposed on or with respect to any of the Transferred Companies, or for which any of the Transferred Companies may otherwise be liable, for any Pre-Signing Tax Period and for the portion of any Straddle Period ending on the Signing Date (determined in accordance with Section 7.14(b)), (b) of any other Person for which any of the Transferred Companies is or has been liable as a transferee or successor, (c) any Taxes resulting from or arising out of any breach of or inaccuracy in any of the representations and warranties contained in Section 3.12

(disregarding, solely for purposes of determining the amount of Taxes, any limitation as to materiality or Transferred Companies Material Adverse Effect contained in such representation or warranty), (d) any obligation or other liability of any of the Transferred Companies to indemnify any other Person in respect of or relating to Taxes or for any amounts calculated by reference to Taxes or to pay an amount pursuant to any Tax sharing or Tax allocation agreement entered into prior to the Signing Date (other than any such agreements solely among Transferred Companies), (e) any Taxes attributable to or resulting from any breach of or any failure by Transferor Parties to perform any covenant or obligation contained in Section 7.1(p) of this Agreement and (f) any Taxes of Transferor Parties, the Founder, the Holders, or any other direct or indirect beneficial owner of ISI Interests, for any taxable period. For purposes of determining Transferor Taxes, the payment of Transferor Expenses by the Transferor or the Transferred Companies in the period after the Signing Date and on or before the Closing shall be treated as deducted in a taxable period ending on the Signing Date to the extent such payment actually results in a reduction in the Tax liability of the Transferor or its Subsidiaries for any taxable period beginning after the Signing Date or the portion of any Straddle Period beginning after the Signing Date (determined in accordance with Section 7.14(b)).

“Transferred Companies” means ISI Group and ISI UK.

“Transferred Companies Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of the Transferred Companies, taken as a whole; provided, however, that none of the following shall, individually or in the aggregate, constitute a Transferred Companies Material Adverse Effect, or shall otherwise be taken into account in determining whether a Transferred Companies Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect, circumstance, event, change, occurrence or state of facts to the extent arising out of, resulting from, or attributable to (i) (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally worldwide or in the United States or any political subdivision thereof or (C) changes that are the result of factors generally affecting the industries or markets in which the Transferred Companies operate, (ii) the identity of, or any facts or circumstances specifically relating to, the Acquiror, Parent or their respective Affiliates, (iii) any changes in applicable Law, GAAP, U.K. GAAP or the enforcement or interpretation thereof, (iv) actions or omissions required to be taken or required not to be taken pursuant to the Transaction Documents or taken or required not to be taken at the request of the Acquiror or Parent, (v) any hostilities, act of war, sabotage, terrorism, military actions or other national or international calamity, crisis or emergency (including any flood, fire, earthquake, hurricane or any other natural disaster), or any escalation or worsening of the foregoing matters described in this clause (v), (vi) any loss of, or adverse change in, the relationships between any Transferor Party or any Transferred Company and its respective customers, employees or suppliers proximately caused by the pendency or the announcement of the Transactions, or (vii) any breach of the Transaction Documents by Parent or any of its Subsidiaries; except in the case of the foregoing clauses (a)(i), (a)(iii) and (a)(v) to the extent such effect, circumstance, event, change, occurrence or state of facts is disproportionately adverse with respect to the Transferred Companies, taken as a whole, as compared to other similarly situated Persons engaged in the industries in which the Transferred Companies conduct business or (b) a material impairment of or material delay in the ability of the Transferred Companies, the Transferor Parties, the Holders’ Representative or the Founder to perform their obligations under this Agreement or to consummate the Transactions.

“Transition Services Agreement” has the meaning set forth in Section 7.24.

“U.K. GAAP” means U.K. generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“U.S.” means the United States of America.

ARTICLE II

THE CONTRIBUTION AND EXCHANGE OF THE ISI INTERESTS

Section 2.1 Contribution of the ISI Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Transferor shall contribute to the Acquiror all of the Transferor’s right, title and interest in and to all of the issued and outstanding ISI Group Units and ISI UK Shares, in each case free and clear of all Encumbrances.

Section 2.2 Issuance of the Securities in Exchange for the ISI Interests; Distribution of the Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration for the ISI Interests to be contributed to the Acquiror pursuant to Section 2.1, subject to Section 2.8, the Acquiror shall issue to the Transferor (a) the aggregate number of Founder Securities to be distributed to Holding and Holding II, as set forth on Annex A and (b) the aggregate number of Management Securities to be distributed to Management Holdings, as set forth on Annex A. In conjunction with and as part of the Closing, (i) the aggregate number of Founder Securities shall be distributed by the Transferor to Holding and Holding II and the aggregate number of Management Securities shall be distributed by the Transferor to Management Holdings in accordance with Annex A, which lists the number of Founder Securities to be distributed to Holding and Holding II and the number of Management Securities to be distributed to Management Holdings in liquidation of the Transferor, and (ii) following the distributions described in clause (i) of this Section 2.2, the aggregate number of Management Securities shall be distributed by Management Holdings in liquidation of Management Holdings to the respective Holders in accordance with Annex A, which lists the name of each such Holder and the number of Management Securities to be distributed to each such Holder. In the event the liquidations described in the previous sentence do not occur, the Closing shall not be deemed to have occurred, and the Securities issued in connection therewith shall be null and void and the contribution of the ISI Interests shall be deemed not to have occurred. Any Holder, all the Management Holdings Management Units of whom are forfeited prior to the Closing as a result of the termination of such Holder’s employment with a Transferred Company prior to the Closing, shall automatically cease to be a party hereto with no continuing liability or rights hereunder.

Section 2.3 Closing Date and Place. The contribution and exchange of the ISI Interests shall take place at a closing (the “Closing”) to be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 10:00 a.m. (prevailing United States Eastern Time), five (5) Business Days following the satisfaction or, to the extent permitted by applicable Law, waiver, of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time and date as the Founder and the Acquiror mutually may agree in writing (the “Closing Date”). Upon the occurrence of the Closing, the time and date that the contribution and exchange of the ISI Interests described in Section 2.1 becomes effective shall be 12:01 a.m., New York City time, on the Closing Date.

Section 2.4 Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver, or cause to be delivered, to the Transferor Parties or the Holders’ Representative:

(a) the Acquiror LP Agreement (together with an updated schedule of partners thereto), which, among other things, evidences the Founder Securities, the Management Securities and each holder thereof;

(b) the certificate required to be delivered by the Acquiror pursuant to Section 8.2(d);

(c) evidence of the Acquiror Required Governmental Approvals;

(d) countersigned Interest Contribution Instruments in respect of the ISI Interests; and

(e) such other documents and instruments as may be reasonably necessary to consummate the Transactions.

Section 2.5 Closing Deliveries by the Transferor Parties. At the Closing, the Transferor Parties shall deliver, or cause to be delivered, to the Acquiror:

(a) instruments of transfer and conveyance duly executed by the Transferor, in each case, in customary form as necessary to contribute all of the rights, title and interests in and to the ISI Interests to the Acquiror (the “Interest Contribution Instruments”);

(b) the certificate required to be delivered by the Transferor Parties pursuant to Section 8.3(d)(i);

(c) the certificate required to be delivered by the Holders’ Representative pursuant to Section 8.3(d)(ii);

(d) evidence of the Transferor Required Governmental Approvals;

(e) a certificate of non-foreign status as described in Treasury Regulations Section 1.1445-2(b)(2) from the Transferor;

(f) documentation evidencing the liquidation of Management Holdings and the distribution of Securities in connection therewith pursuant to Section 2.2 to the extent reasonably requested by the Acquiror prior to the Closing;

(g) an amended Schedule A to the Management Holdings LLC Agreement reflecting the cancellation of all of the Management Holdings Management Units;

(h) written resignation of such directors of ISI UK as identified by the Acquiror, which identification shall be provided by notice from Acquiror to the Transferor prior to the Closing Date, with each such resignation becoming effective as of the Closing Date;

(i) completed and signed Form(s) TM01 in respect of those directors to whom the written resignations set out in subsection (h) above relate, to be filed with Companies House England and Wales on the Closing Date and effective as of the Closing Date;

(j) signed minutes of a meeting of the directors of ISI UK or a signed shareholder resolution of ISI UK appointing such person(s) as the Acquiror gives notice, prior to the Closing Date, to the Transferor of each as a director of ISI UK, each such appointment effective as of the Closing Date; and

(k) the Company Records (as defined in section 1134 of the UK Companies Act 2006) of ISI UK.

Section 2.6 Closing Deliveries by the Holders and the Founder. At the Closing, the Founder or the Holders’ Representative, as applicable, shall deliver, or cause to be delivered, to the Acquiror:

(a) the certificate required to be delivered by the Holders’ Representative pursuant to Section 8.3(d)(ii); and

(b) duly executed counterparts of the Subordinated Loan Amendments and the Guaranty.

Section 2.7 Holders’ Representative.

(a) Each Holder hereby designates the Founder (solely in his capacity as the representative of the Holders, the “Holders’ Representative”) as his or her representative, attorney-in-fact and agent with full power and authority:

(i) to execute and deliver the Transaction Documents and any documents or certificates required to be delivered pursuant to this Agreement or any of the Transaction Documents, and to agree to such amendments or modifications to this Agreement, any of the Transaction Documents and such other agreements, documents, instruments or certificates as the Holders’ Representative, in his sole discretion, determines to be desirable, in each case prior to the Closing Date or in connection with the consummation of the Transactions, the enforcement of rights under this Agreement or the defense of claims under this Agreement;

(ii) to execute and deliver such amendments, waivers and consents in connection with this Agreement, the other Transaction Documents and the consummation of the Transactions as the Holders’ Representative, in his sole discretion, may deem necessary or desirable, including any amendments or modifications to this Agreement, in each case prior to the Closing Date or in connection with the consummation of the Transactions, the enforcement of rights under this Agreement or the defense of claims under this Agreement;

(iii) to collect and receive all moneys and other proceeds and property payable to the Holders pursuant to this Agreement, and, subject to any applicable withholding retention Laws, to disburse and pay the same to each Holder in accordance with the terms of this Agreement;

(iv) to enforce and protect the rights and interests of the Holders arising out of or under or in any manner relating to this Agreement, any of the other Transaction Documents and each other agreement, document, instrument or certificate referred to herein or therein or the Transactions, and to take any and all actions which the Holders’ Representative believes are necessary or appropriate under this Agreement and the other Transaction Documents for and on behalf of the Holders, including (but subject to Section 10.4 herein) asserting or pursuing any claim against the Acquiror or Parent, defending any Third-Party Claims or claims by any Acquiror Indemnified Party, consenting to, compromising or settling any such claims, and conducting negotiations with any Acquiror Indemnified Party or the Acquiror, Parent and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation, (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by the Acquiror or Parent or any other Person, or by any Governmental Authority against the Holders’ Representative or any or all of the Holders, and receive process on behalf of any or all of the Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Holders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such claim, action, proceeding or investigation, (C) file any proofs of debt, claims and petitions as the Holders’ Representative may deem advisable or necessary and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation (it being understood that the Holders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions);

(v) to refrain from enforcing any right of the Holders or any of them and/or the Holders’ Representative arising out of or under or in any manner relating to this Agreement or the other Transaction Documents, or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Holders’ Representative, except as otherwise provided in this Agreement or in any other Transaction Document, shall be deemed a waiver of any such right or interest by the Holders’ Representative or by such Holders unless such waiver is in writing signed by the waiving party or by the Holders’ Representative;

(vi) to engage attorneys, accountants, financial advisors or such other third party service providers, and to otherwise incur such expenses, as the Holders’ Representative determines necessary or advisable in his sole discretion for the exercise of the Holders’ Representative’s rights and obligations hereunder (including in connection with indemnification claims pursuant to Article X or in connection with Section 2.8) and the other Transaction Documents (the fees and expenses of such activities are referred to herein as the “Holders’ Representative Expenses”);

(vii) to give and receive any notice to be given by or to the Holders pursuant to this Agreement or in any other Transaction Document; and

(viii) to make any payments or pay any expenses under or in connection with this Agreement or on behalf of the Holders.

The foregoing grant of authority set forth in this Section 2.7(a) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or incompetence of any Holder. All decisions and actions by the Holders’ Representative in its capacity as the representative of the Holders pursuant to this Agreement or any other Transaction Documents shall be binding upon all Holders, and no Holder shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding the foregoing, nothing in this Section 2.7(a) shall authorize the Holders’ Representative (A) prior to the Closing, to approve on behalf of the Holders any amendment or waiver to the Acquiror LP Agreement which, following the Closing, would require approval of holders of Class E Units, Class G Interests or Class H Interests pursuant to the terms of the Acquiror LP Agreement, (B) following the Closing, to approve on behalf of Holders any amendment or waiver to the Acquiror LP Agreement or (C) to vote or dispose of, or to direct the voting or disposition of, any securities held by any Holder.

(b) The Acquiror shall be entitled to rely on any and all actions taken by the Holders’ Representative without any liability to, or obligation to inquire of, or seek the consent of any Holder.

(c) In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Holders’ Representative by this power of attorney, coupled with an interest, (i) the Holders’ Representative shall incur no responsibility whatsoever to the Holders by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for, any act or failure to act which represents gross negligence or willful misconduct and (ii) the Holders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Holders’ Representative pursuant to such advice shall in no event subject the Holders’ Representative to liability to the Holders. The Holders shall severally and not jointly indemnify the Holders’ Representative and any other Holder serving on an advisory committee formed by the Holders’ Representative in connection with the performance of its responsibilities and hold the Holders’ Representative and any such Holder harmless against any Losses incurred without willful misconduct on the part of the Holders’ Representative arising out of or in connection with the acceptance or administration of its or his duties under this Agreement.

(d) The Holders’ Representative may resign as the Holders’ Representative hereunder at any time and for any reason, effective upon a new representative (who may be an individual or entity) being appointed in writing by the current Holders’ Representative; provided, that if the Person serving as the Holders’ Representative dies or becomes incapable of performing the responsibilities of the Holders’ Representative hereunder or resigns, in each case, without so appointing a replacement Holders’ Representative, a substitute Holders’ Representative shall be appointed no later than ten (10) Business Days after such resignation by the Holders representing a majority of the Management Holdings Management Units (if the need for the Holders to appoint a substitute representative arises prior to the Closing) or by the Holders representing a majority of the outstanding Class E Units issued to all Holders at the Closing (if the need for the Holders to appoint a substitute representative arises on or after the Closing). The resigning Holders’ Representative or the Holders appointing such new representative shall provide notice to the Acquiror of the occurrence of the appointment of a new Holders’ Representative pursuant to this Section 2.7(d).

(e) Each Holder agrees with the Holders’ Representative to bear, and promptly upon request reimburse the Holders’ Representative, for its pro rata portion of Holders’ Representative Expenses (which, for the avoidance of doubt, shall include a proportionate allocation of expenses incurred on behalf of Holding, Holding II and the Holders in connection with Section 2.8 or with any claim for indemnification pursuant to Section 10.2(a)) or Section 7.14), and of other expenses allocated to the Holders hereunder; provided, that the liability of each Holder pursuant to this sentence shall be limited to the value of vested and exchangeable Class E Units (other than any Exchange Restricted Units or Individual Exchange Restricted Units) held by such Holder (“Available Class E Units”), or to the proceeds of any disposition of Available Class E Units (or of Parent Common Stock issued in respect thereof).

Section 2.8 Working Capital and Excess Working Capital.

(a) Immediately prior to the Closing, the Transferred Companies may, at the direction of the Transferor, effect a distribution of cash (an “Excess Working Capital Distribution”) equal to the lesser of (i) Excess Working Capital and (ii) such amount as would result in Net Working Capital at Closing being equal to Agreed Working Capital plus, if not less than zero, Estimated Net Income.

(b) If Net Working Capital, as reflected on the Signing Balance Sheet, plus Estimated Net Income minus Estimated Transferor Expenses minus any Excess Working Capital Distribution is less than Agreed Working Capital plus, if not less than zero, Estimated Net Income, then the absolute value of such difference is the “Deficit Amount”. If there is a Deficit Amount, then the number of Class E Units issued to the Transferor and distributed to Holding, Holding II and the Holders as consideration pursuant to Section 2.2 at the Closing shall be reduced by the number of Class E Units equal to the Deficit Amount divided by the Market Price as of the Closing Date, pro rata in accordance with the number of Class E Units Holding, Holding II, or such Holder would have received in the liquidating distributions of the Transferor and Management Holdings at the Closing pursuant to Section 2.2, and Annex A shall be amended accordingly.

(c) The Transferor shall prepare in good faith and deliver to the Acquiror three (3) Business Days prior to the expected Closing Date (i) an estimated unaudited statement of income of the Transferred Companies for the period beginning on the date hereof and ending on the Closing Date, which statement shall be prepared in accordance with GAAP, applying the Accounting Principles (the “Estimated Income Statement”), and (ii) a statement that sets forth the Transferor’s calculation of the Deficit Amount (if any) and the components thereof, each determined in accordance with this Agreement.

(d) As promptly as practicable after the Closing Date, but no later than ninety (90) days thereafter, the Acquiror shall prepare in good faith and deliver to Holding and the Holders’ Representative (i) the Closing Balance Sheet and a statement of Net Working Capital derived therefrom (as determined pursuant to this Section 2.8, the “Closing Date Net Working Capital”), (ii) the Closing Date Income Statement and the Final Net Income derived therefrom and (iii) a statement that sets forth the Acquiror’s calculation of the Final Deficit Amount (if any) and the components thereof, each determined in accordance with this Agreement. Holding and the Holders’ Representative shall have sixty (60) days following delivery of the Closing Balance Sheet and the Closing Date Income Statement during which to notify the Acquiror in writing (the “Notice of Objection”) of any objections to the calculation of the Final Deficit Amount (or any component thereof), setting forth in reasonable detail the basis of their objections. In reviewing the Closing Balance Sheet and Closing Date Income Statement, each of Holding and the Holders’ Representative shall be entitled to reasonable access to all relevant books, records and personnel of the Transferred Companies. If Holding and the Holders’ Representative fail to deliver a Notice of Objection in accordance with this Section 2.8(d), the Acquiror’s calculation of the Final Deficit Amount delivered in accordance with this Section 2.8 shall be conclusive and binding. If Holding and the Holders’ Representative submit a Notice of Objection, then (i) for ten (10) Business Days after the date upon which the Acquiror receives the Notice of Objection, the Acquiror, on the one hand, and Holding and the Holders’ Representative, on the other hand, will each use their commercially reasonable efforts to agree on the calculation of the Final Deficit Amount and (ii) failing such agreement within ten (10) Business Days of such notice, the matter shall be resolved in accordance with Section 2.8(e).

(e) If the Acquiror, on the one hand, and Holding and the Holders’ Representative, on the other hand, have not agreed on the Final Deficit Amount within ten (10) Business Days after delivery of a Notice of Objection, then the Acquiror, Holding and the Holders’ Representative, acting jointly, shall refer the matter for resolution to an international accounting firm reasonably acceptable to the Acquiror, Holding and the Holders’ Representative and which accounting firm is not aware of any conflict of interest, whether arising out of any prior representation of or services provided to the Acquiror, Holding or the Holders’ Represntative (the “Accounting Expert”) and shall deliver notice of such referral to the other parties hereto. The Accounting Expert shall act as an expert and not an arbitrator. Within ten (10) Business Days of the selection of the Accounting Expert, the Acquiror, on the one hand, and Holding and the Holders’ Representative, on the other hand, shall each deliver to the other party and to the Accounting Expert a notice setting forth in reasonable detail their objections and their calculations of the Final Deficit Amount (and the components thereof). The parties shall instruct the Accounting Expert to consider only those items as to which Holding and the Holders’ Representative have disagreed pursuant to a Notice of Objection and for which the Acquiror, on the one hand, and Holding and the Holders’ Representative, on the other hand, have not resolved their disagreement. Within fifteen (15) Business Days after receipt thereof, the Accounting Expert shall issue to the parties its final determination of the Final Deficit Amount (and the components thereof), and provide a written description of the basis for such determination; provided, that if the Accounting Expert requests a hearing before making a determination, such hearing shall be held within twenty (20) Business Days of the parties’ delivery of their respective calculation notices and the determination of the Final Deficit Amount (and the components thereof), shall be made within ten (10) Business Days after such hearing. The Accounting Expert’s determination shall be final and binding on the parties hereto.

The fees and expenses of the Accounting Expert shall be paid in accordance with the percentage of the disputed amounts awarded to the Acquiror, on the one hand, and Holding and the Holders, on the other hand, as a result of the Accounting Expert’s decision. Each party shall bear the costs of its own counsel, witnesses (if any) and employees incurred in connection with the foregoing procedures.

(f) True-Up. If Net Working Capital, as reflected on the Closing Balance Sheet, plus Final Net Income minus Final Transferor Expenses minus any Excess Working Capital Distribution is less than Agreed Working Capital plus, if not less than zero, Final Net Income, then the absolute value of such difference is the “Final Deficit Amount” (in each case, as finally determined in accordance with this Section 2.8). For the purpose of the calculations below in (i) and (ii), if there were no Deficit Amount pursuant to Section 2.8(b), the Deficit Amount shall be zero, and if there were no Final Deficit Amount pursuant to the preceding sentence, the Final Deficit Amount shall be zero.

(i) If the Deficit Amount minus the Final Deficit Amount is a positive number, then the Acquiror shall issue to Holding, Holding II, and the Holders the number of Class E Units equal to the amount of such excess divided by the Market Price as of the date of the Closing Balance Sheet, pro rata in accordance with the number of Class E Units Holding, Holding II or such Holder received at the Closing, as reflected in Annex A (as amended as of the Closing); and

(ii) If the Deficit Amount minus the Final Deficit Amount is a negative number, then the amount of such deficit shall be considered a finally determined claim in favor of the Acquiror for the purposes of Article X and the procedures of Section 10.7 shall apply to satisfy such claim (with the Market Price for such purpose as of the date of the Closing Balance Sheet).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED COMPANIES

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Acquiror by the Transferor Parties on or prior to the date hereof (the “Transferor Parties Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Transferor Parties Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Transferor Parties Disclosure Schedule to which the relevance of such item is readily apparent), each of the Transferor Parties represents and warrants as of the date hereof and as of the Closing (except to the extent any such representations and warranties speak as of an earlier date) to the Acquiror and Parent as set forth below.

Section 3.1 Corporate Organization. Each of the Transferred Companies has been duly organized and is validly existing as a corporation or company in good standing under the Laws of its jurisdiction of organization. Each of the Transferred Companies has all requisite corporate power and authority to carry on its business as and where it is now being conducted and to own, lease and operate its properties and assets. Each of the Transferred Companies is in good standing (to the extent applicable) as a foreign corporation or other entity, as applicable, in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification. Each Transferred Company has supplied the Acquiror with a true and complete copy of its Organizational Documents, each as in effect on the date hereof.

Section 3.2 Due Authorization. Each Transferred Company has all requisite power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by each Transferred Company of each Transaction Document to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized and approved by all necessary corporate or similar action of each Transferred Company and the Transferor, and no other corporate or similar proceeding, consent or authorization in respect of any Transferred Company is necessary to authorize the execution, delivery and performance by such Transferred Company of any Transaction Document to which such Transferred Company is or will be a party or the consummation of the Transactions. Each Transaction Document to which each Transferred Company is or will be a party has been or will be duly and validly executed and delivered by such Transferred Company and such Transaction Document (other than any Key Employee Covenants Agreement, Employee Covenants Agreement or Holder Waiver and Consent) constitutes, or will constitute, when executed and delivered by the other parties thereto, a legal, valid and binding obligation of such Transferred Company, enforceable against such Transferred Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 3.3 No Conflict. Assuming the receipt of all Required Governmental Approvals and all Third-Party Consents, the execution, delivery and performance by each of the Transferred Companies and the Transferor Parties of each Transaction Document to which it is or will be a party, and the consummation of the Transactions, does not and will not:

(a) violate or conflict with any provision of the Organizational Documents of any Transferred Companies;

(b) breach, violate, conflict with in any material respect, or result in a material default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of, or material default under, or accelerate the performance required under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any Transferred Company under, or give any Person the right to terminate, or result in a loss of any material benefit to which any Transferred Company is entitled under, any Material Contract to which any of the Transferred Companies is a party or by which any of the Transferred Companies is bound, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any asset of any of the Transferred Companies;

(c) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or conflict with, or default under, in each case in any material respect, any applicable Law or Order binding upon or applicable to any Transferred Company; or

(d) result in the creation of any Encumbrance on any of the ISI Interests or the equity interests in the Transferred Companies.

Section 3.4 Consents and Approvals. There are no material consents, approvals, notices, Orders, registrations, declarations or filings required to be obtained, made or given by or with respect to the Transferred Companies in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, except (a) for the consents and approvals from a third party (other than a Governmental Authority) set forth on Schedule 3.4(a) of the Transferor Parties Disclosure Schedule (collectively, the “Third-Party Consents”) or (b) for the approvals, notices and filings with Governmental Authorities set forth on Schedule 3.4(b) of the Transferor Parties Disclosure Schedule (collectively, the “Transferor Required Governmental Approvals”).

Section 3.5 Capitalization.

(a) Schedule 3.5(a) of the Transferor Parties Disclosure Schedule sets forth (i) a true and complete list of the outstanding capital stock or membership or other equity interests of the Transferor, Management Holdings, Holding and Holding II, together with the record and beneficial owners thereof and the respective jurisdictions of organization of each and (ii) with respect to each Transferred Company, their respective jurisdictions of organization, and the outstanding capital stock or membership or other equity interests of each of the Transferred Companies and the record and beneficial owners thereof. The Transferor directly owns all of the issued and outstanding shares of capital stock or membership or other equity interests of each Transferred Company, free and clear of all Encumbrances.

(b) Other than as listed on Schedule 3.5(a) of the Transferor Parties Disclosure Schedule, there are no outstanding equity interests or other securities of any of the Transferred Companies, including any securities convertible into or exchangeable or exercisable for, or any options, warrants, preemptive rights, phantom shares, profit interests, profit participation rights or other rights to purchase or subscribe for, shares of capital stock or membership or other equity interests of any of the Transferred Companies. No Transferred Company is party to any Contract, commitment, understanding or arrangement of any kind relating to the issuance of any securities or interests of any Transferred Company, including any securities convertible into or exchangeable or exercisable for capital stock or membership or other equity interests of any Transferred Company, or any options, warrants, preemptive rights, profit participation rights or other rights to purchase or subscribe for, shares of such Transferred Company’s capital stock or membership or other equity interests. Immediately after the Closing, the capitalization of each of the Transferred Companies will be as set forth on Schedule 3.5(a) of the Transferor Parties Disclosure Schedule.

(c) Except as set forth on Schedule 3.5(b) of the Transferor Parties Disclosure Schedule, none of the Transferred Companies has any authorized or outstanding bonds, debentures, notes or other Indebtedness. None of the Transferred Companies’ Indebtedness provides the holders thereof with the right to vote. There are no Contracts to which any Transferred Company,

Transferor Party, Holder or the Founder is a party or by which any Transferred Company is bound to (i) repurchase, redeem or otherwise acquire any interests in or other securities of, any Transferred Company, or (ii) vote or dispose of any interests in or other securities of any Transferred Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity interests or other securities of any Transferred Company.

(d) None of the Transferred Companies owns the capital stock, membership interests or any other equity interests of any Person. None of the Transferred Companies is obligated to make any investment in or capital contribution to any Person.

Section 3.6 Title to Property.

(a) The Transferred Companies have good, valid and marketable title to, or in the case of material leased assets, a valid, binding and enforceable leasehold interest in, all of the tangible material personal property owned by them in connection with the conduct of the business of the Transferred Companies, as currently conducted. None of the assets owned by the Transferred Companies is subject to any Encumbrances, except for Permitted Encumbrances.

(b) None of the Transferred Companies owns any real property.

(c) Schedule 3.6(c) of the Transferor Parties Disclosure Schedule sets forth a true and complete list of the real property leased by the Transferred Companies as a tenant (the “Leased Real Property”). Each of the Transferred Companies has good and valid title to its leasehold estates in the Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances.

Section 3.7 Financial Statements.

(a) Schedule 3.7(a) of the Transferor Parties Disclosure Schedule sets forth true, correct and complete copies of each of (i) the unaudited statement of financial condition of ISI Group (the “ISI Group Latest Balance Sheet”) as of June 30, 2014 and the related unaudited statement of income (loss) for the three-month period then ended (together with the ISI Group Latest Balance Sheet, the “ISI Group Interim Financial Statements”) and (ii) the audited statement of financial condition of ISI Group for the fiscal years ended March 31, 2012, March 31, 2013 and March 31, 2014 (the “ISI Group Audited Balance Sheet”) and audited statements of operations and changes in member’s equity and cash flows for the years then ended (together with the ISI Group Audited Balance Sheet, the “ISI Group Audited Financial Statements”). The ISI Group Audited Financial Statements and the ISI Group Interim Financial Statements, collectively, are hereinafter referred to as the “ISI Group Financial Statements”.

(b) Schedule 3.7(b) of the Transferor Parties Disclosure Schedule sets forth true, correct and complete copies of each of (i) the unaudited balance sheet of ISI UK (the “ISI UK Latest Balance Sheet”) and the unaudited statements of profit and loss and cash flows of ISI UK for each of the six months between December 31, 2013 and June 30, 2014 (together with the ISI UK Latest Balance Sheet, the “ISI UK Interim Financial Statements”), and (ii) the audited balance sheet of ISI UK for the fiscal years ended December 31, 2012 and December 31, 2013 (the “ISI UK Audited Balance Sheet”) and the audited statements of profit and loss and cash flows of ISI UK for the years then ended (together with the ISI UK Audited Balance Sheet, the “ISI UK Audited Financial Statements”). The ISI UK Audited Financial Statements and the ISI UK Interim Financial Statements, collectively, are hereinafter referred to as the “ISI UK Financial Statements”. The ISI Group Interim Financial Statements and the ISI UK Interim Financial Statements, collectively, are hereinafter referred to as the “Interim Financial Statements”. The ISI Group Financial Statements and the ISI UK Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.”

(c) The ISI Group Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and the ISI UK Audited Financial Statements have been prepared in accordance with U.K. GAAP consistently applied. The Financial Statements have been prepared in a manner consistent in all material respects with the books of account and other records of the Transferred Companies, and present fairly in all material respects the financial condition and results of operations of ISI Group and ISI UK, respectively, as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures, and (ii) changes resulting from normal year-end adjustments. Except as disclosed in the Financial Statements, none of the Transferred Companies maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(d) The Transferred Companies maintain systems of internal accounting controls with respect to themselves sufficient to provide reasonable assurances that (i) all transactions are executed in accordance in all material respects with management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP or U.K. GAAP, as applicable, subject in the case of the Interim Financial Statements to (A) the absence of footnote disclosures, and (B) changes resulting from normal year-end adjustments. Since January 1, 2013, none of the Transferred Companies has received any material written complaint, allegation, assertion or claim regarding the Transferred Companies’ accounting or auditing practices, procedures, methodologies or methods, including any material written complaint, allegation, assertion or claim that any of the Transferred Companies has engaged in improper or illegal accounting or auditing practices.

(e) The Transferor has made available to the Acquiror any management letters, or other written communications, including with respect to proposed adjustments, from the auditors to any of the Transferred Companies, any officer of any of the Transferred Companies or the board of managers (or equivalent body) of any of the Transferred Companies during the three (3) years preceding the Signing Date, in any case regarding (i) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the ability of any of the Transferred Companies to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of any of the Transferred Companies.

Section 3.8 Litigation.

(a) There is no (i) material Action pending or, to the Transferor’s Knowledge, threatened against or with respect to any of the Transferred Companies or, to the extent related to the Transferred Companies, or the businesses, properties or assets of the Transferred Companies, any of their Affiliates, or (ii) Action pending or, to the Transferor’s Knowledge, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. As of the date of this Agreement, there is no Action commenced by or on behalf of any of the Transferred Companies or any of their Affiliates pending against any other Person, involving a claim that is material to the Transferred Companies, taken as a whole. No current or former employee of any of the Transferred Companies has brought or, to the Transferor’s Knowledge, threatened to bring, any material Action involving a claim alleging discrimination under any Law, including claims of discrimination or retaliation based on race, color, creed, age, sex, sexual orientation, national origin, religion or disability.

(b) Since January 1, 2013, each Transferred Company and, to the extent related to the Transferred Companies, each of their Affiliates, has fully complied in all material respects with, and is not otherwise in material violation of, any outstanding Order with respect to a Transferred Company or such Affiliate to the extent related to the Transferred Companies.

Section 3.9 No Undisclosed Liabilities. There are no material Liabilities of or with respect to any Transferred Company other than (a) Liabilities reflected or reserved against in the Financial Statements as Liabilities of a Transferred Company, (b) Liabilities for performance under any Material Contracts or Transferor Plans (excluding any Liability for breach), (c) Liabilities disclosed in the Transferor Parties Disclosure Schedule, and (d) Liabilities incurred in the ordinary course of business consistent with past practice, since the date of the Interim Financial Statements, that are not materially different in amount or nature than for prior periods.

Section 3.10 Absence of Certain Developments. Since the date of the Interim Financial Statements through the date hereof, (a) each of the Transferred Companies has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice, other than in connection with effecting the Transactions, and (b) except as set forth on Schedule 3.10 of the Transferor Parties Disclosure Schedule, there has not been any Transferred Companies Material Adverse Effect and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Transferred Companies Material Adverse Effect.

Section 3.11 Minute Books. The Transferor Parties have made available, or upon the request of the Acquiror will make available, to the Acquiror true and correct copies of the minute books for each Transferred Company. Such minute books accurately reflect, in all material respects, all actions approved by the members, shareholders, board of directors or any board committee of any Transferred Company, in each case, acting in such capacity.

Section 3.12 Taxes.

(a) The Transferred Companies have timely filed all material Tax Returns required to be filed by or with respect to them, all such Tax Returns are true, accurate and complete in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid, collected or withheld, as the case may be, and no other material Taxes are due or payable by or with respect to the Transferred Companies (whether or not shown or reportable on a Tax Return).

(b) The Transferred Companies have withheld and paid over all material Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements in all material respects, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, Affiliate or other third party.

(c) There are no audits, examinations, investigations or other proceedings, claims or assessments pending or threatened against the Transferred Companies in respect of any material Tax, and the Transferred Companies have not been notified of any proposed, considered or threatened material Tax claims or assessments against the Transferred Companies.

(d) No extensions or waivers of statutes of limitation have been given or requested with respect to any material Taxes of the Transferred Companies. There is no power of attorney granted with respect to material Taxes relating to any of the Transferred Companies.

(e) The Transferor has made available to the Acquiror true, correct and complete copies of all material Tax Returns filed by, or with respect to the Transferred Companies for all taxable periods for the past three years, and all material examination reports, and statements of deficiencies assessed against or agreed to by the Transferor or the Transferred Companies with respect to such taxable periods.

(f) The Transferred Companies have never been a party to any tax allocation or sharing agreement (other than (x) a tax allocation or tax sharing agreement that is among only the Transferred Companies, or (y) a commercial Contract the principal purpose of which is unrelated to Taxes) or a member of any Affiliated, combined or consolidated Tax Return filing group.

(g) None of the Transferred Companies has participated in a transaction that is the same as, or substantially similar to, a transaction which is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of state, local or foreign law.

(h) No claim has been made by any Tax Authority in a jurisdiction where a Transferred Company does not file Tax Returns that such Transferred Company, as applicable, is or may be subject to any material Taxes assessed by such jurisdiction.

(i) None of the Transferred Companies is liable for Taxes of any Person (other than the Transferred Companies) as a result of being a transferee or successor of such Person.

(j) None of the Transferred Companies, or the Acquiror or its Affiliates, will be required to include any material item of income in, or exclude any material credit or item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Signing Date as a result of (i) any amount received by the Transferred Companies prior to the Signing Date, (ii) agreement (including settlement of an audit or other controversy) with, or Tax ruling from, any Tax Authority executed or requested on or prior to the Signing Date, (iii) installment sale or open transaction disposition made on or prior to the Signing Date, (iv) change in accounting method (whether overall or in respect of any item), and (v) any similar event, transaction, fact, circumstance, action or omission to act occurring on or prior to the Signing Date. None of the Transferred Companies has made an election under Section 108(i) of the Code.

(k) There are no material Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Transferred Companies.

(l) No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election or consent to a change a method of accounting, has been requested from, entered into with or issued by any Tax Authority with respect to the Transferred Companies.

(m) Except as set forth on Schedule 3.12(m) of the Transferor Parties Disclosure Schedule, each of the Transferred Companies is and has always been, properly treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes and for all state and local purposes.

This Section 3.12 constitutes the exclusive representations and warranties of the Transferor Parties, the Transferred Companies, the Founder and the Holders with respect to Taxes, except for the representations and warranties set forth in Section 3.7, Section 3.13(b), Section 3.17 and Section 3.18 that relate to Taxes. No representation or warranty contained in this Agreement that relates to Taxes (other than Section 3.12(j) and (l)) shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the date that is fifteen (15) months after the Closing Date.

Section 3.13 Contracts.

(a) Schedule 3.13(a) of the Transferor Parties Disclosure Schedule contains a true and complete list, as of the date hereof, of the following Contracts to which any Transferred Company is a party (each, a “Material Contract”):

(i) any Contract for the provision of services providing for payment or consideration in excess of $100,000;

(ii) any Contract relating to Indebtedness of any Transferred Company;

(iii) any Contract for the granting or effectuation of the title to, or ownership, lease, use, sale, exchange or transfer of, any real or material personal property owned or leased by any Transferred Company as of the date hereof;

(iv) any Contract (other than a Transferor Plan) under which any Transferred Company would incur any change-in-control payment or similar obligations to any Person, by reason of any Transaction Document or the consummation of any of the Transactions;

(v) any non-competition or non-solicitation Contract with any current or former member, officer, employee or consultant of the Transferred Companies;

(vi) any Contract under which any Transferred Company has advanced or loaned any amount to any Person involving aggregate payment or consideration in excess of $25,000 in any year, or $100,000 in the aggregate for all years, other than trade credit or expense reimbursement in the ordinary course of business of the Transferred Companies consistent with past practice;

(vii) any joint venture, partnership or limited liability company Contract;

(viii) any Contract which purports to limit or restrict, in any material respect, the ability of any Transferred Company to enter into or engage in any market or line of business or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(ix) any Contract for the sale, transfer or acquisition of any of the material assets, equity securities or businesses of any Transferred Company (other than sales, transfers or acquisitions that are part of the ordinary course of business of the Transferred Companies consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, equity securities or businesses of any Transferred Company, in each case under which there are material outstanding obligations;

(x) any Contract under which (A) any of the Transferred Companies grants to any third party the right to use any material Owned Company Intellectual Property, other than non-exclusive licenses of Owned Company Intellectual Property entered into in the ordinary course of business consistent with past practice that do not materially impair the use of such Owned Company Intellectual Property by the Transferred Companies for the purposes for which it is currently used or (B) any third party (including an Affiliate of any of the Transferred Companies) grants to any Transferred Company any right to any material Intellectual Property, other than those Contracts (x) relating primarily to commercially available off-the-shelf, non-customized software or (y) entered into in the ordinary course of business consistent with past practice and involving payments of less than $50,000 (each of the Contracts under (A) or (B), an “Intellectual Property Contract”);

(xi) any Contract for capital expenditures involving payments of more than $100,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

(xii) any Contract entered into in the past two years involving any resolution or settlement of any actual or threatened Action involving amounts in excess of $100,000 and which imposes material continuing obligations on any Transferred Company;

(xiii) any Contract under which any Transferred Company has continuing material indemnification obligations to any Person, involving aggregate payments or consideration in excess of $25,000 other than those that are part of the ordinary course of business of the Transferred Companies consistent with past practice, other than customary indemnification provisions under contracts with third party service providers;

(xiv) any Contract with any labor union or association relating to any current or former employee of any Transferred Company;

(xv) any custody, transfer agent, shareholder service, administrative, accounting and other similar Contracts to which any Transferred Company is a party providing for aggregate payments or consideration in excess of $100,000 in any year;

(xvi) any Contract that provides for earn-outs or other similar contingent obligations of any Transferred Company;

(xvii) any Contract with any client of the Transferred Companies that contains “key person” provisions pertaining to employees of any Transferred Company;

(xviii) any Contract with any Governmental Authority (other than client agreements in the ordinary course of business of the Transferred Companies consistent with past practice); or

(xix) any Contract (or group of related agreements) that does not fall within items (i) through (xiii) of this Section 3.13(a) and the performance of which requires aggregate payments to or from any of the Transferred Companies in excess of $100,000 per year that is not terminable with less than sixty (60) days’ notice or is otherwise material to the Transferred Companies.

(b) Prior to the date hereof, the Acquiror has been supplied with a true and complete copy of each written Material Contract. Each Material Contract is a valid and binding obligation of the Transferred Companies, as applicable, is in full force and effect and is enforceable against the Transferred Companies, as applicable, and, to the Knowledge of the Transferor, against the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equitable principles. None of the Transferred Companies is in material breach, violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by any Transferred Company under any Material Contract or, to the Transferor’s Knowledge, the other parties thereto.

Section 3.14 Intellectual Property.

(a) Except as set forth on Schedule 3.14(a) of the Transferor Parties Disclosure Schedule, all Owned Company Intellectual Property is owned by one or more of the Transferred Companies free and clear of all Encumbrances (other than Permitted Encumbrances). Each of the Transferred Companies is licensed to use or otherwise has the right to use all material Intellectual Property, other than the Owned Company Intellectual Property, that is used by it in the operation of its business (the “Licensed Intellectual Property”). The Transferred Companies have taken commercially reasonable actions to maintain and protect each item of Owned Company Intellectual Property.

(b) Schedule 3.14(b) of the Transferor Parties Disclosure Schedule sets forth a true and complete list of all Registered Owned Company Intellectual Property, indicating for each item, if applicable, the owner, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. All of the Registered Owned Company Intellectual Property is valid and enforceable, in full force and effect, in each case, in all material respects, and has not expired or been cancelled, abandoned or otherwise terminated, and payment of all material renewal and maintenance fees, costs and expenses in respect thereof, and all material filings related thereto, have been duly made. To the Knowledge of the Transferor, the conduct of the business of the Transferred Companies does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person. There is no Action pending or, to the Transferor’s Knowledge, threatened, alleging any such infringement, misappropriation or violation or challenging the rights of any Transferred Company in or to any Owned Company Intellectual Property and, to the Knowledge of the Transferor, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the Transferred Companies has received any written notice challenging the legality, validity, enforceability or ownership of any Owned Company Intellectual Property. None of the Transferred Companies has made any claim in writing that a Person has infringed, diluted, misappropriated or violated any Owned Company Intellectual Property, and, to the Transferor’s Knowledge, no Person has infringed, diluted, misappropriated or violated any Owned Company Intellectual Property. There are no actual, or, to the Transferor’s Knowledge, threatened, opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any Owned Company Intellectual Property. The Owned Company Intellectual Property together with the Licensed Intellectual Property is sufficient for the Transferred Companies to carry on the business of the Transferred Companies from and after the Closing Date in all material respects as presently conducted by the Transferor and its Affiliates, consistent with the past practice of the Transferor and its Affiliates with respect to the business of the Transferred Companies.

(c) The Transferred Companies have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Information, a true and complete copy of which has been provided to the Acquiror prior to the date hereof. Each Transferred Company is in material compliance with all applicable Laws regarding the collection, use, aggregation, holding, disclosure and management of Personal Information, including Personal Information of the Transferred Companies’ customers and employees, and with the Privacy Policy, and to the Transferor’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any Personal Information collected, used or maintained by any of the Transferred Companies. The Transferred Companies have commercially reasonable security measures in place to protect such Personal Information from unlawful use or access by any third party or any other use or access by a third party that would violate the Privacy Policy. The execution, delivery and performance of the Transaction Documents and the consummation of the Transactions do not violate the Privacy Policy applicable to such Personal Information. No Actions are pending or, to the Transferor’s Knowledge, threatened against any Transferred Company relating to the collection, use, aggregation, holding, disclosure or management of Personal Information.

(d) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the business of the Transferred Companies as presently conducted and as currently proposed to be conducted. The Transferred Companies have implemented commercially reasonable backup and disaster recovery systems and procedures in connection with such business consistent with industry best practices.

Section 3.15 Compliance with Law.

(a) Each of the Transferred Companies and, to the extent related to the Transferred Companies, each of their Affiliates, has since January 1, 2012 conducted and is currently conducting its business, in all material respects, in compliance with all applicable Laws, and none of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates has since January 1, 2012 engaged in any act or has permitted to exist any state of affairs which (i) has led to a formal written request by any Governmental Authority in any jurisdiction in which it operates to modify in any material respect the manner in which its business is or has been operated or (ii) has resulted in any disciplinary or enforcement action being commenced or, to the Transferor’s Knowledge, threatened against any Transferred Company in respect of the conduct of its business. None of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates, is a party or subject to any Order which imposes any material restrictions on the business of the Transferred Companies as currently conducted. None of the Transferred Companies has received any formal written inquiry, notice, complaint or other communication alleging or relating to a violation under any applicable Law from any Governmental Authority and, to the Transferor’s Knowledge, none of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates, is under investigation by any Governmental Authority with regard to compliance with the rules, regulations, or standards of conduct of any Governmental Authority. Except as otherwise set forth on Schedule 3.15(a) of the Transferor Parties Disclosure Schedule, since January 1, 2012, the Transferred Companies have timely filed in accordance with applicable Law all registrations, reports, statements, notices, and other filings required to be so filed with any Governmental Authority, including all amendments or supplements to any of the above. Since January 1, 2012, the Transferred Companies have complied in all material respects with all unclaimed property, escheat and similar Laws in the conduct of their respective businesses.

(b) In connection with the conduct of its business, each Transferred Company has adopted and maintains an anti-money laundering policy and a customer identification program, each of which complies in all material respects with the requirements of applicable Law. In connection with the conduct of its business, each Transferred Company maintains “know your customer” policies and procedures and obtains information concerning customers sufficient to know the essential facts concerning its customers as required under the USA Patriot Act, under any applicable regulations thereto, or under applicable rules of any Governmental Authority.

Section 3.16 Licenses and Permits. Except as set forth on Schedule 3.16 of the Transferor Parties Disclosure Schedule, the Transferred Companies are in possession of all material Licenses and Permits necessary for the Transferred Companies to own, lease and otherwise hold and operate their properties and other assets and to conduct the business of the Transferred Companies as presently conducted, and all such Licenses and Permits are in full force and effect. No Transferred Company has received any written notice, during the three (3) years immediately preceding the Signing Date, of any suspension or cancellation, or Action relating to the suspension or cancellation, of any such Licenses and Permits and no such Action is currently pending. No Transferred Company is, or during the three (3) years immediately preceding the Signing Date has been, in material default under, or in material violation of, any such Licenses and Permits.

Section 3.17 ERISA. Other than with respect to any Transferor Plan, none of the Transferred Companies acts as a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to “plan assets” (within the meaning of under Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA); provided, that the representation in this Section 3.17 may be based upon a Transferred Company’s reasonable reliance on written representations made by its customers, clients and account owners regarding their status as “benefit plan investors” under ERISA.

Section 3.18 Employee Benefit Plans.

(a) Schedule 3.18(a) of the Transferor Parties Disclosure Schedule contains a list of all bonus, incentive, deferred compensation, guaranteed compensation, pension, retirement, thrift, savings, employee ownership, profits interest, profit participation or other equity-based plan, arrangement, agreement, program or award, severance, welfare and fringe benefit plans, termination, separation, employment or severance Contracts and all similar practices, policies and arrangements maintained, sponsored or contributed to by any Transferor Party or any Transferred Companies in which any current or former employee, consultant, partner, limited partner or director of the Transferor or any Transferred Company participates or to which any is a party, or under which the Transferor or any Transferred Company could reasonably be expected to have any liability or obligation, other than practices or policies providing for incidental fringe benefits that are de minimis to the service provider and not, in the aggregate, material to the Transferred Companies (collectively, the “Transferor Plans”), but not including Social Security, workers compensation or other similar government-mandated programs. Schedule 3.18(a) of the Transferor Parties Disclosure Schedule separately identifies each Transferor Plan that is maintained primarily for the benefit of employees outside of the United States.

(b) The Transferor and all Transferred Companies have provided to the Acquiror prior to the date hereof accurate and complete copies, as applicable, of (i) the most recent determination letter or opinion received from the IRS with respect to each

Transferor Plan intended to be qualified under Section 401(a) of the Code (or if no such letter has been issued for such Transferor Plan, the pending application, if any, to the IRS requesting such letter), or other similar required approval of a Governmental Authority; (ii) the most recent Form 5500, or other similar filings required under applicable Law, and financial statements for the Transferor Plans, if applicable; (iii) a copy of each Transferor Plan (including all amendments thereto); (iv) a copy of the most recent summary plan description (or other similar document), together with each summary of material modifications, required under ERISA or otherwise under applicable Law with respect to such Transferor Plan; (v) if the Transferor Plan is intended to be funded through a trust or any third party funding vehicle, such as an insurance contract, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all Contracts relating to Transferor Plans with respect to which the Transferor or any Transferred Company may have any obligation or liability, including, without limitation, administration agreements, insurance agreements, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) a copy of all material documents and correspondence relating to the Transferor Plans received from or provided to the Department of Labor or the IRS during the past three (3) years and any applicable tax determination letters.

(c) Each Transferred Company has performed and complied in all material respects with all of its obligations under or with respect to the Transferor Plans. Such Transferor Plans comply in all material respects with applicable Law (including, for the avoidance of any doubt, with respect to Transferor Plans subject to the jurisdiction of the United States, ERISA and the Code). Each Transferor Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or has applied to the IRS for such favorable determination letter, and there are no circumstances that could reasonably be expected to result in revocation of any such favorable determination letter. Any arrangement that would have been disclosed on Schedule 3.18(a) of the Transferor Parties Disclosure Schedule but for the fact that it was terminated prior to the date of this Agreement was terminated in compliance with its terms and all applicable Law, and the Transferred Companies have no liability under such terminated Transferor Plan.

(d) There is no material pending or, to the Transferor’s Knowledge, threatened, litigation relating to the Transferor Plans (other than routine claims for benefits in accordance with such Transferor Plan’s claims procedures and that have not resulted in any pending or threatened litigation). There are no audits, inquiries or examinations actively in process or, to the Transferor’s Knowledge, pending or threatened by the IRS, the Department of Labor or any other Governmental Authority with respect to any Transferor Plan. Neither the Transferor nor any Transferred Company has incurred any material tax or liability under either Section 4975 or 4980F of the Code or Section 502(i) of ERISA, in each case that has not been satisfied as of the date hereof or has incurred any such liability (whether or not satisfied) in the three (3) year period prior to the Closing, or could reasonably expect to incur any such material liability (assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the Closing Date), as a result of any actions or omission of the Transferor or any Transferred Company with respect to any Transferor Plan.

(e) No Transferor Plan is, and none of the Transferor or Transferred Companies nor any entity aggregated with the Transferor or a Transferred Company under Section 414 of the Code or Section 4001 of ERISA maintains, contributes to, has any liability or obligation under or has at any time in the six (6) year period prior to the Closing maintained, contributed to, or had any liability or obligation under, any benefit plan, program or arrangement that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). Except as set forth on Schedule 3.18(e) of the Transferor Parties Disclosure Schedule, neither the Transferor nor the Transferred Companies is or has at any time since the date six years prior to the date of this Agreement been, “connected” with or an “associate” of any employer which is or has been participating in a defined benefit pension scheme. For the purposes of this Section 3.18(e), “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 of England and Wales.

(f) With respect to any Transferor Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Transferor or a Transferred Company, under the terms of each such Transferor Plan or applicable Law, as applied through the date hereof and the Closing Date, and all contributions and premium payments for any period ending on or before the date hereof and the Closing Date that are an obligation of the Transferor or any Transferred Company and not yet due have either been made by the Transferor or a Transferred Company, or have been accrued on the Financial Statements. There are no loans by the Transferor or any Transferred Company to any of their current or former employees, other than loans under any Transferor Plan intended to qualify under Section 401(k) of the Code and routine business expense advances made in the ordinary course of business.

(g) With respect to each Transferor Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), or a Transferor Plan providing for similar benefits under applicable Law, all claims incurred by the Transferor or any Transferred Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims or (ii) reflected as a liability or accrued for on the Financial Statements.

(h) Except as set forth on Schedule 3.18(h)(i) of the Transferor Parties Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event that may occur in contemplation of or in connection with the Transactions) is reasonably expected to (A) entitle any employee, consultant or director to any payment (including severance pay or similar compensation), any cancellation of indebtedness or any increase in compensation, (B) result in the acceleration of payment or vesting under any Transferor Plan or (C) result in any increase in benefits payable under any Transferor Plan. Schedule 3.18(h)(ii) of the Transferor Parties Disclosure Schedule sets forth a list of each Transferor Plan than contains a change in control provision.

(i) The Transactions (including, without limitation, as a result of any termination of employment prior to or following the Closing) will not directly or indirectly result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j) Neither the Transferor nor the Transferred Companies has announced or entered into any plan or binding commitment to create or implement any new Transferor Plan or amend or modify any Transferor Plan. Neither the Transferor nor any Transferred Company has made any commitments (written, oral or otherwise) to any officer, employee, former employee, consultant or independent contractor of the Transferor or any Transferred Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Transaction or otherwise, other than as set forth in any Transferor Plan made available to the Acquiror. There are no payments of compensation due but unpaid to any employee of any of the Transferred Companies other than accrued in the ordinary course of business or other than pursuant to Transferor Plans, and no Transferred Company is liable for any payments of compensation (including severance) to any former employee of the Transferor or a Transferred Company other than amounts earned but not yet due under the terms of any Transferor Plan.

(k) Each Transferor Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects according to the requirements of Section 409A of the Code.

(l) Each Transferor Plan that is subject to the Laws of a foreign government or jurisdiction has been (A) maintained in all material respects in accordance with government taxation and funding requirements, (B) to the extent required to be registered or approved by a foreign Governmental Authority has been registered with, or approved by, and maintained in all material respects in good standing with such Governmental Authority, and (C) to the extent intended to be funded and/or book-reserved, been so funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(m) The Transferor and the Transferred Companies have each complied in all material respects with the notice and coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (and any similar state law), Section 4980B of the Code, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

Section 3.19 Labor Matters.

(a) None of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates, is a party to or is directly or indirectly bound by any collective bargaining agreement, contract or other labor agreement or understanding with a labor union, works council, employee representative body or other labor organization concerning a labor arrangement, nor is any of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel any of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work slowdown or other labor, industrial or trade dispute involving any of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates pending or, to the Transferor’s Knowledge, threatened, nor does the Transferor have Knowledge of any activity involving employees of any of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates to certify a collective bargaining unit or engaging in other organizational activity. There is no lawsuit, grievance, arbitration, administrative hearing, workers compensation claim, claim or investigation of wrongful discharge, employment discrimination or retaliation, sexual harassment, unfair labor practice charge or complaint or other employment dispute of any nature pending or, to the Knowledge of the Transferor, threatened against or otherwise affecting any of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates.

(b) Each of the Transferred Companies and, to the extent related to the Transferred Companies, each of their Affiliates, is in compliance in all material respects with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, without limitation, wages and hours, labor relations, employee classification, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers’ compensation and unemployment insurance, and the collection and payment of withholding and/or social security taxes or any similar tax.

(c) Schedule 3.19(c) of the Transferor Parties Disclosure Schedule sets forth a complete and accurate list, in all material respects, as of a date no earlier than five (5) days before the date of this Agreement, of all employees of the Transferred Companies, showing for each such employee: (i) the employee identification number and Fair Labor Standards Act classification of such employee, (ii) such employee’s annualized base wages and any unmet compensation guarantees as of the date of this Agreement, (iii) the date of service recognized for any and all service-driven benefit entitlements, (iv) leave status (including type of leave, expected date of return for non-disability related leaves and expiration dates for disability leaves) and (v) any governmental authorization, permit or license that is held by such employee and that is used in connection with the Transferred Companies’ and their Affiliates’ (to the extent related to the Transferred Companies) business.

(d) Schedule 3.19(d) of the Transferor Parties Disclosure Schedule sets forth a complete and accurate list, as of a date no earlier than five (5) days before the date of this Agreement, of all independent contractors and consultants of the Transferred Companies, showing for each such independent contractor or consultant the aggregate dollar amounts of the compensation received by such individual from any Transferred Company with respect to services performed in 2014 up to the date hereof and an estimate of such amounts to be received for the remainder of 2014. All current and former consultants are and have been properly classified as independent contractors of the Transferred Companies, and no consultants could be, or have been, classified as employees of the Transferred Companies during their service to the Transferred Companies as consultants. No independent contractor of the Transferred Companies is eligible to participate in any Transferor Plan, other than Transferor Plans maintained for the benefit of independent contractors. There is no lawsuit, charge, or complaint actively in process before, nor to the Transferor’s Knowledge, has any such lawsuit, charge, or complaint been filed before, communicated to, initiated or threatened, by any Governmental Authority, alleging that any Transferred Company or any of their Affiliates, to the extent related to the Transferred Companies, has improperly classified any Person as an independent contractor.

(e) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 at any of the Transferred Companies or any of their Affiliates within twelve (12) months prior to the Closing.

(f) None of the Transferred Companies or, to the extent related to the Transferred Companies, their Affiliates, is presently negotiating any employment agreement or consulting agreement with any Person.

Section 3.20 Insurance. Schedule 3.20 of the Transferor Parties Disclosure Schedule sets forth a correct and complete list of all material insurance policies and binders maintained by the Transferred Companies for the benefit of the Transferred Companies as of the date hereof (the “Insurance Policies”). To the Transferor’s Knowledge, the Insurance Policies are valid, binding and in full force and effect. None of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates, has received any written notice of cancellation or non-renewal or threatened cancellation or non-renewal of any such Insurance Policies (in each case, other than in connection with the ordinary course renewals of any such Insurance Policy). There is no Action pending under any of the Insurance Policies as to which coverage has been formally denied or disputed by the underwriters of such Insurance Policies.

Section 3.21 Environmental Matters. None of the Transferred Companies or, to the extent related to the Transferred Companies, any of their Affiliates, has received any written claims or notices alleging material liability relating to any Environmental Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Transferred Companies Material Adverse Effect, each of the Transferred Companies and, to the extent related to the Transferred Companies, each of their Affiliates: (a) has complied at all times with all applicable Environmental Laws, (b) has not disposed of or released any Hazardous Materials on, under, at or about any property of any Transferred Company or otherwise leased or owned any property contaminated with any Hazardous Material that could be expected to result in liability under any Environmental Law, and (c) has not disposed of or arranged for disposal of Hazardous Material at any third-party property under circumstances that could cause any Transferred Company to incur liability under any Environmental Law. The Transferor has made available all material environmental assessments, audits or reports on any of its property conducted by or at the request of or otherwise in the possession of any Transferred Company.

Section 3.22 Broker-Dealer Matters.

(a) ISI Group is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance in all material respects with the applicable provisions of the Exchange Act and the rules promulgated thereunder applicable to broker-dealers. ISI Group is a member organization in good standing of FINRA and in compliance in all material respects with all applicable rules and regulations of FINRA as well as with the terms of its membership agreement with FINRA. ISI Group is a member organization in good standing with NASDAQ OMB BX and NASDAQ Stock Market and in compliance in all material respects with all applicable rules and regulations of those entities as well as with the terms of its membership agreements with those entities. ISI Group is duly registered as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered, including each of the fifty U.S. states, the District of Columbia and Puerto Rico. ISI UK is duly authorized by the FCA for purposes of Part 4A of the Financial Services and Markets Act 2000 (“FSMA”) and is in compliance in all material respects with the applicable provisions of the FSMA and the FCA Handbook.

(b) Each of ISI Group’s and ISI UK’s officers, employees and independent contractors who are required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative are duly and properly registered, licensed or qualified as such and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law. As of the date of this Agreement, neither ISI Group nor ISI UK is, nor are any of ISI Group’s or ISI UK’s Associated Persons, subject to a “statutory disqualification” (as such term is defined in the Exchange Act). There is no formal or informal investigation, other than routine examinations including sweep and cycle examinations, by any Governmental Authority pending or, to the Transferor’s Knowledge, threatened against ISI Group, ISI UK, or any of their respective Associated Persons. ISI Group is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by ISI Group as of the date of this Agreement that will result in ISI Group not being in compliance with applicable regulatory net capital requirements. ISI Group is in compliance in all respects with all applicable regulatory requirements for the protection of customer funds and securities. ISI Group has not made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e) except as permitted by SEC Rule 15c3-3(g). The Transferor has made available to the Acquiror a copy of each of ISI Group’s Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2011, and through the date of this Agreement, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”). Each Form BD and each of ISI Group’s other registrations, forms, and other reports filed with any Governmental Authority since January 1, 2011 complied at the time of filing with the applicable requirements of the Exchange Act and applicable Law. The Transferor has provided or made available to the Acquiror true and correct copies (redacted to the extent applicable) of all examination reports with respect to any examination of ISI Group conducted by any Governmental Authority since January 1, 2011, together with true and correct copies of all correspondence between ISI Group and the examining Governmental Authorities relating to such examinations. ISI Group has duly adopted written policies and procedures required under the Exchange Act and FINRA rules, and all such policies and procedures comply in all material respects with applicable legal requirements.

Section 3.23 Investment Adviser; Asset Management and Other Regulatory Matters.

(a) None of the Transferred Companies is, or has ever been, an investment adviser registered with the SEC, nor is any Transferred Company required to, nor has any Transferred Company conducted any business or acted in any way that would require it to, be registered as an investment adviser with the SEC.

(b) Each of the Transferred Companies has, at all times, kept its assets and liabilities, including the assets and liabilities of its clients, separate from the assets and liabilities of ISI Inc., and at no point has there been any comingling of any resources of any of the Transferred Companies with that of ISI Inc. None of the Transferred Companies has engaged in the business of ISI Inc.

(c) ISI Group is not required to register with the National Futures Association (“NFA”).

Section 3.24 Corruption Laws; Pay to Play. None of the Transferred Companies or, to the extent related to the Transferred Companies, their Affiliates, nor, to the Transferor’s Knowledge, any Representative or other Person authorized to act on behalf of any of the Transferred Companies or, to the extent related to the Transferred Companies, their Affiliates, (a) has materially violated, or is in material violation of, any provision of the Foreign Corrupt Practices Act, the U.K. Bribery Act, any Law, rule or regulation promulgated to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any other Law, rule or regulation of similar purpose or (b) has taken or is currently taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of payment of anything of value, including cash, checks, wire transfers, finder’s fees, cash solicitation fees, fees for consulting, lobbying or otherwise, tangible and intangible gifts, favors, services and entertainment and travel expenses, to (i) any executive, official, employee or agent of a governmental department, agency or instrumentality, state, municipality, or other political entity or subdivision (including any related pension fund), (ii) a director, member, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) or (v) a third party, in each case in this clause (b) in order to obtain, retain or direct, or in connection with, the potential or existing business of anyone or any entity described in clauses (b)(i)-(iv) and while knowing or having a reasonable belief that all or any portion of any such offer or payment will be used for the purpose of (x) influencing, in an improper manner, any act, decision or failure to act by anyone described in clauses (b)(i)-(iv) in his or her official capacity, (y) inducing, in an improper manner, anyone described in clauses (b)(i)-(iv) to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (z) securing an improper advantage.

Section 3.25 Affiliate Transactions. Except for any employment arrangements or as set forth on Schedule 3.25 of the Transferor Parties Disclosure Schedule, there are no Contracts or transactions between (i) any of the Transferred Companies, on the one hand, and (ii) (A) any Transferor Party, (B) any Affiliate of a Transferor Party (excluding any Transferred Company but including ISI Inc.)

or (C) any director, officer, employee, or any Immediate Family Member of any director, officer or employee of any Transferred Company, Transferor Party or Affiliate of a Transferor Party (excluding any Transferred Company but including ISI Inc.), on the other hand.

Section 3.26 Brokers. There are no brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation owed by the Transferor Parties, the Founder or any Holder in connection with the Transactions.

Section 3.27 Assets.

(a) The assets of the Transferred Companies constitute, all the assets, properties and rights that any of the Transferor and its Affiliates has that are necessary to conduct the business of the Transferred Companies in all material respects in the manner and to the extent currently conducted by the Transferred Companies and its Affiliates and, immediately after the Closing, assuming the receipt of all Required Governmental Approvals, will permit the Acquiror to continue to operate and conduct the business of the Transferred Companies as currently conducted by the Transferred Companies and its Affiliates in all material respects.

(b) The Transferor has no assets other than the ISI Interests and is not party to any Contracts (other than its Organizational Documents).

Section 3.28 BIPRU Remuneration Code Staff. Schedule 3.28 of the Transferor Parties Disclosure Schedule sets forth a full and complete list of those persons who comprise BIPRU Remuneration Code staff in relation to ISI UK (“Code Staff”) and the terms of employment and remuneration arrangements for each of the Code Staff and the remuneration policies of ISI UK are in compliance with the BIPRU Remuneration Code as applicable to ISI UK.

Section 3.29 Disclaimer of Representations and Warranties. The representations and warranties made by the Transferor Parties in this Article III and Article IV (including as set forth in the Transferor Parties Disclosure Schedule) are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. Other than the representations and warranties made by the Transferor Parties in this Article III and Article IV (including as set forth in the Transferor Parties Disclosure Schedule), the Transferor Parties hereby disclaim any express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Transferor Parties, the Transferred Companies or their Affiliates (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Acquiror or Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFEROR

PARTIES, THE HOLDERS AND THE FOUNDER

Except as set forth in the corresponding sections or subsections of the Transferor Parties Disclosure Schedule (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Transferor Parties Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Transferor Parties Disclosure Schedule to which the relevance of such item is readily apparent), each Transferor Party (but solely with respect to Section 4.1 to Section 4.6 inclusive), each Holder with respect of himself or herself (but solely with respect to Section 4.7 to Section 4.11 inclusive) and the Founder (but solely with respect to Section 4.12 to Section 4.16 inclusive) represents and warrants as of the date hereof and as of the Closing (except to the extent any such representations and warranties speak as of an earlier date) to the Acquiror and Parent as follows:

Section 4.1 Corporate Organization of Such Transferor Party. Such Transferor Party has been duly organized and is validly existing as a corporation or company in good standing under the Laws of its jurisdiction of organization. Such Transferor Party has all requisite corporate power and authority to carry on its business as and where it is now being conducted and to own, lease and operate its properties and assets. Such Transferor Party is in good standing (to the extent applicable) as a foreign corporation or other entity, as applicable, in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification. Such Transferor Party has supplied the Acquiror with a true and complete copy of its Organizational Documents, each as in effect on the date hereof.

Section 4.2 Due Authorization by Such Transferor Party. Such Transferor Party has all requisite power and authority to execute, deliver and perform each Transaction Document to which such Transferor Party is or will be a party and to consummate the Transactions. The execution, delivery and performance by such Transferor Party of each Transaction Document to which it is or will be a party and the consummation of the Transactions has been duly and validly authorized and approved by all necessary corporate or similar action of such Transferor Party, and no other corporate or similar proceeding, consent or authorization in respect of such Transferor Party is necessary to authorize the execution, delivery and performance by such Transferor Party of any Transaction Document to which such Transferor Party is or will be a party or the consummation of the Transactions. Each Transaction Document to which such Transferor Party is or will be a party has been or will be duly and validly executed and delivered by such Transferor Party and constitutes, or will constitute, when executed and delivered by the other parties thereto, a legal, valid and binding obligation of such Transferor Party, enforceable against such Transferor Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 4.3 No Conflict for Such Transferor Party. Assuming the receipt of all Required Governmental Approvals and all Third-Party Consents, the execution, delivery and performance by such Transferor Party of each Transaction Document to which it is or will be a party and the consummation of the Transactions does not and will not:

(a) violate or conflict with any provision of the Organizational Documents of such Transferor Party;

(b) breach, violate, conflict with, or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or default under, or accelerate the performance required under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such Transferor Party under, or give any Person the right to terminate, any Contract to which such Transferor Party is a party or by which such Transferor Party is bound, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any asset of such Transferor Party; or

(c) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or conflict with, or default under, in each case in any material respect, any applicable Law or Order binding upon or applicable to such Transferor Party.

Section 4.4 Consents and Approvals of Such Transferor Party. There are no consents, approvals, notices, Orders, registrations, declarations or filings required to be obtained, made or given by or with respect to such Transferor Party in connection with the execution, delivery and performance of any of the Transaction Documents and the consummation of the Transactions, except (a) the Third-Party Consents, (b) the Transferor Required Governmental Approvals, or (c) where the failure to obtain any of the foregoing, individually or in the aggregate, does not, and would not reasonably be expected to, prevent, impair, delay or otherwise interfere with such Transferor Party’s ability to perform its obligations under the Transaction Documents to which it is or will be a party or the consummation of the Transactions.

Section 4.5 Brokers for the Transferor Parties. Except as set forth on Schedule 3.26 of the Transferor Parties Disclosure Schedule, there are no brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the Transactions based on any Contract made by or on behalf of such Transferor Party.

Section 4.6 Purchase for Investment. Each of the Transferor, Holding and Holding II acknowledges that the Founder Securities have not been registered under the Securities Act or under any state securities Laws. Each of Holding and Holding II (i) is acquiring the Founder Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Founder Securities to any Person in any transaction that would require registration under the Securities Act, (ii) will not sell or otherwise dispose of any of the Founder Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has received sufficient information to evaluate the merits and risks of its acquisition of the Founder Securities, understands the terms and conditions of the Founder Securities, including limitations on transfer, exchange and conversion, and has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its acquisition of the Founder Securities and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

Section 4.7 Due Authorization by Such Holder. Such Holder has all requisite power and authority to execute, deliver and perform each Transaction Document to which such Holder is or will be a party and to consummate the Transactions. Each Transaction Document to which such Holder is or will be a party has been or will be duly and validly executed and delivered by such Holder and constitutes, or will constitute, when executed and delivered by the other parties thereto, (or, in the case of any Transaction Document that requires only such Holder to sign to be legally enforceable against such Holder, when executed by such Holder alone) a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 4.8 No Conflict for Such Holder. Assuming the receipt of all Required Governmental Approvals, the execution, delivery and performance by such Holder of each of the Transaction Documents to which it is or will be a party, and the consummation of the Transactions, does not and will not:

(a) breach, violate, conflict with, or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or default under, or accelerate the performance required under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such Holder under, or give any Person the right to terminate, any Contract to which such Holder is a party or by which such Holder is bound, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any asset of such Holder; or

(b) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or conflict with, or default under, in each case in any material respect, any applicable Law or Order binding upon or applicable to such Holder.

Section 4.9 Consents and Approvals of Such Holder. There are no consents, approvals, notices, Orders, registrations, declarations or filings required to be obtained, made or given by or with respect to such Holder in connection with the execution, delivery and performance of any of the Transaction Documents and the consummation of the Transactions.

Section 4.10 Capitalization of Management Holdings. Such Holder directly owns all of the membership interests of Management Holdings set forth opposite its name on Schedule 3.5(a) of the Transferor Parties Disclosure Schedule, free and clear of all Encumbrances. Such Holder does not own any capital stock or membership or other equity interests in any of the Transferor Parties or the Transferred Companies or in any of their Affiliates, other than its membership interest in Management Holdings.

Section 4.11 Purchase for Investment. Such Holder acknowledges that the Management Securities have not been registered under the Securities Act or under any state securities Laws. Such Holder (i) is acquiring the Management Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Management Securities to any Person in any transaction that would require registration under the Securities Act, (ii) will not sell or otherwise dispose of any of the Management Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has received sufficient information to evaluate the merits and risks of its acquisition of the Management Securities, understands the terms and conditions of the Management Securities, including limitations on transfer, exchange and conversion, and has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its acquisition of the Management Securities and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

Section 4.12 Due Authorization by the Founder. The Founder has all requisite power and authority to execute, deliver and perform each Transaction Document to which he is or will be a party and to consummate the Transactions. Each Transaction Document to which the Founder is or will be a party has been or will be duly and validly executed and delivered by the Founder and constitutes, or will constitute, when executed and delivered by the other parties thereto (or, in the case of any Transaction Document that requires only the Founder to sign to be legally enforceable against the Founder, when executed by the Founder alone), a legal, valid and binding obligation of the Founder, enforceable against the Founder in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 4.13 No Conflict for the Founder. Assuming the receipt of all Required Governmental Approvals, the execution, delivery and performance by the Founder of each of the Transaction Documents to which the Founder is or will be a party, and the consummation of the Transactions, does not and will not:

(a) breach, violate, conflict with, or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or default under, or accelerate the performance required under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Founder under, or give any Person the right to terminate, any Contract to which the Founder is a party or by which the Founder is bound, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any asset of the Founder; or

(b) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or conflict with, or default under, in each case in any material respect, any applicable Law or Order binding upon or applicable to the Founder.

Section 4.14 Consents and Approvals of the Founder. There are no consents, approvals, notices, Orders, registrations, declarations or filings required to be obtained, made or given by or with respect to the Founder in connection with the execution, delivery and performance of any of the Transaction Documents and the consummation of the Transactions.

Section 4.15 Capitalization of Holding. The Founder directly owns all of the capital stock of Holding set forth opposite his name on Schedule 3.5(a) of the Transferor Parties Disclosure Schedule, free and clear of all Encumbrances. The Founder does not own any capital stock or membership or other equity interests in any of the Transferor Parties or the Transferred Companies or in any of their Affiliates, other than his equity interest in Holding.

Section 4.16 No Actions Related to Holding. There is no Action pending or, to Founder’s Knowledge, threatened, against Holding by any holder of equity interests in Holding, seeking to prevent, hinder, modify, delay or challenge the Transactions.

Section 4.17 Disclaimer of Representations and Warranties. The representations and warranties made by the Transferor Parties, the Founder and the Holders in Article III (with respect to any Transferor Party) and this Article IV (including as set forth in the Transferor Parties Disclosure Schedule) are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. Other than the representations and warranties made by the Transferor Parties, the Founder and the Holders in Article III (with respect to any Transferor Party) and this Article IV (including as set forth in the Transferor Parties Disclosure Schedule), the Transferor Parties, the Founder and the Holders hereby disclaim any express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Transferor Parties, the Founder and the Holders (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Acquiror or Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIROR

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Transferor Parties, the Holders and the Founder by the Acquiror on or prior to the date hereof (the “Acquiror Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Acquiror Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Acquiror Disclosure Schedule to which the relevance of such item is readily apparent) or in the Parent SEC Reports (including the exhibits thereto) filed during the two (2) year period preceding the date hereof and prior to five (5) Business Days preceding the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature), each of Parent and the Acquiror represents and warrants as of the date hereof and as of the Closing (except to the extent any such representations and warranties speak as of an earlier date) to the Transferor Parties, the Holders and the Founder as follows:

Section 5.1 Corporate Organization of the Acquiror. The Acquiror has been duly organized and is validly existing as a limited partnership in good standing under the Laws of its jurisdiction of organization. The Acquiror has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. The Acquiror is in good standing as a foreign entity, as applicable, in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 5.2 Due Authorization by the Acquiror. The Acquiror has all requisite power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by each of the Acquiror and its Subsidiaries of each Transaction Document to which it is or will be a party and the consummation of the Transactions has been duly and validly authorized and approved by all necessary corporate or similar action of the Acquiror and each such Subsidiary, and no other corporate or similar proceeding, consent or authorization in respect of the Acquiror or such Subsidiary is necessary to authorize the execution, delivery and performance by the Acquiror or each such Subsidiary of any Transaction Document to which the Acquiror or any of its Subsidiaries is or will be a party or the consummation of the Transactions. Each Transaction Document to which the Acquiror is or will be a party has been or will be duly and validly executed and delivered by the Acquiror and constitutes or will constitute, when executed and delivered by the other parties thereto, a legal, valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 5.3 No Conflict for the Acquiror. Assuming the receipt of all Required Governmental Approvals, the execution, delivery and performance by the Acquiror of each Transaction Document to which it or any of its Subsidiaries is or will be a party and the consummation of the Transactions does not and will not:

(a) violate or conflict with the Organizational Documents of the Acquiror;

(b) breach, violate, conflict with in any material respect, or result in a material default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of, or material default under, or accelerate the performance required under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Acquiror under, or give any Person the right to terminate, or result in a loss of any material benefit to which Acquiror is entitled under, any material Contract to which it is a party or by which it is bound, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any of its assets;

(c) breach, violate, conflict with, or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or conflict with, or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to it; or

(d) result in the creation of any Encumbrance, with or without notice or lapse of time or both, on any of the Securities.

Section 5.4 Consents and Approvals of the Acquiror. There are no material consents, approvals, notices, Orders, registrations, declarations or filings required to be obtained, made or given by or with respect to the Acquiror in connection with the execution, delivery or performance of any Transaction Document or the consummation of the Transactions, except as otherwise disclosed on Schedule 5.4 of the Acquiror Disclosure Schedule (collectively, the “Acquiror Required Governmental Approvals”).

Section 5.5 Investment Purpose. The Acquiror is acquiring the ISI Interests for its own account and for investment purposes only and not with a view to, or for sale in connection with, any distribution of such securities.

Section 5.6 Acquiror’s Reliance. The Acquiror acknowledges that except for the representations and warranties made by the Transferor Parties, the Transferred Companies, the Founder, and the Holders contained in this Agreement (including as set forth in the Transferor Parties Disclosure Schedule) or any certificate delivered pursuant hereto, neither the Transferor Parties, the Transferred Companies, the Founder nor the Holders nor any other Person has made, and the Acquiror has not relied on, any other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Transferred Companies or their Affiliates, the Transferor Parties, the Holders or the Founder (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Acquiror or Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

Section 5.7 Brokers. There are no brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the Transactions based on any Contract made by or on behalf of the Acquiror or Parent.

Section 5.8 Access to Information. The Acquiror (i) is an informed and sophisticated participant in the Transactions, (ii) has conducted and completed its own independent investigation, analysis and evaluation of the Transferred Companies and their respective operations, businesses, assets, liabilities, properties and prospects as it has deemed necessary or appropriate, (iii) has had the opportunity to request all information, documents or materials it has deemed relevant to its investigation, analysis and evaluation of the Transferred Companies and their respective operations, businesses, assets, liabilities, properties and prospects, and (iv) in making its determination to enter into this Agreement and to consummate the Transactions, has relied solely upon the representations and warranties regarding the Transferred Companies in Article III and the representations and warranties in Article IV (including as set forth in the Transferor Parties Disclosure Schedule) and the results of its own independent investigation, analysis and evaluation of the Transferred Companies and their respective operations, businesses, assets, liabilities, properties and prospects. The Acquiror acknowledges that, with respect to any estimate, projection or forecast delivered by or on behalf of the Transferred Companies to the Acquiror or its Representatives (A) there are uncertainties inherent in attempting to make such estimates, projections and forecasts, (B) the accuracy and correctness of such estimates, projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such estimates, projections and forecasts, and (C) it is familiar with each of the foregoing.

Section 5.9 Issuance of Securities. The Securities of the Acquiror issuable pursuant to this Agreement, when issued by the Acquiror in accordance with the provisions of the Acquiror LP Agreement and this Agreement, will be duly issued, fully paid and subject to the provisions set forth in the Acquiror LP Agreement and this Agreement. Such issuance of the Securities pursuant to this Agreement will not require the approval of the stockholders of Parent and will not otherwise implicate Rule 312.03(c) of the New York Stock Exchange Listed Company Manual.

Section 5.10 Disclaimer of Representations and Warranties. The representations and warranties made by the Acquiror in this Article V (including as set forth in the Acquiror Disclosure Schedule) are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. Other than the representations and warranties made by the Acquiror in this Article V (including as set forth in the Acquiror Disclosure Schedule), the Acquiror hereby disclaims any express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Acquiror (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Transferor Parties in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

Section 5.11 Acquiror Tax Representations.

(a) The Acquiror and its Subsidiaries have timely filed all material Tax Returns required to be filed by or with respect to them, all such Tax Returns are true, accurate and complete in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid, collected or withheld, as the case may be.

(b) The Acquiror and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements in all material respects, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, Affiliate or other third party.

(c) There are no audits, examinations, investigations or other proceedings, claims or assessments pending or threatened against the Acquiror or any of its Subsidiaries in respect of any material Tax, and the Acquiror and its Subsidiaries have not been notified of any proposed, considered or threatened Tax claims or assessments against them.

(d) No extensions or waivers of statutes of limitation have been given or requested with respect to any Taxes of the Acquiror or its Subsidiaries.

(e) None of the Acquiror of its Subsidiaries has participated in a transaction that is a “listed” transaction within the meaning of Treasury Regulations Section 1.6011-2 or any similar provision of state, local or foreign law.

(f) No claim has been made by any Tax Authority in a jurisdiction where the Acquiror or its Subsidiaries does not file Tax Returns that the Acquiror or its Subsidiaries, as applicable, is or may be subject to any Taxes assessed by such jurisdiction.

(g) None of the Acquiror or its Subsidiaries is liable for Taxes of any Person (other than the Transferred Companies) as a result of being a transferee or successor of such Person.

(h) There are no Encumbrances for Taxes on any of the assets of the Acquiror or its Subsidiaries, other than Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings.

(i) Each of the Acquiror and its Subsidiaries is, and will through the Closing be, properly treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes. The Acquiror is not, and will not be immediately after the consummation of the Transactions, a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) for purposes of Section 721(b) of the Code.

This Section 5.11 constitutes the exclusive representations and warranties of the Acquiror and its Subsidiaries with respect to Taxes. No representation or warranty contained in this Agreement that relates to Taxes shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the date that is fifteen (15) months after the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING PARENT

Except as set forth in the corresponding sections or subsections of the Acquiror Disclosure Schedule (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Acquiror Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Acquiror Disclosure Schedule to which the relevance of such item is readily apparent) or the Parent SEC Reports (including the exhibits thereto) filed during the two (2) year period preceding the date hereof and prior to five (5) Business Days preceding the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature), Parent represents and warrants as of the date hereof and as of the Closing (except to the extent any such representations and warranties speak as of an earlier date) to the Transferor Parties, the Holders and the Founder as follows:

Section 6.1 Corporate Organization of Parent; Subsidiaries. Parent has been duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware. Parent has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Parent is in good standing as a foreign corporation, or other entity, as applicable, in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect. The Acquiror is the only Subsidiary of Parent that Parent directly owns and Parent has no other direct Subsidiaries other than the Acquiror.

Section 6.2 Due Authorization of Parent. Parent has all requisite power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by Parent and each of its Subsidiaries of each Transaction Document to which it is or will be a party and the consummation of the Transactions has been duly and validly authorized and approved by all necessary corporate or similar action of Parent and each such Subsidiary, and no other corporate or similar proceeding, consent or authorization in respect of Parent or such Subsidiary is necessary to authorize the execution, delivery and performance by Parent or such Subsidiary of any Transaction Document to which it or any of its Subsidiaries is or will be a party or the consummation of the Transactions. Each Transaction Document to which Parent is or will be a party has been or will be duly and validly executed and delivered by Parent and constitutes or will constitute, when executed and delivered by the other parties thereto, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 6.3 No Conflict for Parent. Assuming the receipt of all Required Governmental Approvals, the execution, delivery and performance by Parent of each Transaction Document to which it is or will be a party and the consummation of the Transactions does not and will not:

(a) violate or conflict with any provision of the Organizational Documents of Parent;

(b) breach, violate, conflict with in any material respect or result in a material default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of or material default under, or accelerate the performance required under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Parent under, or give any Person the right to terminate, or result in a loss of any material benefit to which Parent is entitled under any material Contract to which Parent is a party or by which Parent or any of Parent’s Subsidiaries are bound, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any of its assets;

(c) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to it; or

(d) result in the creation of any Encumbrance, with or without notice or lapse of time or both, on any shares of Parent Common Stock issuable upon conversion of the Class E Units pursuant to the Acquiror LP Agreement and the Organizational Documents of Parent.

Section 6.4 Consents and Approvals of Parent. There are no material consents, approvals, notices, Orders, registrations, declarations or filings required to be obtained, made or given by or with respect to Parent in connection with the execution, delivery or performance of any Transaction Document to which it is or will be a party or the consummation of the Transactions, except the Acquiror Required Governmental Approvals.

Section 6.5 Issuance of Shares. The shares of Parent Common Stock issuable upon conversion of the Class E Units, when issued by Parent in accordance with the provisions of the Acquiror LP Agreement and the Organizational Documents of Parent, will be duly issued, fully paid and non-assessable. Any such issuance of shares of Parent Common Stock pursuant to the Acquiror LP Agreement and the Organizational Documents of Parent does not require the approval of the stockholders of Parent and does not otherwise implicate Rule 312.03(c) of the New York Stock Exchange Listed Company Manual.

Section 6.6 Parent’s Reliance. Parent acknowledges that except for the representations and warranties made by the Transferor Parties, the Founder, and the Holders contained in this Agreement (including as set forth in the Transferor Parties Disclosure Schedule) or any certificate delivered pursuant hereto, neither the Transferor Parties, the Founder nor the Holders nor any other Person has made, and Parent has not relied on, any other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Transferred Companies or their Affiliates, the Transferor Parties, the Holders or the Founder (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Acquiror or Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

Section 6.7 Parent SEC Reports; Financial Statements.

(a) Parent has filed all forms, reports, statements and other documents required to be filed with the SEC pursuant to the Exchange Act or the Securities Act since June 1, 2012 (collectively and including any amendments thereto, the “Parent SEC

Reports”). Each of the Parent SEC Reports, as amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed or, if amended, as of the date of the last such amendment. None of the Parent SEC Reports contained, when filed or, if amended, as finally amended prior to the date of this Agreement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements (including any notes thereto) contained in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC (i) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and (ii) presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations, changes in members’ and stockholders’ equity and cash flows for the fiscal year then ended, except as otherwise noted therein. The unaudited consolidated financial statements of Parent (including any notes thereto) for all interim periods included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations, changes in members’ and stockholders’ equity and cash flows for the periods indicated, as applicable (except as may be indicated in the notes thereto and subject to normal year-end adjustments).

(c) Parent has designed disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Parent by others within those entities. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Board of Directors of Parent (or persons performing the equivalent functions) (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any material fraud, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Except (i) as disclosed in the Acquiror Disclosure Schedule, (ii) for Liabilities incurred in the ordinary course of business since March 31, 2014, and (iii) for undisclosed Liabilities which would not, individually or in the aggregate, constitute an Acquiror Material Adverse Effect, there is no Liability of any kind, whether accrued, absolute, fixed or contingent that is required to be disclosed on a consolidated balance sheet prepared in accordance with GAAP, of Parent or any of its Subsidiaries at Closing that is not reflected or adequately reserved against in the consolidated financial statements referred to in Section 6.7(b) above or the notes thereto.

Section 6.8 Regulatory Compliance. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect and except for Parent SEC Reports that are covered by Section 6.7, (a) Parent and its Subsidiaries have filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules with all applicable Governmental Authorities and (b) all such reports and statements, when filed, complied as to form with, and the requirements of, such applicable Governmental Authorities.

Section 6.9 No Actions.

(a) There is no material Action pending or, to Parent’s Knowledge, threatened against or with respect to Parent or any of its Subsidiaries, or the businesses, properties or assets of Parent or any of its Subsidiaries, that individually or in the aggregate, would have an Acquiror Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries is subject to any Order that, individually or in the aggregate, would have an Acquiror Material Adverse Effect.

Section 6.10 Compliance with Law. Parent and its Subsidiaries have been and are in material compliance with all Laws and Orders to which Parent and its Subsidiaries are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to have an Acquiror Material Adverse Effect. Parent and its Subsidiaries have not received written notice from any Governmental Authority that it is not in compliance with any applicable Law or Order except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.11 Parent Tax Representations.

(a) Parent has timely filed all material Tax Returns required to be filed by or with respect to it, all such Tax Returns are true, accurate and complete in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid, collected or withheld, as the case may be.

(b) Parent has withheld and paid over all material Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements in all material respects, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, Affiliate or other third party.

(c) There are no audits, examinations, investigations or other proceedings, claims or assessments pending or threatened against Parent in respect of any material Tax, and Parent has not been notified of any proposed, considered or threatened Tax claims or assessments against it.

(d) No extensions or waivers of statutes of limitation have been given or requested with respect to any Taxes of Parent.

(e) Parent has not participated in a transaction that is a “listed” transaction within the meaning of Treasury Regulations Section 1.6011-2 or any similar provision of state, local or foreign law.

(f) No claim has been made by any Tax Authority in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to any Taxes assessed by such jurisdiction.

(g) Parent is not liable for Taxes of any Person (other than the Transferred Companies) as a result of being a transferee or successor of such Person.

(h) There are no Encumbrances for Taxes on any of the assets of Parent, other than Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings.

This Section 6.11 constitutes the exclusive representations and warranties of the Parent with respect to Taxes, except for the representations and warranties set forth in Section 6.7 that relate to Taxes. No representation or warranty contained in this Agreement that relates to Taxes shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the date that is fifteen (15) months after the Closing Date.

Section 6.12 Absence of Changes. Since March 31, 2014 until the date hereof, there has not been any Acquiror Material Adverse Effect and no circumstances have arisen which, individually or in the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.13 Disclaimer of Representations and Warranties. The representations and warranties made by Parent in this Article VI (including as set forth in the Acquiror Disclosure Schedule) are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. Other than the representations and warranties made by Parent in this Article VI (including as set forth in the Acquiror Disclosure Schedule), Parent hereby disclaims any express or implied representations or warranties, whether at law or in equity including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding Parent (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Transferor Parties in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement pursuant to its terms, except as required by applicable Law, as otherwise contemplated by this Agreement or as specifically set forth on Schedule 7.1 of the Transferor Parties Disclosure Schedule or as consented to in writing by the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Transferor agrees that it shall use commercially reasonable efforts to cause the Transferred Companies to conduct their businesses in the ordinary course consistent with past practice and the management projections set forth on Schedule 7.1 of the Transferor Parties Disclosure Schedule (the “Management Projections”), including maintaining the ratio of compensation to revenue (the “Compensation Ratio”) such that the Compensation Ratio will be consistent with the Compensation Ratio contained in the Management Projections, and will use commercially reasonable efforts consistent therewith to cause the Transferred Companies to keep intact their respective businesses, to maintain and preserve relationships with key customers, employees, suppliers, regulators and others having business relationships with the Transferred Companies. Each Transferor Party hereby agrees that during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement pursuant to its terms, that it shall not, and shall not permit the Transferred Companies to, (A) amend its Organizational Documents, (B) issue, repurchase, redeem or sell its equity interests or any other securities, (C) merge or consolidate with any Person, (D) consummate any complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (E) amend, modify, change or otherwise alter the terms of its equity interests or any other of its securities (including the Management Holdings Management Units), except in each case, as expressly contemplated hereby or in connection with and to facilitate the consummation of the Transactions in accordance with, and as contemplated by, the terms of this Agreement and in consultation with the Acquiror. Except as otherwise contemplated by this Agreement, as required by applicable Law, or as specifically set forth on Schedule 7.1 of the Transferor Parties Disclosure Schedule, and without limiting the generality of the foregoing, the Transferor shall not and the Transferor shall not permit any of the Transferred Companies to, take any of the following actions, prior to the earlier of the Closing and the termination of this Agreement pursuant to its terms, without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) Declare, set aside, make or pay any dividend or other distribution in respect of any of the ISI Interests or (ii) repurchase, redeem, repay or otherwise acquire any outstanding shares of any capital stock, membership interests or other securities of the Transferred Companies; provided that the Transferor may declare, set aside, make or pay dividends or other distributions in respect of Taxes to the extent of any Taxes payable by the Transferor (or its beneficial owners) in an aggregate amount equal to the sum of (x) the product of (1) the taxable income of the Transferor allocable to the period beginning on January 1, 2014 and ending on the Closing Date, multiplied by (2) the Assumed Tax Rate plus (y) the amount of any New York City Unincorporated Business Tax incurred by the Transferor for the period beginning on January 1, 2014 and ending on the Closing Date; provided, further, that the Transferred Companies may, immediately prior to the Closing, declare, set aside, make or pay dividends or other distributions in the amount up to the Excess Working Capital Distribution;

(b) (i) Issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, or (ii) split, combine or reclassify any shares of capital stock of any class or any securities or any type of membership interests of the Transferred Companies, including any securities convertible into or exchangeable or exercisable for shares of capital stock or membership or other equity interests, or any rights, warrants or options to acquire any such shares or such membership or other equity interests, or other securities, of any of the Transferred Companies;

(c) Amend the Organizational Documents of any Transferred Company or, to the extent it could adversely affect the Transactions, the Transferor, or enter into, adopt or effect a plan of consolidation, merger, share exchange, reorganization or similar business combination, or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to or involving any Transferred Company or the Transferor;

(d) Purchase, sell, lease, exchange or otherwise dispose of or acquire any material property or assets, including any Intellectual Property (other than in the ordinary course of business) or enter into any lease of real property for which the aggregate consideration paid or payable in any individual transaction is in excess of $50,000 or in the aggregate in excess of $250,000 or with respect to sales, other than for fair value;

(e) Make any capital expenditure (other than capital expenditures (i) contemplated by any Contract to which any Transferred Company is a party that is in effect as of the date hereof and disclosed to the Acquiror or as provided in the Management Projections;

(f) Enter into any Intellectual Property Contract or any other Contract with respect to Intellectual Property other than in the ordinary course of business consistent with past practices;

(g) Grant, amend, waive, sell, assign, transfer, let lapse, abandon, cancel or otherwise dispose of any Owned Company Intellectual Property, except in the ordinary course of business consistent with past practices;

(h) Except as required pursuant to a Transferor Plan existing as of the date hereof and set forth on Schedule 7.1(h) of the Transferor Parties Disclosure Schedule, or as otherwise required by applicable Law, (A) increase the compensation, commission, remuneration payable, bonus, pension, retirement, welfare, fringe or other benefits, change in control, retention, severance or termination pay of any of the current or former directors, officers, employees or consultants of any Transferred Company, (B) pay any bonus to any of the current or former directors, officers, employees or consultants of any Transferred Company, other than in accordance with the Management Projections, (C) adopt, enter into, establish, amend or modify, or terminate any Transferor Plan or any employment, consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any shareholder, director, officer, other employee or consultant that would constitute a Transferor Plan had it been in effect as of the date of this Agreement, (D) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (E) grant any new awards under any Transferor Plan, (F) amend or modify any outstanding award under any Transferor Plan, (G) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Transferor Plan or remove any existing restrictions in any Transferor Plans or awards made thereunder, (H) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Transferor Plan, to the extent not already provided in any such Transferor Plan, (I) change any actuarial or other assumptions used to calculate funding obligations with respect to any Transferor Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or U.K. GAAP, or (J) forgive any loans, or issue any loans (other than routine business expense advances issued in the ordinary course of business), to directors, officers, contractors or employees of any Transferred Company;

(i) Hire any employee or engage any independent contractor (who is a natural person) other than as disclosed in Schedule 7.1(i) of the Transferor Parties Disclosure Schedule or agree to or grant to any such employee or independent contractor compensation and benefits, in each case, in a manner that is inconsistent with the pre-Closing employment and compensation budget previously provided by the Transferred Companies to the Acquiror;

(j) Issue any communication to any employees of the Transferred Companies regarding any compensation or benefits to be provided after the Closing unless such communications are consistent with communications and/or materials developed in consultation with the Acquiror or Parent or otherwise required by Law;

(k) Modify or rescind any of the Licenses and Permits, except as required by Law;

(l) Incur any financial Indebtedness (other than current trade accounts payables incurred in respect of property or services purchased in the ordinary course of business and letters of credit issued in the ordinary course of business) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans or advances (other than, in each case, in the ordinary course of business), for individual amounts in excess of $25,000 or in the aggregate in excess of $200,000;

(m) Except as required by GAAP or U.K. GAAP, make any material change in any method of accounting;

(n) Enter into any new line of business;

(o) Settle any Action involving an amount in excess of $50,000 or the imposition of non-de minimis injunctive relief against the Transferred Companies;

(p) Make, amend, or revoke any material election relating to Taxes; adopt or change any material accounting method relating to Taxes; file any amended material Tax Return; enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement; enter into any closing agreement; surrender any right to claim a refund of Taxes; settle or compromise any material claim or assessment relating to Taxes; take any action with respect to Taxes which is reasonably likely to result in a material increase in the Tax liability of the Transferred Companies for any taxable period (or portion thereof) ending after the Signing Date;

(q) Cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of material value, other than in the ordinary course of business consistent with past practices or as permitted pursuant to clause (o) above;

(r) Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or

(s) Agree, whether or not in writing, to do any of the foregoing.

Section 7.2 Commercially Reasonable Efforts.

(a) Each of the parties agrees to use its commercially reasonable efforts to obtain as promptly as practicable all authorizations, consents, Orders and approvals of all Governmental Authorities, including all Required Governmental Approvals, that may be or may become reasonably necessary, proper or advisable under the Transaction Documents and applicable Laws to consummate and make effective the Transactions. The Transferor, the Transferred Companies, Parent and the Acquiror shall reasonably cooperate with the requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, Orders and approvals.

(b) The Transferor, the Transferred Companies, Parent and the Acquiror shall promptly prepare all documentation and promptly make all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Documents and applicable Laws to consummate and make effective the Transactions, including (i) all Required Governmental Approvals and (ii) any other regulatory approvals or filings. The Transferor, the Transferred Companies, Parent and the Acquiror each shall supply promptly to the relevant Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities of them pursuant to any applicable Laws. The Acquiror, Parent and the Transferor will provide such assistance to each other as is reasonably required to obtain any Required Governmental Approvals, other third-party consents and any notices (including Third-Party Consents) and, subject to applicable Law, will provide each other with the reasonable opportunity to review any applications, notices or other filings proposed to be made with respect to the transactions contemplated hereby (and will give due consideration to any comments and suggestions made with respect thereto by the other party). In connection therewith, each party will notify the other promptly following the receipt of any comments from any Governmental Authority and of any request by any Governmental Authority for amendments, supplements or additional information in respect of any application, notice or other filing with such Governmental Authority and will supply the other party with copies of all material correspondence between such party or any of its Representatives, on the one hand, and any Governmental Authority in connection with obtaining any Required Governmental Approval, on the other hand; provided that such disclosure is permitted under applicable Law. No party shall agree to participate in any meeting with any Governmental Authority, or submit any request to engage in any discussions with a Governmental Authority with respect to holding or participating in any meeting with such Governmental Authority, in each case relating to the matters that are the subject of this Agreement, unless it consults with the other parties (other than the Holders) in advance and, to the extent permitted by such Governmental Authority, gives such other parties the opportunity to attend and participate at such meeting.

(c) Without limiting the generality of the foregoing, the Transferor, the Transferred Companies, Parent and the Acquiror will as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with the FTC and the DOJ the notification and report form required for the Transactions and any supplemental information required in connection therewith pursuant to the HSR Act. Each party will use its commercially reasonable efforts to ensure that it will be in substantial compliance with the requirements of the HSR Act. The Transferor, Parent and the Acquiror shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall each use its reasonable best efforts to comply promptly with any such inquiry or request. The Transferor, Parent and the Acquiror will each use its commercially reasonable efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the ISI Interests under this Agreement and shall use commercially reasonable efforts to defend against any action of the FTC or the DOJ to enjoin such purchase and sale and to satisfy any conditions imposed or to avoid the imposition thereof, by the FTC or DOJ, as applicable.

(d) Parent and the Acquiror shall as promptly as practicable, but in any event no later than thirteen (13) Business Days after the Signing Date, submit the notice required under section 178 FSMA (“Notice”).

(e) Subject to the provisions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) with respect to Governmental Authority approvals, each of the parties agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including using its commercially reasonable efforts to (i) take all reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied and (ii) obtain all necessary consents, approvals or waivers from third parties (including all Third-Party Consents); provided, however, that no party shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

Section 7.3 Pre-Closing Access and Information.

(a) From the date hereof until the Closing Date, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior written notice, the Transferor shall, and shall cause each Transferred Company and their respective Representatives to, (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books and records of the Transferred Companies, (ii) furnish to the Representatives of the Acquiror such additional financial data and other information regarding the Transferred Companies as the Acquiror may from time to time reasonably request and (iii) make available to the Representatives of the Acquiror the employees of the Transferred Companies and the Transferor whose assistance and expertise is necessary to assist the Acquiror in connection with the Acquiror’s preparation to integrate the Transferred Companies and their businesses and personnel into the Acquiror’s organization following the Closing; provided, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Transferred Companies or the Transferor; provided, further, that the auditors and independent accountants of the Transferor and the Transferred Companies shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants and nothing set forth in any such agreement shall be deemed a waiver of or otherwise diminish any right of the Acquiror under this Agreement, including under Article X. The Acquiror shall reimburse the Transferor promptly for any reasonable out-of-pocket expenses incurred by the Transferor or any of its Affiliates in complying with any request by or on behalf of the Acquiror or any of its Affiliates in connection with this Section 7.3(a). The Acquiror shall indemnify and hold harmless the Transferor and its Affiliates from and against any Losses that may be incurred by any of them arising out of or related to such access (other than any Losses for which the Acquiror is entitled to be indemnified pursuant to Section 7.14 or Article X) or the use, storage or handling of any personally identifiable information relating to employees or customers of any of the Transferred Companies to which the Acquiror or any of its Affiliates or Representatives is afforded access pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Transferor and the Transferred Companies shall not be required to provide access or to disclose information which is prohibited under applicable Law or any Contract to which the Transferor or any Transferred Company is a party or that would cause the Transferor or any Transferred Company to waive its attorney-client privilege; provided, that the Transferor shall, and shall cause the Transferred Companies to, cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the Acquiror to occur without so jeopardizing privilege or contravening such Law or Contract.

(b) Within ten (10) Business Days following execution and delivery of this Agreement, the Transferor shall make available to the Acquiror (i) true and correct copies of all written customer complaints received by any Transferred Company since January 1, 2012 and relating to any Transferred Company or any Transferred Company’s current or former Associated Persons and all responses and other correspondence relating thereto, and (ii) true and correct copies of all reports on Forms U-4 and U-5 filed with respect to an Associated Person of any Transferred Company since January 1, 2012.

Section 7.4 Post-Closing Access; Books and Records.

(a) From and after the Closing Date, in connection with any reasonable business purpose, including (x) in response to the request or at the direction of a Governmental Authority, (y) the preparation of any Tax Returns or the control of, or participation in, any Tax Claim or any other examination, audit, dispute, proceeding or claim with respect to Taxes and (z) the determination of any matter relating to the rights or obligations of any Transferor Party under any of the Transaction Documents, subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior written notice, the Acquiror shall, and shall cause the Transferred Companies and their respective Affiliates and Representatives to, (i) afford the Transferor Parties and their Affiliates and Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Acquiror and its Affiliates in respect of the Transferred Companies and the businesses conducted by them, (ii) furnish to the Transferor Parties and their Affiliates and Representatives such additional financial data and other information regarding the Transferred Companies and the businesses conducted by them as the Transferor Parties and their Affiliates or Representatives may from time to time reasonably request and (iii) make available to the Transferor Parties and their Affiliates and Representatives the employees of the Acquiror and its Affiliates in respect of the Transferred Companies and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Transferor Parties or their Affiliates or Representatives in connection with the Transferor Parties’ or their Affiliates’ or Representatives’ inquiries for any of the purposes referred to in this Section 7.4(a) above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants; and provided, further, that Transferor, its Affiliates or Representatives shall have no right to access or review any Tax Return or other Tax information of or with respect to Acquiror, Parent or any of their Affiliates, or otherwise in respect of any tax period (or portion thereof) beginning after the Closing Date, except for Tax Returns or other Tax information to the extent it relates solely to the Transferred Companies for the preparation of Tax Returns by the Founder, any Transferor Party or any Holder for any tax period beginning on or before the Closing Date or the defense of any such Tax Return in any examination, audit, dispute or proceeding, or the control of, or participation in, any Tax Claim by a Tax Indemnifying Party pursuant to Section 7.14(c). The Transferor Parties shall reimburse the Acquiror promptly for any reasonable out-of-pocket expenses incurred by the Acquiror and its Affiliates in complying with any request by or on behalf of such Transferor Party or its Affiliates or Representatives in connection with this Section 7.4(a).

(b) The Transferor Parties shall have the right, subject to compliance with all applicable Laws (including privacy Laws), to retain copies of all books, data, files, information, records, documents, correspondence and other materials in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of each of the Transferred Companies as of the Closing (i) relating to information (including employment and medical records) regarding the employees or relating to the Tax Returns of, or that include, the Transferred Companies, (ii) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (iii) as may be necessary for the Transferor Parties to perform their respective obligations pursuant to this Agreement, the Transaction Documents or any other agreement between the Transferor Parties, the Founder, or the Holders, on the one hand, and the Transferred Companies, on the other hand, that will remain in effect after the Closing.

(c) The Acquiror agrees that, with respect to all original books, data, files, information, records, documents, correspondence and other materials of each of the Transferred Companies existing as of the Closing Date, it will (and will cause each of the Transferred Companies and any other Affiliates of the Acquiror to) (i) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (ii) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror from time to time with respect to its other businesses and that are customary for similar businesses and (iii) maintain such books, data, files, information and other records for examination and copying by the Transferor Parties (such copying to be at the expense of the Transferor Parties) for six (6) years following the Closing; provided, that after such six (6)-year period the Acquiror shall use its reasonable best efforts to provide the Transferor Parties with at least ninety (90) days’ written notice prior to destroying or disposing of, and otherwise provide the Transferor Parties with reasonably opportunity to take possession of, any such books, data, files, information and other records, at which time and at the option and expense of the Transferor Parties, the Acquiror shall deliver such books, data, files, information, records, documents, correspondence and other materials to the Transferor Parties.

Section 7.5 Employee Benefits Matters.

(a) During the period from the date hereof to the Closing, the Transferor and the Transferred Companies shall provide the Acquiror with reasonable access to employee information and with the right to interview the employees of each of the Transferor Parties and the Transferred Companies in a manner designed to minimize disruption to the operations of the Transferor and Transferred Companies. The Transferor and the Transferred Companies agree to supply any assistance and accurate information (including initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that shall be usable by the Acquiror) as may be reasonably requested by the Acquiror in connection with the foregoing. During the period from the date hereof to the Closing, the Transferred Companies shall accrue amounts in respect of cash incentive compensation for the second half of calendar year 2014 consistent with the cash incentive compensation amounts for such period reflected in the Management Projections.

(b) From and after the Closing, the Acquiror shall provide, or shall cause to be provided, to employees of the Transferred Companies as of the Closing who continue to be employed after the Closing with Parent or its Affiliate (the “Continuing Employees”), with compensation and benefits that are substantially comparable to the compensation and benefits provided by the Acquiror to similarly-situated employees of the Business.

(c) For purposes of accrual in the case of any vacation or paid time off, and eligibility and vesting under any employee benefit plans and for other service related entitlements (but excluding retiree life insurance, retiree health benefits and participation in any defined benefit retirement plan), the Acquiror shall recognize, or shall cause to be recognized, the same years of service recognized and confirmed by the Transferor and the Transferred Companies immediately prior to the Closing, subject to the consent of the insurance carriers for such employee benefit plans, which consent the Acquiror will use its commercially reasonable efforts to obtain.

(d) If requested by the Acquiror in writing at least ten (10) Business Days preceding the Closing Date, the Transferor and the Transferred Companies shall terminate any Transferor Plans that are intended to qualify under Section 401(k) of the Code (each a “Transferor Entity 401(k) Plan”) not later than one (1) business day immediately preceding the Closing Date. In the event that the

Acquiror requests that such 401(k) plan(s) be terminated, the Transferor and the Transferred Companies shall provide the Acquiror with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Board of Directors, the managing member, or other committees or Persons exercising similar supervisory authority, of the Transferred Company sponsoring the Transferor Entity 401(k) Plan (the form and substance of which shall be subject to review and approval by the Acquiror) not later than the Business Day immediately preceding the Closing Date.

(e) The provisions of this Section 7.5 are for the sole benefit of the parties to this Agreement and nothing in this Agreement, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation or benefits plans maintained for or provided to employees of the Transferor or any Transferred Company prior to or following the Closing, (ii) confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 7.5 under or by reason of any provision of this Agreement, (iii) prevent the Acquiror from amending or terminating any Transferor Plan in accordance with its terms, (iv) create any third party beneficiary rights in any individual with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any individual by the Transferor or any Transferred Company or under any benefit plan which the Transferor or any Transferred Company may maintain or (v) confer a right to continued employment to any individual.

Section 7.6 Certain Intercompany Matters. Except as specifically contemplated by any of the Transaction Documents, or to the extent the Acquiror notifies the Transferor otherwise within sixty (60) days of the date hereof, or as set forth on Schedule 7.6(a) of the Transferor Parties Disclosure Schedule, (a) all services provided by the Transferor or any of its Affiliates (other than the Transferred Companies) to any of the Transferred Companies, (b) all services provided to the Transferor or any of its Affiliates (other than the Transferred Companies) by any of the Transferred Companies and (c) all agreements between the Transferor or any of its Affiliates (other than the Transferred Companies) on the one hand, and any of the Transferred Companies, on the other hand, in each case shall be terminated as of immediately prior to the Closing without payment or incurrence of further liability or obligation (contingent or otherwise) thereunder. At the Closing, the Acquiror shall, or shall cause a Subsidiary of the Acquiror to, assume, or otherwise cause to be terminated, the obligations of the Founder pursuant to the Contract set forth on Schedule 7.6(b) of the Transferor Parties Disclosure Schedule.

Section 7.7 Other Transaction Documents. The Transferor Parties and the Acquiror and Parent shall use their respective reasonable best efforts to negotiate in good faith and finalize each of the Transaction Documents that is required to be executed prior to or at the Closing as promptly as practicable but no later than thirty (30) days after the date hereof. At or prior to the Closing, the Transferor Parties shall, and shall cause each of their Affiliates that is a party to any Transaction Documents aside from this Agreement to, execute and deliver such Transaction Documents to which it is a party, and the Acquiror shall, and shall cause each of its Affiliates that is a party to any such Transaction Documents to, execute and deliver such Transaction Documents.

Section 7.8 Notice of Developments. Prior to the Closing, the Transferor Parties, the Acquiror and Parent agree to promptly notify the other in case of a material development that is reasonably likely to cause a condition to Closing set forth in Article VIII not to be capable of being satisfied as of the expected Closing Date or, if later, the Termination Date; provided, that no such notice shall affect any remedies of either party hereunder other than, if applicable, the right not to effect the Closing to the extent the condition to Closing runs in such party’s benefit and cannot be met prior to the Termination Date. No notice pursuant to this Section 7.8, nor any failure to provide such notice, shall be considered for purposes of Article VIII or IX, nor shall any such notice or failure to provide such notice create or waive any claim for indemnification pursuant to Article X.

Section 7.9 Further Assurances. On and after the Closing Date, the Transferor Parties (as reasonably requested from time to time by the Acquiror) and the Acquiror and Parent (as reasonably requested from time to time by the Transferor Parties) shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be reasonably necessary to carry out any of the provisions of this Agreement.

Section 7.10 Confidentiality.

(a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate other than any obligations that relate to any period prior to the Closing.

(b) From and after the Closing, the Transferor Parties shall, and shall cause their respective Affiliates and Representatives (other than the Founder) to, maintain in confidence any written, oral or other information relating to or obtained from the Acquiror or its Affiliates and any information pertaining to the Transferred Companies or the Transactions, and the Acquiror shall, and shall cause its respective Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to or obtained from the Transferor Parties other than any information pertaining to the Transferred Companies or the Transactions, except that the foregoing requirements of each party hereto contained in this Section 7.10(b) shall not apply to the extent that (i) any such information is published or otherwise becomes available to the general public other than (A) in the case of the Acquiror, as a result of disclosure by any Transferor Party and (B) in the case of the Transferor Parties, as a result of disclosure by the Acquiror or any Transferred Company (after the Closing Date) or in the case of (A) or (B), any of their respective Affiliates or any of their respective Representatives, (ii) any such information (including any report, statement, testimony or other submission to a Governmental Authority) is required by applicable Law or such Governmental Authority to be disclosed, after prior notice has been given to the other party to the extent such notice is permitted by applicable Law or such Governmental Authority; provided that no such notice is required if prohibited by applicable Law, and such party uses its reasonable commercial efforts to limit such disclosure and obtain assurances that any information so disclosed will be accorded confidential treatment, (iii) any such information is required to be disclosed to a Governmental Authority in connection with any Action or in any dispute with respect to the Transaction Documents (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), and such party uses its reasonable commercial efforts to limit such disclosure and obtain assurances that any information so disclosed will be accorded confidential treatment to the extent permitted in connection therewith, (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or Representative of such party) that is not known by the disclosing party to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information, (v) any such information was available to such party prior to the time of disclosure by or on behalf of the other party or (vi) any such information was independently developed by such party or its Representatives without reference to or use of any confidential information of the other party. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality; provided, however, that each party shall be responsible for the breach of this Section 7.10 by any of its Affiliates or Representatives; it being understood that the parties hereto may disclose information about the Tax treatment and Tax structure of the Transactions (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).

Section 7.11 Publicity; Notices. Until the Closing Date, the parties hereto shall coordinate with each other as soon as practicable in advance as to (a) the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public regarding the Transactions and (b) the form and content of any communication from the Acquiror to any Continuing Employee. No party hereto or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Transactions without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party hereto required to publish such press release or public announcement shall allow the other party hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication, and shall use its commercially reasonable efforts to include such comments. Prior to the Closing, none of the parties hereto, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents, employees of, or other Persons with significant business relationships with, any Transferred Company without first obtaining the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed. Notice and consent given in connection with this Section 7.11 may be given by email to one or more individuals designated by each of the parties hereto.

Section 7.12 Cooperation. From the date hereof until the Closing Date, the Transferor shall, and shall make reasonable efforts to cause the Transferred Companies to, assist the Acquiror and Parent in their efforts to comply with anti-money laundering, anti-bribery, terrorist financing and “know your customer” Laws (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act) in respect of the businesses of the Transferred Companies.

Section 7.13 Transition Plan. Between the date of this Agreement and the Closing Date, the Transferor and the Acquiror shall, in accordance with mutually acceptable guidelines and procedures and in all events in accordance with applicable Law and internal policies: (i) designate certain Persons (including, in the case of Persons designated by the Transferor, Representatives of the Transferred Companies) to serve as members of one or more (as agreed by the Transferor and the Acquiror) transition teams with Representatives of the other party and cause such Persons to devote a reasonable amount of time to discussing transition matters, including periodic meetings to discuss planning and implementation of transition plans, and (ii) reasonably cooperate with the other party to assist in the formulation of a transition plan.

Section 7.14 Tax Matters.

(a) Indemnification for Transferor Taxes.

(i) Each of Holding and the Holders shall, severally and not jointly, indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse the Acquiror Indemnified Parties for its Class E Pro Rata Percentage (as of such time as provided in Section 10.7(c)(iv)), or in the case of the Audit Restricted Units, the Class E Pro Rata Percentage without regard to the exclusion of Class E Units that were converted from Class G Interests or Class H Interests in the numerator or the denominator thereof, of any Transferor Taxes.

(ii) Each Holder shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from the portion, if any, of Specified Amounts that are attributable to such Holder.

(b) Preparation of Tax Returns.

(i) Holding shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Transferred Companies for all periods ending on or prior to the Closing Date which are required to be filed on or before the Closing Date. Such Tax Returns shall be prepared consistently with the past practice of the Transferred Companies, as applicable, unless otherwise required by applicable Law. Holding shall provide (or cause to be provided) drafts of any such Tax Returns no later than thirty (30) days prior to the applicable due date (taking into account all extensions properly obtained) of such Tax Return for the Acquiror’s review and approval (such approval not to be unreasonably withheld, delayed or conditioned).

(ii) The Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns not described in Section 7.14(b)(i) that are required to be filed by or with respect to the Transferred Companies. In the case of any Tax Returns that relate to any Pre-Signing Tax Period or to any portion of a Straddle Period ending on the Closing Date, the Acquiror shall prepare such Tax Returns consistent with past practices of the Transferred Companies, as applicable, unless otherwise required by applicable Law, and shall provide (or cause to be provided) drafts of such Tax Returns no later than thirty (30) days prior to the applicable due date (taking into account all extensions properly obtained) of such Tax Return for the Transferor Parties’ review and approval (such approval not to be unreasonably withheld, delayed or conditioned). The Transferor Parties shall pay the Acquiror an amount equal to the Transferor Taxes due with such Tax Return no later than five (5) Business Days prior to the due date of such Taxes.

(iii) For purposes of this Section 7.14, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Signing Date shall (A) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Signing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Signing Date.

(c) Contest Provisions.

(i) The Acquiror shall notify the party or parties liable for any indemnification under Section 7.14(a) (the “Tax Indemnifying Party”) in writing within ten (10) Business Days after the receipt by the Acquiror or the Transferred Companies of any written notice of any examination, audit, dispute or proceeding regarding any Taxes or Tax Return (a “Tax Claim”), which notice shall specify the amount of the estimated amount of such Tax Claim, with respect to which the Tax Indemnifying Party may have an indemnification obligation; provided, however, that the failure to provide such notice shall not release the Tax Indemnifying Party of any of its obligations under this Section 7.14, except to the extent that the Tax Indemnifying Party is prejudiced by such failure.

(ii) The Tax Indemnifying Party shall be entitled to control, at its sole cost and expense, any Tax Claim to the extent such Tax Claim is solely in respect of (x) Transferor Taxes, and (y) any taxable period ending on or before the Signing Date and (z) Specified Amounts; provided that (A) the Tax Indemnifying Party shall provide the Acquiror with notice of its intention to assume the defense of any such Tax Claim and shall keep the Acquiror fully and timely informed with respect to the commencement, status and nature of any such Tax Claim, (B) the Acquiror, at its sole cost and expense, shall have the right to participate in any such Tax Claim, (C) the Tax Indemnifying Party shall not settle or otherwise resolve any portion of such Tax Claim that is reasonably likely to adversely affect the Tax liability of the Transferred Companies for any taxable year (or portion thereof) beginning after the Signing Date without the prior written consent of the Acquiror (which consent will not be unreasonably withheld or delayed) and (D) if the Tax Indemnifying Party does not assume or is not conducting the defense of any such Tax Claim actively and diligently, the Acquiror may assume control of such Tax Claim and defend such Tax Claim in a manner as it may deem appropriate, including settling such Tax Claim, after giving notice thereof to the Tax Indemnifying Party. The Acquiror shall not settle any claim that could result in an indemnification obligation under Section 7.14(a) without the consent of Holding (which consent shall not be unreasonably withheld or delayed).

(iii) The Acquiror shall be entitled to control, at its sole cost and expense, any Tax Claim not described in Section 7.14(c)(ii); provided, however, that in the case of a Tax Claim that could reasonably materially adversely affect the liability of the Tax Indemnifying Party under Section 7.14(a), (A) Holding, at its sole cost and expense, shall have the right to participate in any such Tax Claim and (B) the Acquiror shall not settle or otherwise resolve any such Tax Claim without the prior written consent of Holding (which consent shall not be unreasonably withheld or delayed).

(iv) For purposes of this Section 7.14(c), in the event that Tax Indemnifying Party is a Holder, the term “Tax Indemnifying Party” shall mean the Holders’ Representative, acting on behalf of such Holder.

(v) These provisions, and not Section 10.4, shall apply to any audits, examinations, proposed adjustments or other type of controversy involving any Tax Authority.

(d) Transfer Taxes. All Transfer Taxes will be borne equally by the Acquiror on one hand and the Transferor Parties on the other hand; provided, that the Acquiror shall be responsible for any UK stamp duty or UK stamp duty reserve Tax on the transfer of the ISI UK Shares up to the amount of $25,000, with the amount of any UK stamp duty or UK stamp duty reserve Tax in excess of $25,000 to be borne equally by the Acquiror, on one hand, and the Transferor Parties on the other hand. Such Transfer Taxes shall be paid by the party legally responsible to pay such Taxes (with the other party paying the party that is legally responsible to pay the tax its share of such tax at least three (3) Business Days before the tax payment due date). Both parties will join in the execution of any such Tax Returns and other documentation as required by Law.

(e) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.14 shall be unconditional and absolute and shall remain in effect sixty (60) days after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) applicable thereto and shall not be subject to any limitation provided for in Article X.

(f) U.S. Federal Income Tax Characterization. The parties agree to treat and report the contribution of the ISI Interests to the Acquiror in exchange for the Securities and the distribution by the Transferor of Securities in liquidation of the Transferor pursuant to this Agreement as an “assets over” merger, as such term is given meaning in Treasury Regulations Section 1.708-1(c)(3)(i), of the Transferor with and into the Acquiror with the Acquiror as the surviving partnership, for all federal, state and local income Tax purposes, in each case except as required by a change in the applicable Law after the date hereof. The parties hereto shall (A) not take any position on any U.S. federal, state, local or non-U.S. Tax Return that is contrary to this Section 7.14(f), except as required by a change in the applicable Law after the date hereof, and (B) cooperate fully with respect to the reporting and defense of the position set forth in this Section 7.14(f).

(g) Cooperation with respect to Specified Amounts. Each Holder, the Holders’ Representative (on behalf of the Holders), and the Acquiror, on behalf of the Acquiror Indemnified Parties, shall cooperate to reduce the Specified Amounts, including the Holder’s Representative consulting with the Acquiror before making any payments to any Governmental Authority in respect of such Specified Amounts.

Section 7.15 Registration Rights. Following the Closing, Parent shall provide, or cause to be provided, the Registration Rights to the Holders, Holding, Holding II and the Founder on the terms set forth in Annex E hereto.

Section 7.16 Cancellation of Management Holdings Management Units. Each of Holding and Management Holdings shall take all actions necessary such that the Management Holdings Management Units will be cancelled at or promptly following the Closing upon receipt by Management Holdings of the Management Securities without any further action of either Holding or Management Holdings.

Section 7.17 Dissolution and Liquidation of Management Holdings. Simultaneously with the Closing, Holding shall take or have taken all actions necessary to effect the dissolution and liquidation of Management Holdings and, as part of the dissolution and liquidation process, cause Management Holdings to distribute the Management Securities to the Holders in accordance with Annex A.

Section 7.18 Dissolution of the Transferor. Simultaneously with the Closing, Holding shall take or have taken all actions necessary to effect the dissolution and liquidation of the Transferor, and, as part of the dissolution and liquidation process, cause the Transferor to distribute the Founder Securities to Holding and Holding II in accordance with Annex A.

Section 7.19 Bank Regulatory Matters. Each of the Founder and the Holders agrees that it shall not act in concert with respect to the acquisition of control (as those terms are defined in 12 C.F.R. Section 5.50) of Parent, the Acquiror or any bank that is regulated by the Office of the Comptroller of the Currency and is a Subsidiary of Parent.

Section 7.20 Signing Balance Sheet. As soon as practicable following the date of this Agreement, but in any event no later than six (6) weeks after the date of this Agreement, the Transferor shall cause the Transferred Companies to deliver to the Acquiror the Signing Balance Sheet.

Section 7.21 Valuation and Reporting. The parties agree that value of the ISI Interests and the consideration to be exchanged therefor pursuant to this Agreement shall be equal to or higher than (and in any event, not lower than) $312,000,000 as of the Signing Date, and agree further that the value of the ISI Interests shall be equal to or higher than (and in any event, not lower than) $312,000,000 as of the Closing Date; it being understood that the Transferor Parties shall use commercially reasonable efforts with respect to matters within their control to preserve such value between the date hereof and the Closing. The parties hereto shall, and shall cause their Affiliates to, not take any position inconsistent with this agreed valuation for the ISI Interests (A) for all accounting and financial reporting purposes (except as otherwise required by applicable accounting standards) and shareholder reporting purposes (including in any 8K’s, 10K’s, 10Q’s or similar filings or other Parent SEC Reports), (B) in communicating the transactions to the public via information statements, investor calls, reports to analysts or similar communications (except to the extent permitted pursuant to clause (A)), and (C) in any other public statement (except to the extent permitted pursuant to clause (A)). In addition, the parties hereto shall, and shall cause their Affiliates to, use this agreed valuation, and not take any position inconsistent therewith, for all federal (and applicable state, local and non-U.S.) Tax purposes. The parties hereto shall cooperate fully with respect to the reporting and defense of the position set forth in this Section 7.21.

Section 7.22 Directors & Officers Indemnification and Insurance.

(a) From and after the Closing Date, the Acquiror shall cause the Transferred Companies to indemnify and hold harmless, to the fullest extent permitted under applicable Law, pursuant to indemnification agreements existing on the date hereof and set forth on Schedule 7.22(a) of the Transferor Parties Disclosure Schedule or the Organizational Documents of the Transferred Companies in effect on the date hereof (and the Acquiror and the Transferred Companies shall also advance expenses to the fullest extent required by the Organizational Documents of the Transferred Companies in effect on the date hereof; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of any Transferred Company against any Losses incurred in connection with any Action, arising out of or related to such Person’s service as a director, officer or employee of any Transferred Company or services performed by such Persons at the request of any Transferred Company at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, including the Transactions, and including any expenses incurred in enforcing such Person’s rights under this Section 7.22. The indemnification agreements existing on the date hereof and set forth on Schedule 7.22(a) of the Transferor Parties Disclosure Schedule with any of the directors, officers or employees of the Transferred Companies shall continue in full force and effect in accordance with their terms following the Closing Date.

(b) For not less than six (6) years from and after the Closing Date, the Organizational Documents of the Transferred Companies shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Transferred Companies for periods at or prior to the Closing Date than are currently set forth in the Organizational Documents of the Transferred Companies, provided, however, that after the Closing Date, any amount in respect of which any director, officer, or employee of the Transferred Companies is entitled to be indemnified pursuant to Section 7.22(a) or this Section 7.22(b) shall be reduced by the portion of any claim for which the Parent or Acquiror is entitled to indemnification under Article X that such indemnified director, officer or employee is responsible for pursuant to Article X (in his or her capacity as an Indemnifying Party).

(c) For the benefit of the Transferred Companies’ directors and officers, following the date of this Agreement, the Transferor Parties shall obtain an insurance and indemnification policy (the “D&O Insurance”) that provides coverage for a period of six (6) years from and after the Closing Date for events occurring prior to the Closing Date.

(d) In the event the Acquiror or the Transferred Companies (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of their properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.22.

(e) The obligations under this Section 7.22 shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of the Transferred Companies to whom this Section 7.22 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 7.22 applies are express third party beneficiaries of this Section 7.22).

(f) The rights of each such director, officer and employee under this Section 7.22 shall be in addition to any rights such Person may have under the Organizational Documents of the Transferred Companies, or under any applicable Laws or contractual indemnification rights.

Section 7.23 Passporting Undertaking. Within twenty-one (21) days after the date hereof, Holding will, with respect to each European Economic Area state in which ISI UK conducts its business, provide, and, with respect to any other European Economic Area state in which Evercore Partners International LLP conducts business and for which the Acquiror so requests, cooperate with the Acquiror to provide, to the Acquiror a completed form of a Passporting Notification as required to permit ISI UK to carry on its business in such European Economic Area states and, as soon as reasonably practicable following receipt of comments from the Acquiror on such Passporting Notification, submit such Passporting Notification in final form, incorporating any reasonable comments provided by the Acquiror, to the FCA.

Section 7.24 Transition Services. Prior to the Closing, the Acquiror and the Transferor shall in good faith reasonably determine whether the Transferred Companies and ISI Inc. need to enter into a Transition Services Agreement on the Closing Date, pursuant to which the Transferred Companies will provide certain transition services to ISI Inc. (the “Transition Services Agreement”). If the Acquiror and the Transferor so determine there is such a need, the Acquiror and Transferor shall negotiate in good faith to cause the relevant parties to enter into such a Transition Services Agreement.

Section 7.25 Distribution Agreement. Prior to the Closing, with respect to any unwritten distribution arrangements between ISI Group and ISI Inc., ISI Group and ISI Inc. will enter into an arms’ length Distribution Agreement which shall replicate the economic terms of such distribution arrangement between ISI Group and ISI Inc. as of the date hereof and shall include such other terms as the Transferor and the Acquiror may reasonably agree (the “Distribution Agreement”).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions Precedent to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions (either (a) or (b) of which may, to the extent permitted by Law, be waived in writing in whole or in part by the Acquiror, Parent, the Transferor Parties, the Founder and the Holders’ Representative in their discretion):

(a) No Governmental Order. There shall be no Law in existence (which is final and non-appealable) that prohibits the consummation of the Transactions; and

(b) Governmental Approvals. All Required Governmental Approvals shall have been obtained. The waiting period (and any extension of such period) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or shall have been terminated.

Section 8.2 Conditions Precedent to the Obligations of the Transferor Parties, the Holders and the Founder. The obligations of the Transferor Parties, the Holders and the Founder under this Agreement are subject to the fulfillment, as of the Closing, of the following conditions (all or any of which may, to the extent permitted by Law, be waived in whole or in part by the Transferor Parties in their discretion):

(a) Representations and Warranties. Each of the Acquiror Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date and other than de minimis inaccuracies with respect to the Acquiror or Parent). Each of the other representations and warranties of the Acquiror set forth in this Agreement (other than the representations and warranties set forth in Section 6.12) shall be true and correct, without giving effect to any limitation as to materiality or Acquiror Material Adverse Effect set forth therein, as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), except for such failures of such representations and warranties of the Acquiror to be so true and correct as, individually or in the aggregate, have not had and are not reasonably likely to have an Acquiror Material Adverse Effect, and the representations and warranties set forth in Section 6.12 shall be true and correct as of the date of this Agreement and as of the Closing;

(b) Compliance with Covenants. Each of the Acquiror and Parent shall have performed in all material respects its covenants contained in this Agreement to be complied with or performed prior to the Closing;

(c) No Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement; and

(d) Certificates. The Acquiror and Parent shall have furnished the Transferor Parties with a certificate, dated as of the Closing Date, executed by a duly authorized officer, stating that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied or waived.

Section 8.3 Conditions Precedent to the Obligations of the Acquiror and Parent. The obligations of the Acquiror and Parent under this Agreement are subject to the fulfillment, as of the Closing, of the following conditions (all or any of which may, to the extent permitted by Law, be waived in whole or in part by the Acquiror in its discretion):

(a) Representations and Warranties. Each of the Transferor Parties Fundamental Representations, the Holder Fundamental Representations and the Founder Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date and other than de minimis inaccuracies with respect to the Transferor Parties, the Holders, or the Founder, as applicable). Each of the other representations and warranties of the Transferor Parties, the Holders and the Founder set forth in this Agreement (other than the representations and warranties set forth in Section 3.10(b)) shall be true and correct, without giving effect to any limitation as to materiality or Transferred Companies Material Adverse Effect set forth therein, as of the date of this Agreement and as of the Closing as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), except for such failures of such representations and warranties of the Transferor Parties, the Holders or the Founder to be so true and correct as, individually or in the aggregate, have not had and are not reasonably likely to have a Transferred Companies Material Adverse Effect, and the representations and warranties set forth in Section 3.10(b) shall be true and correct as of the date of this Agreement and as of the Closing;

(b) Compliance with Covenants. Each of the Transferor Parties, the Holders, the Founder and the Transferred Companies shall have performed in all material respects its covenants contained in this Agreement to be complied with or performed prior to the Closing Date;

(c) No Transferred Companies Material Adverse Effect. No Transferred Companies Material Adverse Effect shall have occurred since the Signing Date;

(d) Certificates.

(i) The Transferor Parties shall have furnished the Acquiror with a certificate, dated as of the Closing Date, executed by a duly authorized officer stating that the conditions set forth in Section 8.3(a) and Section 8.3(b), as they apply to each of the Transferor Parties’, the Founder’s and the Transferred Companies’ representations, warranties, covenants and agreements in this Agreement, have been satisfied or waived, and

(ii) The Holders’ Representative shall have furnished the Acquiror with a certificate, dated as of the Closing Date, executed on behalf of each Holder stating that the conditions set forth in Section 8.3(a) and Section 8.3(b), as they apply to such Holder’s representations, warranties, covenants and agreements in this Agreement, have been satisfied or waived;

(e) Ancillary Agreements. The Founder shall have executed the Subordinated Loan Amendments and the Guaranty; and

(f) Employees. Each Key Employee shall have remained actively employed by a Transferred Company through the Closing, and, to the Transferor’s Knowledge, no Key Employee shall have informed the Acquiror of such Key Employee’s intention not to honor such individual’s New Employment Agreement; and such employees as required by Schedule 8.3(f) of the Transferor Parties Disclosure Schedule shall be actively employed by the applicable Transferred Companies at the Closing.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Acquiror and the Transferor Parties;

(b) by either the Transferor Parties or the Acquiror if the Closing has not occurred on or before May 3, 2015 (the “Termination Date”); provided, however, that if the sole reason that the Closing has not occurred is that one or more of the Required Governmental Approvals have not been obtained on or prior to such date, such date may be extended by either the Acquiror or the Transferor Parties to a date not beyond August 3, 2015 (the “End Date”); and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available (i) to the Transferor Parties, if any action or inaction of the Transferor Parties, the Transferred Companies, the Holders or the Founder required to fulfill any of such party’s obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to the End Date or (ii) to the Acquiror, if any action or inaction of the Acquiror or Parent, required to fulfill any of such party’s obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to the End Date;

(c) by either the Transferor Parties or the Acquiror in the event of the issuance of a final, non-appealable Order restraining or prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available (i) to the Transferor Parties, if any action or inaction of the Transferor Parties, the Transferred Companies, the Holders or the Founder required to fulfill any of such party’s obligations under this Agreement has caused or resulted in the issuance of such Order or (ii) to the Acquiror, if any action or inaction of the Acquiror or Parent, required to fulfill any of such party’s obligations under this Agreement has caused or resulted in the issuance of such Order;

(d) by the Acquiror (but only so long as the Acquiror or Parent is not in breach of its obligations under this Agreement, which breach would cause the conditions in Section 8.2 not to be satisfied) if there has been a breach of any representation, warranty, covenant or agreement of the Transferor Parties, the Holders or the Founder such that one or more of the conditions to Closing set forth in Section 8.1 and Section 8.3 are not capable of being fulfilled as of the Termination Date; or

(e) by the Transferor Parties (but only so long as the Transferor Parties are not in breach of their obligations under this Agreement, which breach would reasonably be expected to cause the conditions in Section 8.3 not to be satisfied) if there has been a breach of any representation, warranty, covenant or agreement of the Acquiror or Parent such that one or more of the conditions to Closing set forth in Section 8.1 and Section 8.2 are not capable of being fulfilled as of the Termination Date.

Section 9.2 Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination. In the case of any such termination by the Acquiror, such written notice shall be given to the Transferor Parties and in the case of any such termination by the Transferor Parties, such written notice shall be given to the Acquiror.

Section 9.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall terminate and become void and none of the Transferor Parties, the Holders, the Founder, the Acquiror, Parent, any of their respective Affiliates or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that (i) the provisions of Section 7.10, this Article IX and Article XI shall survive such termination and (ii) nothing in this Agreement will relieve any part from liability for any willful and material pre-termination breach by such party of the terms and provisions of this Agreement; provided, however, that notwithstanding the termination of this Agreement pursuant to this Section 9.3, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival. The representations and warranties of the Transferor Parties, the Holders, the Founder, the Acquiror and Parent contained in this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under this Article X thereafter), except that: (i) the Transferor Parties Fundamental Representations, the Holder Fundamental Representations, the Founder Fundamental Representations and the Acquiror Fundamental Representations shall survive the Closing indefinitely, and if at the time of the termination of the survivability of any representation a claim has been filed with respect to any representation, such representation shall survive until the resolution of such claim and (ii) the representations and warranties set forth in Section 3.12 shall survive in full force and effect until the expiration of the applicable statute of limitations with respect to the matters addressed by such representations and warranties. The covenants and agreements related to actions to be taken, or refrained from being taken, prior to Closing shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date. The covenants and agreements related to actions to be taken, or refrained from being taken following the Closing Date shall survive until fully performed, or until the expiration of all applicable statutes of limitations (giving effect to any extensions thereof) with respect to the matters addressed by such covenants and agreements.

Section 10.2 Indemnification by Holding and the Holders.

(a) From and after the Closing and subject to this Article X, Holding and each of the Holders shall, severally and not jointly, indemnify, defend and hold harmless the Acquiror, Parent, their respective Affiliates and each of their Affiliates’ Representatives (the “Acquiror Indemnified Parties”) against, and reimburse the Acquiror Indemnified Parties for, its Class E Pro Rata Percentage (calculated as of the relevant date specified in Section 10.7) of any Losses that any of the Acquiror Indemnified Parties may at any time suffer or incur, or become subject to, in each case, to the extent arising out of or in connection with, or resulting from:

(i) the inaccuracy or breach of any representation or warranty contained in Article III (other than any representation or warranty relating to Taxes);

(ii) the inaccuracy or breach of any representation or warranty in Section 4.1 to Section 4.6 inclusive;

(iii) any breach or failure by any Transferor Party or the Transferred Companies to perform any of their covenants or obligations contained in this Agreement (other than any covenant or obligation relating to Taxes); or

(iv) any Excluded Liabilities.

(b) From and after the Closing and subject to this Article X, each Holder, severally and not jointly, shall indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse the Acquiror Indemnified Parties for, any Losses that the Acquiror Indemnified Parties may at any time suffer or incur, or become subject to, in each case, to the extent arising out of or in connection with, or resulting from, (i) the inaccuracy or breach of any representation or warranty of such Holder contained in Section 4.7 to Section 4.11 inclusive or (ii) any breach or failure by such Holder to perform any of such Holder’s covenants or obligations contained in this Agreement.

(c) From and after the Closing and subject to this Article X, Holding shall indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse the Acquiror Indemnified Parties for, any Losses that any of the Acquiror Indemnified Parties may at any time suffer or incur, or become subject to, in each case, to the extent arising out of or in connection with, or resulting from, the inaccuracy or breach of any representation or warranty contained in Section 4.12 to Section 4.16 inclusive.

(d) From and after the Closing and subject to this Article X, Holding shall indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse the Acquiror Indemnified Parties for, any Losses that any of the Acquiror Indemnified Parties may at any time suffer or incur, or become subject to, in each case, to the extent arising out of or in connection with, or resulting from, any Specified Liabilities.

(e) For purposes of determining the inaccuracy or breach of any representations or warranties), any materiality or Transferred Companies Material Adverse Effect qualification contained in the representations and warranties (other than such qualifications contained in the representations and warranties set forth in Section 3.10) shall be disregarded.

(f) Notwithstanding anything to the contrary contained herein, neither Holding nor any of the Holders shall be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(b)(i) or Section 10.2(c) (other than Losses arising out of or in connection with, or resulting from, the inaccuracy or breach of any Transferor Parties Fundamental Representations, Holder Fundamental Representations or Founder Fundamental Representations) (A) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) in respect of such Losses, unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves such Losses in excess of $50,000; and (B) until the aggregate amount of such Losses (for the avoidance of doubt, taking into account any Losses arising out of or in connection with, or resulting from, the inaccuracy or breach of any Transferor Parties Fundamental Representations, Holder Fundamental Representations or Founder Fundamental Representations) exceeds $1,320,000, and then for any Losses in excess thereof, subject to the provisions of this Article X. The aggregate amount of indemnification payments made to all Acquiror Indemnified Parties in respect of Losses pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(b)(i) or Section 10.2(c) (other than Losses arising out of or in connection with, or resulting from, the inaccuracy or breach of any Transferor Parties Fundamental Representations, Holder Fundamental Representations or Founder Fundamental Representations) shall not, individually or in the aggregate, exceed $23,400,000 (the “Indemnification Cap”).

(g) Notwithstanding anything to the contrary contained herein, (i) the sole remedy available to the Acquiror Indemnified Parties in respect of any indemnification claim made pursuant to Section 10.2(a)(i)-(iii), Section 10.2(b) or Section 10.2(c) (other than in respect of the inaccuracy or breach of any Transferor Parties Fundamental Representations, Holder Fundamental Representations or Founder Fundamental Representations), shall be the forfeiture of the Eligible Class E Units pursuant to the procedures set out in Section 10.7, and (ii) the sole remedy available to the Acquiror Indemnified Parties in respect of any indemnification claim made pursuant to Section 10.2(a)(iv), Section 10.2(d) or Section 7.14 and, with respect to the inaccuracy or breach of any Transferor Parties Fundamental Representations, Holder Fundamental Representations or Founder Fundamental Representations only, Section 10.2(a)(i)-(iii), Section 10.2(b) or Section 10.2(c), shall be the forfeiture of Securities pursuant to the procedures set out in Section 10.7.

Section 10.3 Indemnification by the Acquiror and Parent.

(a) From and after the Closing and subject to this Article X, the Acquiror and Parent, jointly and severally, shall indemnify, defend and hold harmless each Transferor Party, each Holder, the Founder, their respective Affiliates and each of their and their Affiliates’ Representatives (collectively, the “Transferor Indemnified Parties”) against, and reimburse the Transferor Indemnified Parties for, all Losses that any of the Transferor Indemnified Parties may at any time suffer or incur, or become subject to, in each case, to the extent arising out of or in connection with, or resulting from:

(i) the inaccuracy or breach of any representation or warranty in Article V or Article VI of this Agreement;

(ii) any breach or failure by the Acquiror or Parent to perform any of its covenants or obligations contained in this Agreement; and

(iii) any business, property, asset, liability, operation or activity of the Transferred Companies, to the extent attributable to the operation or ownership of the Transferred Companies following the Closing (for the avoidance of doubt solely in the Transferor Indemnified Parties’ capacity as former owners of the business being contributed hereby and not in any other connection, including not (A) in their capacity as employees, (B) in connection with any compensation payable under the Acquiror LP Agreement, or (C) as holders of equity of the Acquiror or Parent or any of their Affiliates).

(b) Notwithstanding anything to the contrary contained herein, neither the Acquiror nor Parent shall be required to indemnify, defend or hold harmless any Transferor Indemnified Party against, or reimburse any Transferor Indemnified Party for, any Losses pursuant to Section 10.3(a)(i) (other than Losses arising out of or in connection with, or resulting from, the inaccuracy or breach of any Acquiror Fundamental Representations) (A) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) in respect of such Loss, unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves such Losses in excess of $50,000; and (B) until the aggregate amount of such Losses exceeds $1,320,000. The aggregate amount of indemnification payments made to all Transferor Indemnified Parties in respect of Losses pursuant to Section 10.3(a)(i) (other than Losses arising out of or in connection with, or resulting from, the inaccuracy or breach of any Acquiror Fundamental Representations) shall not, individually or in the aggregate, exceed the Indemnification Cap.

Section 10.4 Third-Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any party seeking indemnification pursuant to this Article X (an “Indemnified Party”), other than those relating to Taxes (which are the subject of Section 7.14(c)), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the applicable Indemnifying Party (it being understood that all notices to be provided to the Holders as an Indemnifying Party shall be provided to the Holders’ Representative) in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. Notwithstanding anything to the contrary contained herein, if more than one of the Holders are Indemnified Parties or

Indemnifying Parties, then the terms “Indemnified Party” and “Indemnifying Party” (to the extent referenced in this Agreement in respect of actions required to be taken, or notices required to be given, to or by such Indemnified Parties or Indemnifying Parties, but not in respect of indemnification obligations of such Indemnifying Parties or the right to indemnification of such Indemnified Parties) shall mean the Holders’ Representative acting on behalf of such Holders, and each such Holder shall be responsible for communicating on a timely basis with the Holders’ Representative in connection therewith. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim. The Indemnifying Party will keep the Indemnified Party reasonably advised of the status of such Third-Party Claim and the defense thereof.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party and shall have the sole power to direct and control such defense, at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at the Indemnified Party’s sole cost and expense. The Indemnified Party shall participate in any such defense at its sole cost and expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnifying Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in the first sentence of Section 10.4(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that (A) contains an admission of liability on the part of the Indemnified Party or any of its Affiliates, (B) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third-Party Claim or (C) would impose a judgment that provides for anything other than monetary damages that are indemnified in accordance with this Article X (subject to Section 10.7). The Indemnifying Party shall (i) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed).

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim by not giving the Indemnified Party timely notice of its desire to so defend pursuant to Section 10.4(a) or (ii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a

Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything in this Agreement to the contrary, as promptly as reasonably practicable following receipt by the Acquiror of a Claim Notice or a written notice by Holding, Holding II or the Holders’ Representative of a demand or inquiry by a Governmental Authority, or subpoena or other legal process served by any Person, relating to any Transferred Company, the Acquiror shall, and shall cause each Transferred Company to, retain documents that are then within the Acquiror’s or any Transferred Company’s possession or control and reasonably related to such Third-Party Claim or such other demand or other legal process for a period of time that Holding or the Holders’ Representative reasonably determines, in consultation with the Acquiror, after taking into account all relevant facts and circumstances (each such period, a “Claim Notice Period”). For the purposes of this Section 10.4(d), the term “documents” is defined as synonymous with the term “documents or electronically stored information” in Federal Rule of Civil Procedure 34(a)(1)(A). If the Indemnifying Party chooses to assume the defense of any Third-Party Claim, the Indemnifying Party may direct the Indemnified Party with respect to such Third-Party Claim to take during the Claim Notice Period reasonable measures (which measures shall be at least substantially comparable to measures employed by the Indemnified Party with respect to its own materials following the Closing) designed to preserve attorney-client privilege or attorney work-product immunity to the extent then existing in respect of documents reasonably relating to such Third-Party Claim and the Indemnified Party shall, upon the reasonable written request of the Indemnifying Party, make reasonably available to the Indemnifying Party such books, records or other documents and employees and Representatives reasonably relating to such Third-Party Claim that are within the Indemnified Party’s possession or control that are reasonably related to the litigation related to such Third-Party Claim. Except with respect to any sharing of privileged materials under any common interest agreement or joint defense agreement entered into by the Transferor Parties and the Acquiror, subject to the following proviso, the Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the reasonable opinion of its outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law; provided, however, that the Transferor Parties, the Holders’ Representative, or Acquiror, as applicable, shall use its commercially reasonable efforts to permit the Indemnifying Party to become party to any joint defense or common interest agreement entered into by an Indemnified Party with any third Person.

(e) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.14, Section 10.2 and Section 10.3), no Indemnifying Party shall have any liability under this Article X or Section 7.14 for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 10.5 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall (i) notify the Indemnifying Party in writing of such Direct Claim, (ii) specify the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), (iii) state in reasonable detail the circumstances giving rise to the Loss, (iv) specify the representation, warranty, covenant or agreement of this Agreement alleged to have been breached or not performed by the Indemnifying Party, (v) state any other remedy sought thereunder, (vi) specify any relevant time constraints relating thereto, and (vii) to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond with an objection and a reasonably specific basis for such objection within such thirty (30)-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim.

Section 10.6 Payments.

(a) In the event a claim for indemnification under this Article X has been finally determined, (i) if the Indemnified Party is a Transferor Indemnified Party, the amount of such final determination shall be paid to the Indemnified Party by the Acquiror promptly in immediately available funds and (ii) if the Indemnified Party is an Acquiror Indemnified Party, the provisions of Section 10.7 shall apply, subject to the provisions of Section 10.2(g).

(b) A claim, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X when the parties hereto have so determined by mutual agreement or, if disputed, when a final, non-appealable Order or arbitral award has been entered into with respect to such claim or the Action relating to such claim, and, for the avoidance of doubt, shall include any expenses incurred in respect of prosecuting such claim.

Section 10.7 Payment by Holding and the Holders.

(a) Exchange Restriction. At the Closing, and on each of the first anniversary of the Closing, the second anniversary of the Closing and the third anniversary of the Closing, if there is then any pending claims for indemnification made by the Acquiror pursuant to Section 10.2(a) or Section 7.14(a)(i), then, for each such claim, a number of Class E Units, rounded down to the nearest whole unit, that (i) for the non-Founder Class E Units, vest at such time and (ii) for the Founder Class E Units, that but for this Section 10.7(a) would become exchangeable for Parent Common Stock at such time (in the case of (i) and (ii), other than Class E Units that were converted from Class G Interests or Class H Interests, in each case not exceeding the Class E Units Cap) equal to the product of (x) the dollar value of such pending claim (subject to Section 10.9(a)), as set forth in any notice delivered pursuant to Section 10.4, Section 10.5 or Section 7.14(c), as applicable, multiplied by the aggregate Class E Pro Rata Percentage of Holding and each Holder (with respect to each such claim, the total dollar amount of such claim as of any time of measurement, multiplied by the aggregate Class E Pro Rata Percentage of Holding and each Holder, the “Reserve Amount”), divided by the Market Price at such time (together, the “Exchange Restricted Units”), will be subject to the forfeiture provisions contained in this Section 10.7 and will not be exchangeable into Parent Common Stock except to the extent permitted by the provisions of this Section 10.7. The Exchange

Restricted Units shall be allocated across Holding and the Holders in accordance with their respective Class E Pro Rata Percentages calculated as of the Closing, the first anniversary of the Closing, the second anniversary of the Closing, and the third anniversary of the Closing, as applicable. In addition, at any time there is any pending claim for indemnification made by the Acquiror pursuant to Section 10.2(b), Section 10.2(c) , Section 10.2(d) or Section 7.14(a)(ii), a number of Class E Units held by the Person against whom such claim is pending, rounded down to the nearest whole unit, equal to the dollar value of such pending claims (subject to Section 10.9(a)), as set forth in any notice delivered to a particular Holder pursuant to Section 10.4, Section 10.5 or Section 7.14(c), as applicable (with respect to each such claim against such Person, the total dollar amount of such claim as of any time of measurement, the “Individual Reserve Amount”), divided by the Market Price at such time and at the time of final determination (at each relevant time, the “Individual Exchange Restricted Units”), will be subject to the forfeiture provisions contained in this Section 10.7 and will not be exchangeable into Parent Common Stock except to the extent permitted by the provisions of this Section 10.7.

(b) Release of Exchange Restriction. Within five (5) Business Days following each of the first three anniversaries of the Closing, a number of then Exchange Restricted Units with respect to each indemnification claim, rounded down to the nearest whole unit, equal to, if positive, the excess of (i) the number of then Exchange Restricted Units previously reserved pursuant to Section 10.7(a) against such indemnification claim pursuant to Section 10.2(a) or Section 7.14(a)(i), over (ii) the number of Exchange Restricted Units forfeited with respect to such indemnification claim pursuant to Section 10.7(c)(i) or Section 10.7(c)(iv), as applicable (such excess Exchange Restricted Units, the “Aggregate Exchange Restricted Removal Units”), shall be released from any exchange restriction hereunder and shall no longer be Exchange Restricted Units; provided, that if there are any indemnification claims made by the Acquiror pursuant to Section 10.2(a) or Section 7.14(a)(i) that are still pending as of such time (including any pending indemnification claims described in the second sentence of Section 10.7(c)(i)), as set forth in any notices delivered pursuant to Section 10.4, Section 10.5 or Section 7.14(c) or described in the second sentence of Section 10.7(c)(i), as applicable, then a number of such Aggregate Exchange Restricted Removal Units that would otherwise be released pursuant to this Section 10.7(b) shall become Exchange Restricted Units in respect of any such still pending claims as shall be allocated and determined by Acquiror (it being understood that each Exchange Restricted Unit shall be so allocated to a specific claim as determined by the Acquiror); provided, that the number of Exchange Restricted Units to be so allocated shall not exceed the amount necessary so that the aggregate number of Exchange Restricted Units in respect of each such still pending claim immediately following such release is equal to (A) the Reserve Amount in respect of such still pending claim as of the time of such release, divided by (B) the Market Price at such time. Notwithstanding the foregoing, if there is any indemnification claim made by the Acquiror against a Person pursuant to Section 10.2(b), Section 10.2(c), Section 10.2(d) or Section 7.14(a)(ii) that is pending as of such time, as set forth in any notices delivered pursuant to Section 10.4, Section 10.5 or Section 7.14(c), as applicable, and if the number of then Individual Exchange Restricted Units of any Person in respect of such claim is less than (A) the Individual Reserve Amount of such Person in respect of such claim at such time divided by (B) the Market Price at such time (such amount, the “Deficit Reserve”), then contemporaneously with such release of Aggregate Exchange Restricted Removal Units to such Person pursuant to this Section 10.7(b) (but following any allocation of such Aggregate Exchange Restricted Removal Units to a claim pursuant to the immediately preceding sentence), a number of Aggregate Exchange Restricted Removal Units that otherwise would have been released to such Person with a value of up to the Deficit Reserve (as determined using the Market Price at such time) shall remain Individual Exchange Restricted Units of such Person in respect of such claim. For the avoidance of doubt, to the extent Aggregate Exchange Removal Units being released pursuant to this Section 10.7(b) are comprised of Exchange Restricted Units that became Exchange Restricted Units at different times, the allocation of such Aggregate Exchange Removal Units among Holding and the Holders shall be determined based on the Class E Pro Rata Percentage applicable to such Exchange Restricted Units at the time such units first became Exchange Restricted Units, with the result that there may be different Class E Pro Rata Percentages applicable with respect to each finally determined claim. The Aggregate Exchange Restricted Removal Units that are released pursuant to this Section 10.7(b) shall be allocated across Holding and each of the Holders in accordance with their respective Class E Pro Rata Percentages calculated as of the date such units first became Exchange Restricted Units. For the avoidance of doubt, if the number of then Exchange Restricted Units at any time is less than (A) the sum of all the Reserve Amounts in respect of all unresolved claims at such time divided by (B) the Market Price at such time, then no Exchange Restricted Units shall be released at such time (and shall be instead reallocated against remaining unresolved claims as provided in this Section 10.7(b)).

(c) Forfeiture Upon Final Determination of a Claim.

(i) Upon any claim for indemnification pursuant to Section 10.2(a)(i)-(iii) being finally determined in favor of the Acquiror, a number of Exchange Restricted Units, rounded down to the nearest whole unit, equal to the amount payable to the Acquiror pursuant to this Article X in respect of such finally determined claim divided by the Market Price as of the date of final determination shall be forfeited to the Acquiror, without any further action (except as set forth in Section 10.7(d)), with such forfeiture being allocated in accordance with Holding’s and each Holder’s Class E Pro Rata Percentage, calculated as of the date that such units first became Exchange Restricted Units, with apportionment between units withheld from release and reserved against at each anniversary of the Closing occurring as provided in Section 10.7(b). If the number of Exchange Restricted Units forfeited pursuant to the preceding sentence multiplied by the Market Price as of the date of final determination is less than the product of (x) the amount of such finally determined claim multiplied by (y) the aggregate Class E Pro Rata Percentages of Holding and each Holder, then the number of forfeited Exchange Restricted Units, multiplied by the Market Price as of the date of final determination shall be subtracted from the amount of the finally determined claim and the amount of such shortfall shall be considered a pending claim in respect of the next date on which Class E Units may become Exchange Restricted Units pursuant to Section 10.7(a) and for purposes of determining the number of Aggregate Exchange Restricted Removal Units to be released pursuant to Section 10.7(b).

(ii) (A) Upon any claim for indemnification pursuant to Section 10.2(b) (other than any claim with respect to a Holder Fundamental Representation) being finally determined against any Holder and in favor of the Acquiror, a number of Eligible Class E Units of such Holder, rounded down to the nearest whole unit, equal to the amount payable to the Acquiror pursuant to this Article X in respect of such finally determined claim divided by the Market Price as of the date of final determination shall be forfeited to the Acquiror, without any further action (except as set forth in Section 10.7(d)). (B) Upon any claim for indemnification pursuant to Section 10.2(b) with respect to a Holder Fundamental Representation, or pursuant to Section 7.14(a)(ii), being finally determined against any Holder and in favor of the Acquiror, a number of Securities (which may include the Eligible Class E Units, determined at the Acquiror’s sole discretion) of such Holder, rounded down to the nearest whole unit, equal to the amount payable to the Acquiror pursuant to this Article X in respect of such finally determined claim divided by the Market Price as of the date of final determination shall be forfeited to the Acquiror, without any further action (except as set forth in Section 10.7(d)).

(iii) (A) Upon any claim for indemnification pursuant to Section 10.2(c) (other than any claim with respect to a Founder Fundamental Representation) being finally determined in favor of the Acquiror, a number of Eligible Class E Units of Holding, rounded down to the nearest whole unit, equal to the amount payable to the Acquiror pursuant to this Article X in respect of such finally determined claim divided by the Market Price as of the date of final determination shall be forfeited to the Acquiror, without any further action (except as set forth in Section 10.7(d)). (B) Upon any claim for indemnification pursuant to Section 10.2(a)(iv) with respect to a Founder Fundamental Representation being finally determined against the Founder and in favor of the Acquiror, a number of Securities (which may include the Eligible Class E Units, determined at the Acquiror’s sole discretion) of the Founder, rounded down to the nearest whole unit, equal to the amount payable to the Acquiror pursuant to this Article X in respect of such finally determined claim divided by the Market Price as of the date of final determination shall be forfeited to the Acquiror, without any further action (except as set forth in Section 10.7(d)).

(iv) Upon any claim for indemnification pursuant to Section 10.2(a)(iv) or Section 7.14(a)(i) or, solely with respect of the inaccuracy or breach of any Transferor Parties Fundamental Representations, Section 10.2(a)(i)-(ii), being finally determined in favor of the Acquiror, a number of Securities (which may include the Eligible Class E Units, determined at the Acquiror’s sole discretion) of Holding or each Holder equal to the amount payable to the Acquiror pursuant to Section 10.2(a)(iv) or Section 7.14(a)(i), or, solely with respect of the inaccuracy or breach of any Transferor Parties Fundamental Representations, Section 10.2(a)(i)-(ii), as applicable, in respect of such finally determined claim multiplied by Holding’s or such Holder’s Class E Pro Rata Percentage, without regard to the exclusion of Class E Units that were converted from Class G Interests or Class H Interests in the numerator or the denominator thereof, as of the date the claim for indemnification is made (with respect to claims against Securities other than Exchange Restricted Units) and as of the date the units in respect of such claim first became Exchange Restricted Units) divided by the Market Price as of (x) with respect to vested Class E Units, the date of final determination, and (y) with respect to any other Securities, the date the Management Securities become vested Class E Units or the date the Founder Securities become exchangeable for Parent Common Stock, shall be forfeited to the Acquiror, without any further action (except as set forth in Section 10.7(d)); provided, that to the extent Securities of one or more classes are forfeited pursuant to this Section 10.7(c)(iv), such Securities shall be forfeited by Holding and each Holder in the same or as similar proportions with respect to each class of Security as is practicable; it being understood that in the event that any portion of a claim is being satisfied by Securities that as of the date of final determination have not yet become vested Class E Units or Founder Securities that have not yet become exchangeable for Parent Common Stock, such claim shall be satisfied by such Securities upon their vesting or becoming exchangeable for Parent Common Stock).

(v) Upon any claim for indemnification pursuant to Section 10.2(d) being finally determined in favor of the Acquiror, a number of Securities (which may include the Eligible Class E Units, determined at the Acquiror’s sole discretion) of Holding equal to the amount payable to the Acquiror pursuant to this Article X in respect of such finally determined claim divided by the Market Price as of (x) with respect to vested Class E Units, the date of final determination, and (y) with respect to any other Securities, the date such Securities become exchangeable for Parent Common Stock, shall be forfeited to the Acquiror, without any further action (except as set forth in Section 10.7(d)); it being understood that in the event that any portion of a claim is being satisfied by Securities that as of the date of final determination have not yet become exchangeable for Parent Common Stock, such claim shall be satisfied by such Securities upon their becoming exchangeable for Parent Common Stock.

(vi) For the avoidance of doubt, in no event shall Securities be forfeited pursuant to more than one of clauses (i), (ii), (iii), (iv) or (v) of this Section 10.7(c) in respect of the same underlying Loss.

(d) Forfeiture Notice. No later than five (5) Business Days following the final determination of a claim for indemnification resulting in a forfeiture of Securities pursuant to this Section 10.7, the Acquiror shall provide written notice to each holder of Securities to be so forfeited (a “Forfeiture Notice”), setting forth (i) the amount payable in respect of the applicable claim pursuant to this Article X or Section 7.14, as applicable, (ii) the calculation of such holder’s portion of such payment and (iii) the number and calculation of the Securities (including any Exchange Restricted Units and Individual Exchange Restricted Units) being so forfeited pursuant to this Section 10.7.

(e) Holding Distribution. If at any time following the Closing, Holding distributes any of the Founder Securities (or Management Securities reallocated to Holding pursuant to the Acquiror LP Agreement) to any of Holding’s equity holders, notwithstanding anything to the contrary contained herein, such Securities shall be subject to this Section 10.7 and each provision applicable to Holding shall, mutatis mutandis, apply to such equity holder following such distribution.

(f) Tax Reserve.

(i) If, immediately prior to the last Class H Conversion Date (as defined in the Acquiror LP Agreement), there is any pending audit, examination, investigation or other proceeding, claim or assessment with respect to Taxes (“Tax Audit”) or the Acquiror has received notice of any Tax Audit that, as agreed by the Acquiror and the Holders’ Representative, acting reasonably, could give rise to an indemnifiable obligation under Section 7.14(a)(i), a number of Class E Units that a holder of Class G Interests and Class H Interests would receive upon conversion of such Interest at such time, in each case, rounded down to the nearest whole unit, with an aggregate value at such time, equal to the product of (x) the aggregate Class E Pro Rata Percentage of Holding and each Holder (determined without regard to the exclusion of Class E Units that were converted from Class G Interests or Class H Interests in the numerator or denominator thereof) calculated as of the time of such restriction, multiplied by (y) the dollar value of the anticipated outcome of such Tax Audit, as agreed by the Acquiror and the Holders’ Representative, acting reasonably, divided by (z) the Market Price at such time (together, the “Audit Restricted Units”) will be subject to the forfeiture provisions of this Section 10.7 and will not be exchangeable into Parent Common Stock, until such time as the Tax Audit and any claims resulting therefrom are finally determined. The Audit Restricted Units shall be allocated across Holding and the Holders in accordance with their respective Class E Pro Rata Percentages, determined without regard to the exclusion of Class E Units that were converted from Class G Interests or Class H Interests in the numerator or the denominator thereof, calculated as of the time of such restriction.

(ii) If, immediately prior to the last Class H Conversion Date (as defined in the Acquiror LP Agreement), there is any pending Tax Audit or the Acquiror has received notice of any Tax Audit that, as agreed by the Acquiror and the Holders’ Representative, acting reasonably, could give rise to an indemnifiable obligation under Section 7.14(a)(ii) with respect to a Holder, a number of Class E Units that such Holder of Class G Interests and Class H Interests would receive upon conversion of such Interest at such time, in each case, rounded down to the nearest whole unit, with an aggregate value at such time, equal to (y) the dollar value of the anticipated outcome of such Tax Audit with respect to Specified Amounts with respect to such Holder , as agreed by the Acquiror and the Holders’ Representative, acting reasonably, divided by (z) the Market Price at such time (together, the “Specified Restricted Units”) will be subject to the forfeiture provisions of this Section 10.7 and will not be exchangeable into Parent Common Stock, until such time as the Tax Audit and any claims resulting therefrom are finally determined.

(iii) To the extent that any Holder who has forfeited Management Securities in connection with a termination of employment (a “Forfeiting Holder”) has liability pursuant to Section 7.14(a)(ii), and such forfeited Management Securities have been reallocated to Holding or other Holders pursuant to the Acquiror LP Agreement, such reallocated Management Securities shall be subject to being held in reserve and forfeited in accordance with this Section 10.7 in respect of the Forfeiting Holder’s liability under Section 7.14(a)(ii) to the same extent as if such Management Securities continued to be held by the Forfeiting Holder. In such case, such reservation and/or forfeiture, as applicable, of such Management Securities shall be allocated among the Persons to whom such Management Securities were reallocated in proportion to amount reallocated to each such Person.

(g) Acceleration Trigger Event. If any Exchange Restricted Units, Individual Exchange Restricted Units or Specified Restricted Units are redeemed in exchange for Deal Consideration (as defined in the Acquiror LP Agreement) in connection with an Acceleration Trigger Event (as defined in the Acquiror LP Agreement), the Deal Consideration received by the Holders and/or Holding, as applicable, in respect of such units shall be restricted, shall be subject to forfeiture and shall be subject to release from restriction, in each case, to the same extent as the redeemed units would have been, with such restriction, forfeiture and release governed by the provisions of this Section 10.7, applied mutatis mutandis.

Section 10.8 Exclusive Remedies. Following the Closing, subject to the penultimate sentence of Section 7.3(a) and Section 11.12, other than in the case of fraud, the indemnification provisions of this Article X and the provisions of Section 7.14 shall be the sole and exclusive remedies of the parties hereto for any breach of the representations, warranties, covenants or agreements contained in this Agreement, and notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement, any other Transaction Document or any of the Transactions.

Section 10.9 Additional Indemnification Provisions.

(a) The Transferor Parties and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in Section 7.14 and this Article X: (i) all Losses shall be reduced by (A) any insurance or other proceeds actually received by the Indemnified Party from any third party (including reinsurance or insurance proceeds and any indemnity, contribution or other similar payment actually recovered by any Indemnified Party from any such third party, and after taking into account any deductibles, copayments or other cost sharing arrangements) on account of the Losses, in each case, net of the present value of any increase in insurance premiums or other charges paid by the Indemnified Party resulting from such Losses and all costs and expenses reasonably incurred by the Indemnified Party in recovering such proceeds from such third party (such proceeds, “Eligible Third-Party Proceeds”) and (B) the amount of any Tax benefit, over the amount of any Tax detriment (“Net Tax Benefit”) actually realized by the Indemnified Party (or by its direct or indirect holders, in the case of an entity treated as a partnership for U.S. federal income tax purposes, calculated using the Assumed Tax Rate (but only taking into account the federal, state and local income taxes to the extent applicable in respect of such tax benefits and detriments)) for the year of the Loss and the three years following the year of the Loss as a result of sustaining any Losses, and (ii) in no event shall an Indemnifying Party have any liability to an Indemnified Party for: (A) any Losses to the extent arising from special circumstances of the Indemnified Party that were not communicated prior to the date hereof by the Indemnified Party to the Indemnifying Party, (B) any punitive or special Losses other than punitive or special Losses recovered by third parties in connection with a Third-Party Claim, (C) any indirect or consequential Losses to the extent not the direct and reasonably foreseeable result of any breach by the Indemnifying Party of a representation, warranty or covenant contained in this Agreement (provided, that this clause (C) shall not apply to any Losses that are recovered by third parties in connection with a Third-Party Claim), (D) any Losses to the extent based on reputational harm (other than any such Losses that are recovered by a third party in connection with a Third-Party Claim); and (E) any costs and expenses of investigation, assertion, dispute, enforcement, defense or resolution, including attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses, to the extent incurred in connection with any claim or dispute among the parties hereto as to whether a Transferor Indemnified Party, on the one hand, or an Acquiror Indemnified Party, on the other hand, is entitled to indemnification under Section 7.14 or this Article X for any particular Loss or Losses or to specific enforcement under Section 11.13 except to the extent that an Indemnified Party prevails with respect to a direct claim (for the avoidance of doubt, the limitations in this subsection (E) shall not apply with respect to costs and expenses relating to the investigation, assertion, dispute, enforcement, defense or resolution in respect of any Third-Party Claim, including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses in respect of any Third-Party Claim, which costs and expenses shall be subject to the provisions of Section 10.4. No multiplier or similar concept shall be applied for the purposes of calculating Losses. In the event that an Indemnified Party actually realizes a Net Tax Benefit with respect to a Loss subsequent to being indemnified for such Loss by an Indemnifying Party, such Indemnified Party shall, as promptly as practicable, reimburse such Indemnifying Party for the amount of such Net Tax Benefit, to the extent such amount of Net Tax Benefit exceeds, at such time, the amount of any outstanding indemnification claims pursuant to Article X or Section 7.14. In connection with the determination of the amount of any pending or finally determined indemnification claim pursuant to Article X or Section 7.14, the amount of any Net Tax Benefit actually realized by any Indemnified Party at the time of such determination over the amount, at such time, of any outstanding indemnification claims pursuant to Article X or Section 7.14, shall be taken into account in the determination of the amount of such pending or finally determined indemnification claim. To the extent that any Net Tax Benefit is actually realized following a forfeiture of Securities pursuant to Section 10.7, and prior to the time that Class G Interests and Class H Interests can no longer convert to Class E Units, then such forfeited Securities shall, as promptly as practicable, be restored to Holding or the applicable Holder, as applicable, in an amount equal to the amount of such Net Tax Benefit actually realized over the amount, at such time, of any outstanding indemnification claims pursuant to Article X or Section 7.14, divided by the Market Price as of the date of such restoration (with such restored Securities allocated among Holding and each Holder in the same proportions, and as the same class of Securities, as the applicable forfeiture).

(b) Any amount payable by an Indemnifying Party pursuant to this Article X or Section 7.14 shall be paid, subject to Section 10.7, promptly and payment shall not be delayed pending any determination of Eligible Third-Party Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Third-Party Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to Section 7.14 or this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Third-Party Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter. In connection with the determination of the amount of any pending or finally determined indemnification claim pursuant to Article X or Section 7.14, the amount of any Eligible Third-Party Proceeds recovered by any Indemnified Party at the time of such determination shall be taken into account in the determination of the amount of such pending or finally determined indemnification claim. To the extent that Eligible Third-Party Proceeds are received following a forfeiture of Securities pursuant to Section 10.7, and prior to the time that Class G Interests and Class H Interests can no longer convert to Class E Units, then such forfeited Securities shall, as promptly as practicable, be restored to Holding or the applicable Holder, as applicable, in an amount equal to the amount of such Eligible Third-Party Proceeds received divided by the Market Price as of the date of such restoration (with such restored Securities allocated among Holding and each Holder in the same proportions, and as the same class of Securities, as the applicable forfeiture).

(c) The parties hereto shall treat any indemnification payment made under this Agreement and any adjustment thereto pursuant to Section 10.9 as an adjustment to the consideration hereunder for all federal, state, local and foreign Tax purposes and the parties agree to file their Tax Returns accordingly.

(d) If the Indemnified Party becomes aware that any portion of Losses reimbursed or to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage provided by a third party insurer or by indemnification or other contribution provided by a third party under a Contract between or among the Indemnified Party and such third party, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. The Indemnified Party shall use, if requested in writing by the Indemnifying Party, its commercially reasonable efforts at the sole cost of the Indemnifying Party to collect such insurance or other recoverable proceeds with respect to any such Losses.

(e) The parties hereto acknowledge and agree that the same Loss may be subject to indemnification under more than one subsection of Section 10.2 or Section 10.3(a), respectively; provided, however, that, in no event shall the Transferor Indemnified Parties, on the one hand, or the Acquiror Indemnified Parties, on the other hand, be entitled to duplicative recoveries for the same underlying Loss.

(f) Notwithstanding anything to the contrary in this Agreement, in no event shall the Holders or Holding or any Indemnifying Party related to any Holder or Holding be liable for any Losses that constituted a Current Liability for purposes of determining Closing Date Net Working Capital in connection with the calculation of the Final Deficit Amount pursuant to Section 2.8.

Section 10.10 Mitigation. Each of the parties hereto agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.

Section 10.11 Holders’ Representative. For the avoidance of doubt, the Holders’ Representative has full power and authority to give and receive any notice to be given by or to the Holders pursuant to this Article X or Section 7.14(c) and to make any decision or take any other action required to be made or taken by the Holders pursuant to this Article X or Section 7.14.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Expenses. Except as may be otherwise specified in this Agreement and the other Transaction Documents, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the other Transaction Documents and the Transactions shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or email with receipt confirmed (so long as confirmation of transmission is electronically or mechanically generated and retained by the sending party) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.2):

(a)	if to the Transferor Parties:

c/o International Strategy & Investment Group LLC
666 Fifth Avenue
11th Floor New York, NY 10103
	Attention:	Vinayak Singh
	Facsimile:	(212) 355-2094

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Toby S. Myerson, Esq.
Steven J. Williams, Esq.
	Facsimile:	(212) 757-3990

(b)	if to the Holders’ Representative, on behalf of each Holder:

c/o International Strategy & Investment Group LLC
666 Fifth Avenue
11th Floor
New York, NY 10103
	Attention:	Vinayak Singh
	Facsimile:	(212) 355-2094

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Toby S. Myerson, Esq.
Steven J. Williams, Esq.
	Facsimile:	(212) 757-3990

(c)	if to the Acquiror or Parent:

Evercore Partners Inc.
55 East 52nd Street, 38th Floor
New York, New York 10055
	Attention:	General Counsel
	Facsimile:	(212) 857-3101

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
	Attention:	Stephen M. Kotran, Esq.
	Facsimile:	(212) 291-9086
	Attention:	Alexandra D. Korry, Esq.
	Facsimile:	(212) 291-9085

(d)	if to the Founder or the Holders:

c/o International Strategy & Investment Group LLC
666 Fifth Avenue
11th Floor
New York, NY 10103
	Attention:	Vinayak Singh
	Facsimile:	(212) 355-2094

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Toby S. Myerson, Esq.
Steven J. Williams, Esq.
	Facsimile:	(212) 757-3990

Section 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.4 Entire Agreement. Except as otherwise expressly provided in the Transaction Documents, this Agreement (together with the Annexes hereto, the Transferor Parties Disclosure Schedule and the Acquiror Disclosure Schedule) and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Documents and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

Section 11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by a party hereto without the prior written consent of the other parties hereto; provided, that the Acquiror may assign its rights hereunder to any Subsidiary of the Acquiror; provided, further, that no such assignment shall relieve the Acquiror of its obligations hereunder. Any attempted assignment in violation of this Section 11.5 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

Section 11.6 No Third-Party Beneficiaries. Except as provided in Article X with respect to Transferor Indemnified Parties and Acquiror Indemnified Parties and Section 7.22 with respect to each present and former director, officer and employee of any Transferred Company, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the parties thereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. For the avoidance of doubt, any amendment or waiver of this Agreement on behalf of any one or more Holders may be signed by the Holders’ Representative. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.8 Disclosure Schedules. Matters reflected in any Section of this Agreement, including any section or subsection of the Transferor Parties Disclosure Schedule or the Acquiror Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement, including any section or subsection of the Transferor Parties Disclosure Schedule or the Acquiror Disclosure Schedule, shall be construed as an admission or indication of liability, that such item or other matter is material, or that such item or other matter is required to be referred to or disclosed in this Agreement, the Transferor Parties Disclosure Schedule or the Acquiror Disclosure Schedule and no such disclosure shall broaden the scope of any representation, warranty, covenant or agreement contained in this

Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. The references to, and disclosures of any item or other matter in, any Section or Schedule of this Agreement, including any section or subsection of the Transferor Parties Disclosure Schedule or the Acquiror Disclosure Schedule are disclosed solely for the purposes of this Agreement.

Section 11.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) The Transaction Documents, the Transactions and all claims and defenses arising out of or relating to any such transactions or agreements or the formation, breach, termination or validity of any such agreements, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of Law principles of such state that would apply the Laws of another jurisdiction.

(b) Each party hereto irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of any state or federal court in New York, New York, in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined solely in such courts;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same;

(iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;

(iv) irrevocably waives any right to remove any such Action from the Delaware Court of Chancery to any federal court;

(v) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.2; and

(vi) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER ANY OF THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.9. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.10 Scope of Agreements. This Agreement shall not create any partnership, joint venture or other similar arrangement between any Transferor Party or any of its Affiliates, on the one hand, and the Acquiror or any of its Affiliates, on the other hand.

Section 11.11 Rules of Construction. Interpretation of this Agreement and the other Transaction Documents (except as specifically provided in any such other Transaction Documents, in which case such specified rules of construction shall govern with respect to such other Transaction Documents) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Annexes are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedule and Annexes to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Documents; (h) the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (m) references to any Contract or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (n) any reference to “days” means calendar days unless Business Days are expressly specified; (o) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day; (p) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; and (q) notwithstanding anything to the contrary in this Agreement, for the purposes of Section 2.8, Section 7.14, Article X and any related defined terms used therein, Holding shall be deemed to be the holder of all Securities held by Holding II and as a result, any indemnification or other obligations thereunder shall be borne by Holding and any percentage or other similar calculation based on the ownership of Securities (including in the definition of Class E Pro Rata Percentage) shall be made accordingly.

Section 11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article IX and without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to obtain from any court of competent jurisdiction an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity and in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim that there is (a) an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.13 Counterparts. This Agreement and each of the other Transaction Documents may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Document by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of such Transaction Document.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

ISI Holding, Inc.

By:	/s/ Edward S. Hyman
	Name:	Edward S. Hyman
	Title:	President

[Signature Page to Contribution and Exchange Agreement]

ISI Holding II, Inc.

By:	/s/ Edward S. Hyman
	Name:	Edward S. Hyman
	Title:	President

[Signature Page to Contribution and Exchange Agreement]

ISI Management Holdings, LLC

By:	ISI Holding, Inc., its managing member

By:	/s/ Edward S. Hyman
	Name:	Edward S. Hyman
	Title:	President

[Signature Page to Contribution and Exchange Agreement]

ISI Holding, LLC

By:	ISI Holding, Inc., its managing member

By:	/s/ Edward S. Hyman
	Name:	Edward S. Hyman
	Title:	President

[Signature Page to Contribution and Exchange Agreement]

The Founder

/s/ Edward S. Hyman
Edward S. Hyman

[Signature Page to Contribution and Exchange Agreement]

Evercore LP

By:	Evercore Partners Inc., its general partner

By:	/s/ Robert B. Walsh
	Name:	Robert B. Walsh
	Title:	Chief Financial Officer

[Signature Page to Contribution and Exchange Agreement]

Evercore Partners Inc.

By:	/s/ Robert B. Walsh
	Name:	Robert B. Walsh
	Title:	Chief Financial Officer

[Signature Page to Contribution and Exchange Agreement]

The Founder, in his capacity as the Holders’ Representative

/s/ Edward S. Hyman
Edward S. Hyman

[Signature Page to Contribution and Exchange Agreement]

The Holders

/s/ Vinayak Singh	/s/ Omar Saad
Vinayak Singh	Omar Saad

/s/ Mark Schoenebaum	/s/ Glenn Schorr
Mark Schoenebaum	Glenn Schorr

/s/ Bill Foley	/s/ Ross Muken
Bill Foley	Ross Muken

/s/ David Raso	/s/ Jonathan Wolff
David Raso	Jonathan Wolff

/s/ Doug Terreson	/s/ Brian Marshall
Doug Terreson	Brian Marshall

/s/ Greg Gordon	/s/ Brian Devlin
Greg Gordon	Brian Devlin

/s/ Greg Melich	/s/ Dennis Debusschere
Greg Melich	Dennis Debusschere

/s/ Steve Sakwa	/s/ Joe Ruggieri
Steve Sakwa	Joe Ruggieri

/s/ Barney Hallingby	/s/ Arndt Ellinghorst
Barney Hallingby	Arndt Ellinghorst

/s/ Oscar Sloterbeck	/s/ Brad Kott
Oscar Sloterbeck	Brad Kott

/s/ Krishna Guha	/s/ David Zion
Krishna Guha	David Zion

[Signature Page to Contribution and Exchange Agreement]

/s/ Colin Crowley	/s/ Dick Hokenson
Colin Crowley	Dick Hokenson

/s/ Vijay Jayant	/s/ Chad Doerge
Vijay Jayant	Chad Doerge

/s/ Robert Ottenstein	/s/ Charlie Roberson
Robert Ottenstein	Charlie Roberson

/s/ Renee Chang Marquardt	/s/ Matt Brittain
Renee Chang Marquardt	Matt Brittain

/s/ Bill Whyman	/s/ Mike Pizzi
Bill Whyman	Mike Pizzi

/s/ Donald Straszheim	/s/ Neal Griffin
Donald Straszheim	Neal Griffin

/s/ Stephen East	/s/ Keith Boran
Stephen East	Keith Boran

/s/ Daniel Fox	/s/ Ryan Dawson
Daniel Fox	Ryan Dawson

/s/ Anthony Rose	/s/ David Ascioti
Anthony Rose	David Ascioti

/s/ Jaewoo Nakajima	/s/ Mark DiBenedetto
Jaewoo Nakajima	Mark DiBenedetto

/s/ Pankaj Patel	/s/ Michael McClory
Pankaj Patel	Michael McClory

/s/ Carolina Campbell	/s/ Robert Merrill
Carolina Campbell	Robert Merrill

[Signature Page to Contribution and Exchange Agreement]

/s/ Danny Maida
Danny Maida

/s/ Francesc Lleal
Francesc Lleal

/s/ Jonathan Stenzler
Jonathan Stenzler

/s/ Judy deFazio
Judy deFazio

/s/ Marian Rupp
Marian Rupp

/s/ Mike Liotti
Mike Liotti

/s/ Robert Andrews
Robert Andrews

/s/ Scott Manahan
Scott Manahan

/s/ Matt McGinley
Matt McGinley

/s/ Oliver Wintermantel
Oliver Wintermantel

/s/ Michael Montani
Michael Montani

/s/ David Lee
David Lee

[Signature Page to Contribution and Exchange Agreement]